UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Key Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Meeting Date & Time:	Meeting Place:	Record Date:

[●], February [●], 2020 [●] Central Time	[●]	February [●], 2020

To the Stockholders of Key Energy Services, Inc.:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Key Energy Services, Inc. (the “Company”) will be held at [●] on [●], February [●], 2020 at [●] (Central Time). As described in more detail in the accompanying proxy statement and exhibits thereto, the Special Meeting is being held in connection with a series of out-of-court transactions that will effectuate a financial restructuring of the Company’s capital structure and indebtedness and related facilities, including the conversion of approximately $241.9 million aggregate outstanding principal of the Company’s term loans (together with accrued interest thereon) into (i) shares of the Company’s common stock, par value $0.01 (“Common Stock”), and (ii) $20 million of term loans under a new approximately $51.2 million term loan facility (the “Restructuring”), contemplated by the Restructuring Support Agreement (including the exhibit thereto, the “RSA”) entered into by the Company on January 24, 2020. At the special meeting, we will ask you to consider and take action on the following matters in connection with the Restructuring:

(1)	To approve an amendment to our Certificate of Incorporation (the “Existing Charter”) to implement a reverse stock split of our Common Stock, at a reverse split ratio of 1-for-50;

(2)

To approve an amendment to the Existing Charter to increase the number of authorized shares of stock, from 110 million to 200 million, of which 150 million will be shares of Common Stock and 50 million will be shares of our preferred stock;

(3)

To approve an amendment to the Existing Charter to provide that the number of directors on our Board of Directors (the “Board”) will initially be fixed at seven and thereafter the size of the Board will be fixed exclusively by resolution of the Board, and eliminate provisions listing the initial directors by name;

(4)

To approve an amendment to the Existing Charter to provide that, subject to the stockholders agreement between the Company and certain lenders (as described in more detail in the proxy statement, the “Stockholders Agreement”), directors will be nominated in accordance with the Company’s bylaws and to eliminate the provisions establishing the Company’s Series A Preferred Stock that entitled the holders of our Series A Preferred Stock to appoint a majority of the Board;

(5)

To approve an amendment to the Existing Charter to provide that, subject to the Stockholders Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director;

(6)

To approve an amendment to the Existing Charter to permit stockholders to take action by written consent in lieu of a meeting only when certain specified stockholders (as described in more detail in the proxy statement) collectively hold more than 50% of the Common Stock;

(7)

To approve an amendment to the Existing Charter to permit stockholders to call a special meeting of the stockholders only when certain specified stockholders (as described in more detail in the proxy statement) collectively hold more than 50% of the Common Stock;

(8)

To approve an amendment to the Existing Charter to remove the requirement that an affirmative vote of a majority of all outstanding shares of Common Stock held by stockholders of the Company other than Soter Capital LLC (“Soter”) is required to approve certain amendments to the Existing Charter or the Company’s bylaws unless such amendments are approved by the Board in accordance with the Company’s bylaws;

(9)

To approve an amendment to the Existing Charter to provide that an affirmative vote of not less than 66 2/3% of the total voting power of all outstanding classes of securities of the Company generally entitled to vote in the election of directors is required to approve certain amendments to the Restated Charter (as defined below);

(10)

To approve an amendment to the Existing Charter to provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors;

(11)	To approve an amendment to the Existing Charter to include an exclusive forum selection clause with respect to certain derivative, fiduciary and similar actions;

(12)

To approve an amendment to the Existing Charter to “opt out” of Section 203 of the General Corporation Law of the State of Delaware, so long as certain specified stockholders (as described in more detail in the proxy statement) collectively hold more than 50% of the Common Stock;

(13)	To approve an amendment and restatement of the Existing Charter implementing the above changes and other incidental changes; and

(14)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Each of the above proposals is described in more detail in the accompanying proxy statement and the exhibits thereto, and we urge you to read the proxy statement and its exhibits carefully in their entirety.

Following consideration of the transactions contemplated by the RSA, including the Restructuring, the Board unanimously adopted, authorized, approved and declared advisable (i) the Restructuring and the RSA, and (ii) the restatement of our Existing Charter (the “Restated Charter”), which is necessary to effect the Restructuring, and resolved that the Restated Charter be submitted for consideration and approval by the stockholders of the Company and recommended that the Company’s stockholders approve the Restated Charter to take effect concurrently with the consummation of the Restructuring.

As of the Record Date (as defined below), Soter beneficially owned 10,309,609 shares of our Common Stock representing approximately 50.2% of the outstanding shares, and affiliates of Soter have appointed five of our directors. As part of the RSA, Soter has agreed to vote the shares owned by Soter in favor of the Restructuring, including each of the proposals to be presented at the Special Meeting and, accordingly, proposals ONE through THIRTEEN will be approved.

Each of proposals ONE through THIRTEEN above will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware.

Each outstanding share of the Company’s Common Stock entitles the owner of record at the close of business on February [●], 2020 (the “Record Date”) to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1301 McKinney St., Suite 1800, Houston, Texas 77010. This list will also be available at the Special Meeting.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY SO THAT YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING AND TO HELP US ENSURE A QUORUM AT THE SPECIAL MEETING. YOU MAY NONETHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE. YOU MAY VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PAPER PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY REVOKE YOUR PROXY.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,
J. Marshall Dodson Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Houston, Texas

February [●], 2020

i

ii

KEY ENERGY SERVICES, INC.

1301 McKinney Street, Suite 1800

Houston, Texas 770101

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Key Energy Services, Inc. (the “Company”) requests your proxy for the Special Meeting of Stockholders that will be held on February [●], 2020, at [●] Central Time, at [●] (the “Special Meeting”). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Special Meeting. Those persons will also be authorized to vote your shares to adjourn the Special Meeting from time to time and to vote your shares at any adjournments or postponements of the Special Meeting. The Board has made this proxy statement (including the exhibits attached hereto, this “Proxy Statement”) and the accompanying Notice of Special Meeting of Stockholders available on the Internet at [●]. Beginning on or about February [●], 2020, we will mail to each stockholder the proxy materials. Unless the context requires otherwise, in this Proxy Statement the terms “the Company,” “we,” “us,” “our” and similar terms refer to Key Energy Services, Inc. and its subsidiaries.

ABOUT THE SPECIAL MEETING

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement (and any other matters that properly come before the Special Meeting or any adjournment or postponement thereof). The approval of the proposals described in this Proxy Statement is necessary for the Company to consummate the Restructuring as contemplated by the RSA, each as described and defined in more detail below.

As of the Record Date (as defined below), Soter Capital LLC (“Soter”) beneficially owned 10,309,609 shares of our Common Stock representing approximately 50.2% of the outstanding shares, and affiliates of Soter have appointed five of our directors. As part of the RSA, Soter has agreed to vote the shares owned by Soter in favor of the Restructuring, including each of the proposals to be presented at the Special Meeting and, accordingly, proposals ONE through THIRTEEN will be approved.

Proposals to be Voted Upon at the Special Meeting

At the Special Meeting, our stockholders will be asked to consider and vote upon the following five proposals:

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Proposal ONE: To approve an amendment to our Certificate of Incorporation (the “Existing Charter”) to implement a reverse stock split of the Company’s common stock, par value $0.01 (“Common Stock”), at a reverse split ratio of 1-for-50 (the “Reverse Stock Split Proposal”);

•

Proposal TWO: To approve an amendment to the Existing Charter to increase the number of authorized shares of stock, from 110 million to 200 million, of which 150 million will be shares of Common Stock and 50 million will be shares of our preferred stock (the “Increase in Number of Authorized Shares Proposal”);

•

Proposal THREE: To approve an amendment to the Existing Charter to provide that the number of directors on the Board will initially be fixed at seven and thereafter the size of the Board will be fixed exclusively by resolution of the Board, and eliminate provisions listing the initial directors by name (the “Board Size Proposal”);

•

Proposal FOUR: To approve an amendment to the Existing Charter to provide that, subject to a stockholders agreement between the Company and certain lenders (as described below, the “Stockholders Agreement”), directors will be nominated in accordance with the Company’s bylaws and to eliminate the provisions establishing the Company’s Series A Preferred Stock that entitled the holders of our Series A Preferred Stock to appoint a majority of the Board (the “Director Nomination Proposal”);

•

Proposal FIVE: To approve an amendment to the Existing Charter to provide that, subject to the Stockholders Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director (the “Board Vacancies Proposal”);

•

Proposal SIX: To approve an amendment to the Existing Charter to permit stockholders to take action by written consent only when certain specified stockholders collectively hold more than 50% of the Common Stock (the “Stockholder Written Consent Proposal”);

•

Proposal SEVEN: To approve an amendment to the Existing Charter to permit stockholders to call a special meeting of the stockholders only when certain specified stockholders collectively hold more than 50% of the Common Stock (the “Special Meeting Proposal”);

•

Proposal EIGHT: To approve an amendment to the Existing Charter to remove the requirement that an affirmative vote of a majority of all outstanding shares of Common Stock held by stockholders of the Company other than Soter is required to approve certain amendments to the Existing Charter or the Company’s bylaws unless such amendments are approved by the Board in accordance with the Company’s bylaws (the “Removal of Certain Non-Soter Stockholder Approval Rights Proposal”);

•

Proposal NINE: To approve an amendment to the Existing Charter to provide that an affirmative vote of not less than 66 2/3% of the total voting power of all outstanding classes of securities of the Company generally entitled to vote in the election of directors is required to approve certain amendments to the Restated Charter (as defined below) (the “Stockholder Supermajority Approval Proposal”);

•

Proposal TEN: To approve an amendment to the Existing Charter to provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors (the “Amendment of Bylaws Proposal”);

•

Proposal ELEVEN: To approve an amendment to the Existing Charter to include an exclusive forum selection clause with respect to certain derivative, fiduciary and similar actions (the “Forum Selection Clause Proposal”);

•

Proposal TWELVE: To approve an amendment to the Existing Charter to “opt out” of Section 203 of the General Corporation Law of the State of Delaware, so long as the Supporting Term Lenders collectively hold more than 50% of the Common Stock (the “Delaware Section 203 Proposal”); and

•

Proposal THIRTEEN: To approve an amendment and restatement of the Existing Charter (the “Restated Charter”) implementing the above changes and other incidental changes (the “Amendment and Restatement Proposal”).

In addition, any other matters that properly come before the Special Meeting or any adjournment or postponement thereof will be considered. The Board is presently aware of no other business to come before the Special Meeting.

Soter, the sole holder of the Series A Preferred Stock, will grant a written consent in connection with deleting the provisions in the Existing Charter designating the rights and preferences of the Series A Preferred Stock which is being redeemed and cancelled at no cost in connection with the Restructuring.

Each of proposals ONE through THIRTEEN above will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

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Recommendation of the Board

The Board recommends that you vote FOR each of proposals ONE through THIRTEEN, above.

Background

The Company and its wholly owned subsidiaries provide a full range of well services to major oil companies and independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services, and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States.

Our core businesses depend on our customers’ willingness and ability to make expenditures to produce, develop and explore for oil and natural gas in onshore U.S. basins. Industry conditions are influenced by numerous factors, such as oil and natural gas prices, the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil producing countries, and available supply of and demand for the services we provide. Since the fourth quarter of 2018, when oil prices fell from the highs of 2018, we began to experience reductions in demand for our services, particularly our completion related services.

In 2019, oil prices began to recover from the lows experienced in late 2018. However, despite the increase in oil prices, we experienced a decline in revenue compared to the corresponding 2018 periods. Lower spending by our customers and increased competition, primarily in completion activities, also resulted in overall lower activity in 2019. These factors, coupled with our large outstanding debt obligations, diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. Beginning in the fourth quarter of 2019, in an effort to address our capital structure, we took steps to reduce our labor costs and exited certain operations and areas to focus on certain markets. Despite efforts to reduce our operational footprint, our financial position continued to deteriorate which negatively affected the market prices for our securities, including our Common Stock.

In addition to the effects on our Common Stock, lower activity levels and reduced revenue impaired our ability to support our substantial debt obligations under our two credit facilities. The Company is a borrower under the Loan and Security Agreement, dated as of April 5, 2019 (as amended, the “ABL Facility”), by and among the Company, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and all of the lenders party thereto (the “ABL Lenders”), providing for aggregate commitments from the ABL Lenders of $100 million. In addition, the Company is a borrower under the Term Loan and Security Agreement, dated as of December 15, 2016 (as amended, the “Term Loan Facility”), by and among the Company, Cortland Products Corp., as agent (in such capacity, the “Agent”) and the lenders party thereto (the “Term Loan Lenders”). As of September 30, 2019, the outstanding principal amount under our Term Loan Facility was approximately $243.13 million. In addition, as of September 30, 2019, we had no borrowings outstanding and $34.6 million in committed letters of credit outstanding under our ABL Facility.

In connection with the factors described above, on October 31, 2019, the Company announced that we had engaged external advisors to assist the Company in analyzing various strategic financial alternatives to address its capital structure and position the Company for future success. In connection with the strategic review, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan Facility. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Facility and a cross default under the ABL Facility (such defaults, the “Specified Defaults”). On October 29, 2019, the Company entered into (i) a forbearance agreement (as amended on December 6, 2019, January 10, 2020 and January 24, 2020, the “Term Loan Forbearance Agreement”) with the Agent and Term Loan Lenders, collectively holding over 99.5% of the principal amount of the outstanding term loans and (ii) a forbearance agreement (as amended on December 6, 2019, December 20, 2019 and January 10, 2020, the “ABL Forbearance

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Agreement” and, together with the Term Loan Forbearance Agreement, the “Forbearance Agreements”) with the Administrative Agent and all of the ABL Lenders. Pursuant to the Forbearance Agreements, including in the case of the Term Loan Forbearance Agreement, as amended by the RSA (as defined below), the lenders party thereto agreed that such lenders would forbear from exercising any default-related rights and remedies with respect to the Specified Defaults for the periods specified therein.

Following our election to not make scheduled interests payments under the Term Loan Facility, we began active discussions with our lenders to find a solution to our capital structure and to significantly reduce our debt level. Nonetheless, since then our financial situation and liquidity position has continued to deteriorate. On November 27, 2019, the New York Stock Exchange (the “NYSE”) notified the Company that the NYSE had determined to commence proceedings to delist the Common Stock from the NYSE as a result of the Company’s failure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million pursuant to NYSE listing standards, and our Common Stock was subsequently delisted. On December 20, 2019, we entered into amendments to the ABL Facility and ABL Forbearance Agreement to provide for waivers of our failure to maintain minimum availability thereunder and to reduce the minimum availability we are required to maintain under the ABL Forbearance Agreement and reduce the aggregate revolving commitments under the ABL Facility from $100 million to $80 million.

In light of the continuing deterioration of our financial condition and liquidity position, and the Company’s inability to make interest or principal payments in respect of its substantial outstanding debt obligations, the Board determined that it would be necessary to convert the Company’s substantial debt obligations to common equity. Accordingly, on January 24, 2020, the Company entered into a Restructuring Support Agreement (including the exhibit thereto, the “RSA”) with the Term Loan Lenders collectively holding over 99.5% (the “Supporting Term Lenders”) of the principal amount of the Company’s outstanding term loans. The RSA contemplates a series of out-of-court transactions that will effectuate a financial restructuring of the Company’s capital structure and indebtedness and related facilities, including the conversion of approximately $241.9 million aggregate outstanding principal of the Company’s term loans (together with accrued interest thereon) into (i) newly issued shares of our Common Stock, and (ii) $20 million of term loans under a new approximately $51.2 million term loan facility (the “Restructuring”). The Restructuring is expected to reduce the Company’s long term debt by approximately 80%.

Pursuant to the RSA, among other things, the parties thereto have agreed to support and cooperate with each other in good faith, to coordinate and to use their respective commercially reasonable best efforts to consummate the Restructuring as soon as reasonably practicable on the terms set forth in the RSA. The Company currently expects to complete the restructuring by the end of February 2020.

Material Terms of the RSA and the Restructuring

Generally, the RSA and the Restructuring contemplate, among other things, the following transactions and changes to the Company’s capital structure and governance:

•

an exchange of approximately $241.9 million aggregate outstanding principal of our term loans (together with accrued interest thereon) held by Supporting Term Lenders into (i) newly issued shares of Common Stock representing 97% of the Company’s outstanding shares after giving effect to such issuance (and without giving effect to dilution by the New Warrants and MIP (each as defined below)) and (ii) $20 million of term loans under a new approximately $51.2 million term loan facility, each on a pro rata basis based on their holdings of existing term loans;

•	the distribution by the Company to its existing common stockholders of two series of warrants (the “New Warrants”);

•	the entry into a new $51.2 million term loan facility (the “New Term Facility”), of which (i) $30 million will be funded with new cash proceeds from the Supporting Term Lenders and $20 million

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will be issued in exchange for existing term loans held by the Supporting Term Lenders as described above and (ii) an approximate $1.2 million senior secured term loan tranche in respect of existing term loans held by lenders who are not Supporting Term Lenders;

•	the entry into an amended and restated ABL Facility (the “New ABL Facility”);

•

the adoption of a new management incentive plan (the “MIP”) representing up to 9% of the Company’s outstanding shares after giving effect to the issuance of new shares pursuant to the Restructuring; and

•	certain changes to the Company’s governance, including changes to the Board, amendments to the Company’s governing documents and the entry into the Stockholders Agreement.

The parties to the RSA have agreed that at the completion of the Restructuring the Board will consist of seven directors, each of whom will have one vote, comprised of: the CEO, one non-independent director selected by Soter and five directors who will meet the “independent director” requirements set forth in Section 303A of the NYSE Listed Company Manual and be selected by the Supporting Term Lenders. At the closing of the Restructuring, the Company and Supporting Term Lenders will enter into the Stockholders Agreement, which, among other things, will grant the Supporting Term Lenders certain board nomination rights based on their ongoing percentage ownership. Supporting Term Lenders holding more the 25% of the Company’s outstanding shares as of the closing of the Restructuring will be entitled to nominate two directors and Supporting Term Lenders holding between 10% and 25% of the Company’s outstanding shares as of the closing of the Restructuring will be entitled to nominate one director. All future nominees of Supporting Term Lenders, other than Soter nominees, must meet the “independent director” requirements set forth in Section 303A of the NYSE Listed Company Manual. During the time that Soter holds between 10% and 25% of the Company’s outstanding shares as of the closing of the Restructuring, Soter will be entitled to nominate one non-independent director to the Board. In addition, following the Restructuring, Supporting Term Lenders will be entitled to appoint a non-voting board observer subject to specified ownership thresholds.

The RSA also contemplates that the Company will distribute to the Company’s existing common stockholders the New Warrants at the completion of the Restructuring. The New Warrants are to be issued in two series each with a four-year exercise period. The first series will entitle the holders to purchase in the aggregate up to 10% of the Company’s common shares at the closing of the Restructuring on an as-exercised basis (after giving effect to the exercise of all New Warrants, but subject to dilution by issuances under the MIP). The aggregate exercise price of the first series of New Warrants will be equal to the aggregate outstanding principal amount of term loans under the Term Loan Facility plus accrued interest thereon at the default rate. The second series of New Warrants will entitle the holders to purchase in the aggregate up to 7.5% of the Company’s common shares at the closing of the Restructuring on an as-exercised basis (after giving effect to the exercise of all New Warrants, but subject to dilution by issuances under the MIP). Pursuant to the RSA, the aggregate strike price of the second series of New Warrants will be equal to the product of (i) the aggregate outstanding principal amount of term loans under the Term Loan Facility plus accrued interest thereon at the default rate, multiplied by (ii) 1.50.

The RSA extends the forbearances and other obligations contemplated by the Term Loan Forbearance Agreement until the RSA is validly terminated in accordance with its terms. The RSA automatically terminates upon (i) the consummation of the Restructuring, (ii) the issuance of an order enjoining the Restructuring or declaring the RSA unenforceable, or (iii) the mutual agreement of the Company and Supporting Term Lenders holding 66.6% of the term loans held by Supporting Term Lenders. The Company may also terminate the RSA (i) in the event the Restructuring has not been consummated within 75 days after the effectiveness of the RSA, and (ii) upon a determination by the Board that the Restructuring would be inconsistent with their fiduciary duties. The Supporting Term Lenders holding 66.6% of the term loans may terminate the RSA (i) in the event the Restructuring has not been consummated within 75 days after the effectiveness of the RSA, (ii) upon the occurrence of certain termination events set forth in the Term Loan Forbearance Agreement, or (iii) in the event the Company files or publicly announces that it will file, join in or support any plan of reorganization, including

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any in-court bankruptcy proceeding, other than as contemplated in the RSA. In addition, the Company and Supporting Term Lenders holding 66.6% of the term loans may each also terminate the RSA upon certain breaches of the RSA by the applicable counterparties.

Voting at the Special Meeting

The Common Stock is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of Common Stock outstanding on February [●], 2020 (the “Record Date”) entitles the holder to one vote at the Special Meeting. In addition, the Existing Charter grants the holder of our Series A Preferred Stock the right to consent to modifications of the rights and preferences of the Series A Preferred Stock. Soter, the sole holder of the Series A Preferred Stock, will grant a written consent in connection with deleting the provisions in the Existing Charter designating the rights and preferences of the Series A Preferred Stock which is being redeemed and cancelled at no cost in connection with the Restructuring.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Special Meeting or by proxy. Whether or not you plan to attend the Special Meeting in person, we urge you to vote your shares by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope or via the Internet or by telephone by following the instructions included in this Proxy Statement. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Special Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Special Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you bring to the Special Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Special Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

A list of stockholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours for a period of ten days before the Special Meeting at our offices located at 1301 McKinney Street, Suite 1800, Houston, Texas 77010. The list will also be available for inspection at the Special Meeting.

Effect of Broker Non-Votes and Abstentions

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Without voting instructions from their clients, brokers and other nominees cannot vote on “non-routine” proposals, including all of the proposals described in this Proxy Statement. Accordingly, if you do not provide voting instructions to any applicable broker or nominee, your shares will not be counted for the purpose of establishing a quorum at the Special Meeting and will have the same effect as a vote AGAINST each of the proposals described in this Proxy Statement.

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The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Special Meeting to determine whether a quorum is present. If you hold your shares in your own name and abstain from voting on a proposal, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on a proposal, your broker will not have authority to vote your shares.

Default Voting

A proxy that is properly completed and submitted will be voted at the Special Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR proposals ONE through THIRTEEN.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Special Meeting.

How to Revoke Your Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Key Energy Services, Inc., Attn: General Counsel, 1301 McKinney Street, Suite 1800, Houston, Texas 77010, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Special Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

Quorum Requirement for the Special Meeting

The presence at the Special Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Special Meeting. On the Record Date, there were [●] shares of Common Stock held by [●] stockholders of record. Abstentions (i.e., if you or your broker mark “abstain” on a proxy or voting instruction form, or if a stockholder of record attends the Special Meeting but does not vote (either before or during the Special Meeting)) will be considered to be shares present at the meeting for purposes of establishing a quorum. Without voting instructions from their clients, brokers and other nominees cannot vote on “non-routine” proposals, including all of the proposals described in this Proxy Statement. Accordingly, if you do not provide voting instructions to any applicable broker or nominee, your shares will not be counted for the purpose of establishing a quorum at the Special Meeting.

Required Votes

Proposal ONE – Reverse Stock Split Proposal. Approval of the proposal to amend the Existing Charter to implement a reverse stock split of our Common Stock, at a reverse split ratio of 1-for-50, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal

Proposal TWO – Increase in Number of Authorized Shares Proposal. Approval of the proposal to amend the Existing Charter to increase the number of authorized shares of stock, from 110 million to 200 million, of which 150 million will be shares of Common Stock and 50 million will be shares of our preferred stock, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal THREE – Board Size Proposal. Approval of the proposal to amend the Existing Charter to provide that the number of directors on the Board will initially be fixed at seven and thereafter the size of the Board will be fixed exclusively by resolution of the Board, and eliminate provisions listing the initial directors by name, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

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Proposal FOUR – Director Nomination Proposal. Approval of the proposal to amend the Existing Charter to provide that, subject to the Stockholders Agreement, directors will be nominated in accordance with the Company’s bylaws and to eliminate the provisions establishing the Company’s Series A Preferred Stock that entitled the holders of our Series A Preferred Stock to appoint a majority of the Board, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal FIVE – Board Vacancies Proposal. Approval of the proposal to amend the Existing Charter to provide that, subject to the Stockholders Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal SIX – Stockholder Written Consent Proposal. Approval of the proposal to amend the Existing Charter to permit stockholders to take action by written consent only when certain specified stockholders collectively hold more than 50% of the Common Stock, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal SEVEN – Special Meeting Proposal. Approval of the proposal to amend the Existing Charter to permit stockholders to call a special meeting of the stockholders only when certain specified stockholders collectively hold more than 50% of the Common Stock, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal EIGHT – Removal of Certain Non-Soter Stockholder Approval Rights Proposal. Approval of the proposal to amend the Existing Charter to remove the requirement that an affirmative vote of a majority of all outstanding shares of Common Stock held by stockholders of the Company other than Soter is required to approve certain amendments to the Existing Charter or the Company’s bylaws unless such amendments are approved by the Board in accordance with the Company’s bylaws, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal NINE – Stockholder Supermajority Approval Proposal. Approval of the proposal to amend the Existing Charter to provide that an affirmative vote of not less than 66 2/3% of the total voting power of all outstanding classes of securities of the Company generally entitled to vote in the election of directors is required to approve certain amendments to the Restated Charter, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal TEN – Amendment of Bylaws Proposal. Approval of the proposal to amend the Existing Charter to provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

Proposal ELEVEN – Forum Selection Clause Proposal. Approval of the proposal to amend the Existing Charter to include an exclusive forum selection clause with respect to certain derivative, fiduciary and similar actions, requires the affirmative vote of a majority of the shares of the Common Stock entitled to vote on this proposal.

Proposal TWELVE – Delaware Section 203 Proposal. Approval of the proposal to amend the Existing Charter to “opt out” of Section 203 of the General Corporation Law of the State of Delaware, so long as the Supporting Term Lenders collectively hold more than 50% of the Common Stock, requires the affirmative vote of a majority of the shares of the Common Stock entitled to vote on this proposal.

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Proposal THIRTEEN – Amendment and Restatement Proposal. Approval of the proposal to amend and restate the Existing Charter to implement the above changes and other incidental changes, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal.

As of the Record Date, Soter beneficially owned 10,309,609 shares of our Common Stock representing approximately 50.2% of the outstanding shares, and affiliates of Soter have appointed five of our directors. As part of the RSA, Soter has agreed to vote the shares owned by Soter in favor of the Restructuring, including each of the proposals to be presented at the Special Meeting and, accordingly, proposals ONE through THIRTEEN will be approved.

Each of proposals ONE through THIRTEEN above is cross-conditioned upon the approval by our stockholders of all of the proposals. None of proposals ONE through THIRTEEN above will be deemed approved unless all of them are approved. Each of proposals ONE through THIRTEEN above will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Interests Of Certain Persons In Matters To Be Acted Upon

As of the Record Date, Soter beneficially owned 10,309,609 shares of our Common Stock representing approximately 50.2% of the outstanding shares, and affiliates of Soter have appointed five of our directors. In addition, Soter holds approximately $29.8 million of the approximately $243.13 million outstanding principal amount of the Term Loan Facility. As a result of the Restructuring, Soter will receive approximately [●] newly issued shares of Common Stock, after giving effect to the Reverse Stock Split Proposal, and $[●] million of term loans under the New Term Facility in exchange for such existing indebtedness. Soter’s existing Common Stock will be subject to the same dilution as that of our other existing stockholders. Soter has agreed in the RSA to provide $7.5 million of the $30 million of new funding under the New Term Facility. In addition, pursuant to the RSA, Soter will have the right to appoint one director of the seven person Board post-Restructuring, as described above under “Material Terms of the RSA and the Restructuring.”

The RSA also contemplates establishment of the MIP in connection with consummation of the Restructuring. Which employees will participate in the MIP has not yet been determined. Common Stock held by our existing directors and executive officers prior to the Restructuring will be subject to the same dilution as that of our other existing stockholders as a result of the Restructuring.

No Appraisal or Dissenters’ Rights

Under Delaware law, our Existing Charter and our bylaws, no appraisal or dissenters’ rights are available to our stockholders in connection with the RSA or the Restructuring regardless how they vote (or abstain from voting on) on proposals ONE through THIRTEEN.

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QUESTIONS AND ANSWERS REGARDING THE RESTRUCTURING AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Restructuring and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the exhibits to this Proxy Statement, which you should read carefully and in their entirety.

Q.	What is the purpose of the Special Meeting?

A.

The purpose of the Special Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement (and any other matters that properly come before the Special Meeting or any adjournment or postponement thereof). The approval of the proposals described in this Proxy Statement are necessary for the Company to consummate the Restructuring as contemplated by the RSA.

Q.	What are the principal terms of the Restructuring?

A.	Generally, the RSA and the Restructuring contemplate, among other things, the following transactions and changes to the Company’s capital structure and governance:

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an exchange of approximately $241.9 million aggregate outstanding principal of our term loans (together with accrued interest thereon) held by Supporting Term Lenders into (i) newly issued shares of Common Stock representing 97% of the Company’s outstanding shares after giving effect to such issuance (and without giving effect to dilution by the New Warrants and MIP) and (ii) $20 million of term loans under a new approximately $51.2 million term loan facility, each on a pro rata basis based on their holdings of existing term loans;

•	the distribution by the Company to its existing common stockholders of the New Warrants;

•

the entry into the New Term Facility, of which (i) $30 million will be funded with new cash proceeds from the Supporting Term Lenders and $20 million will be issued in exchange for existing term loans held by the Supporting Term Lenders as described above and (ii) an approximate $1.2 million senior secured term loan tranche in respect of existing term loans held by lenders who are not Supporting Term Lenders;

•	the entry into the New ABL Facility;

•	the adoption of the MIP representing up to 9% of the Company’s outstanding shares after giving effect to the issuance of new shares pursuant to the Restructuring; and

•	certain changes to the Company’s governance, including changes to the Board, amendments to the Company’s governing documents and the entry into the Stockholders Agreement.

Q.	Why did the Company enter into the RSA?

A.

Market conditions, coupled with our large outstanding debt obligations, have diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. As a result, we entered into the RSA with the Supporting Term Lenders because we are no longer able to support our substantial debt obligations, and the related Forbearance Agreements expire on January 31, 2020. The Restructuring contemplated by the RSA provides for out-of-court transactions that will effectuate a financial restructuring of the Company’s capital structure and indebtedness and related facilities.

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Q.	What will be the effect of the Reverse Stock Split Proposal?

A.

Once the Reverse Stock Split Proposal is approved, the proposal will become effective upon the filing of the Restated Charter with the Secretary of State of the State of Delaware. At such time, every fifty shares of Common Stock issued and outstanding immediately prior to filing of the Restated Charter will be combined and converted, automatically and without any further action on the part of the stockholders, into one share of our Common Stock.

Q.	How will fractional shares resulting from the Reverse Stock Split Proposal be treated?

A.

The Company does not intend to issue fractional shares in connection with the reverse stock split. To the extent the reverse stock split would result in a stockholder being entitled to a fraction of a share, such fractional share will be rounded up to the nearest whole share of Common Stock.

Q.	How will the Reverse Stock Split Proposal impact the voting rights of stockholders?

A.

The reverse stock split will affect all of our stockholders uniformly and, in and of itself, will not change any stockholders percentage ownership interest in the Company, except to the extent that the reserve stock split results in fractional shares (in which case, the stockholder will be given one share of Common Stock for such stockholders’ fractional share). Notwithstanding the foregoing, the reverse stock split will be implemented in connection with the Restructuring pursuant to which Supporting Term Lenders are expected to be issued 97% of the outstanding shares of Common Stock.

Q.	When do you expect the Restructuring to be completed?

A.	The Company currently expects to complete the restructuring by the end of February 2020.

Q.	What are we asking you to approve?

A.	At the Special Meeting, our stockholders will be asked to consider and vote upon the following thirteen proposals:

•	Proposal ONE: To approve the Reverse Stock Split Proposal;

•	Proposal TWO: To approve the Increase in Number of Authorized Shares Proposal;

•	Proposal THREE: To approve the Board Size Proposal;

•	Proposal FOUR: To approve the Director Nomination Proposal;

•	Proposal FIVE: To approve the Board Vacancies Proposal;

•	Proposal SIX: To approve the Stockholder Written Consent Proposal;

•	Proposal SEVEN: To approve the Special Meeting Proposal;

•	Proposal EIGHT: To approve the Removal of Certain Non-Soter Stockholder Approval Rights Proposal;

•	Proposal NINE: To approve the Stockholder Supermajority Approval Proposal;

•	Proposal TEN: To approve the Amendment of Bylaws Proposal;

•	Proposal ELEVEN: To approve the Forum Selection Clause Proposal;

•	Proposal TWELVE: To approve the Delaware Section 203 Proposal; and

•	Proposal THIRTEEN: To approve the Amendment and Restatement Proposal.

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Q.	Who is entitled to vote at the Special Meeting?

A.

Only stockholders of record holding Common Stock on the Record Date are entitled to vote at the Special Meeting. On the Record Date, there were [●] shares of Common Stock held by [●] stockholders of record.

Q.	How many votes do I have?

A.	Each share of Common Stock outstanding on the Record Date entitles the holder to one vote on each proposal at the Special Meeting.

Q.	What are the Board’s recommendations?

A.	The Board recommends that you vote FOR each of proposals ONE through THIRTEEN.

Q.	What is the quorum requirement?

A.

The presence at the Special Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Special Meeting. On the Record Date, there were [●] shares of Common Stock held by [●] stockholders of record.

Q.	What vote is required to approve each proposal?

A.	Each of the proposals in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock entitled to vote at the Special Meeting.

As of the Record Date, Soter beneficially owned 10,309,609 shares of our Common Stock representing approximately 50.2% of the outstanding shares, and affiliates of Soter have appointed five of our directors. As part of the RSA, Soter has agreed to vote the shares owned by Soter in favor of the Restructuring, including each of the proposals to be presented at the Special Meeting and, accordingly, proposals ONE through THIRTEEN will be approved.

Q.	How do I vote?

A.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Special Meeting or by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope or via the internet or by telephone by following the instructions included in this Proxy Statement.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Special Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you bring to the Special Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Special Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

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Q.	May I change my vote?

A.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Key Energy Services, Inc., Attn: General Counsel, 1301 McKinney Street, Suite 1800, Houston, Texas 77010, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Special Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

Q.	What happens if I do not provide instructions how to vote?

A.

A proxy that is properly completed and submitted will be voted at the Special Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR proposals ONE through THIRTEEN.

Q.	Will I have appraisal or dissenters rights?

A.

Under Delaware law, our Existing Charter and our bylaws, no appraisal or dissenters’ rights are available to our stockholders in connection with the RSA or the Restructuring regardless how they vote (or abstain from voting on) on proposals ONE through THIRTEEN.

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CAUTIONARY STATEMENTS REWARDING FORWARD-LOOKING STATEMENTS

In addition to statements of historical fact, this report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These “forward-looking statements” are based on our current expectations, estimates and projections about the Company and its wholly owned and controlled subsidiaries, our industry and management’s beliefs and assumptions concerning future events and financial trends affecting our financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Proxy Statement except as required by law. All of our written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect our expectations, estimates or projections include, but are not limited to, the following:

•	failure to agree on final terms and documentation implementing the Restructuring under the RSA or the termination of the RSA;

•	our ability to retain employees, customers or suppliers as a result of our financial condition generally or the announcement of the RSA and the Restructuring;

•	our inability to achieve the potential benefits of the Restructuring;

•	conditions in the services and oil and natural gas industries, especially oil and natural gas prices and capital expenditures by oil and natural gas companies;

•

our ability to achieve the benefits of cost-cutting initiatives, including our plan to optimize our geographic footprint, including exiting certain locations and reducing our regional and corporate overhead costs;

•	our ability to implement price increases or maintain pricing on our core services;

•	risks that we may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in our businesses;

•	industry capacity;

•	asset impairments or other charges;

•	the low demand for our services and resulting operating losses and negative cash flows;

•	our highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that our insurance may not be adequate to cover all of our losses or liabilities;

•

significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives;

•	our historically high employee turnover rate and our ability to replace or add workers, including executive officers and skilled workers;

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•	our ability to implement technological developments and enhancements;

•	severe weather impacts on our business, including from hurricane activity;

•	our ability to successfully identify, make and integrate acquisitions and our ability to finance future growth of our operations or future acquisitions;

•	our ability to achieve the benefits expected from disposition transactions;

•	the loss of one or more of our larger customers;

•	our ability to generate sufficient cash flow to meet debt service obligations;

•	the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt, including our ability to comply with covenants under our debt agreements;

•	an increase in our debt service obligations due to variable rate indebtedness;

•

our inability to achieve our financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and the possibility of our inaccurate assessment of future activity levels, customer demand,

•	pricing stability which may not materialize (whether for the Company as a whole or for geographic regions and/or business segments individually);

•	our ability to respond to changing or declining market conditions, including our ability to reduce the costs of labor, fuel, equipment and supplies employed and used in our businesses;

•	our ability to maintain sufficient liquidity; and

•	adverse impact of litigation.

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PROPOSAL ONE: Reverse Stock Split Proposal

Approval of the Reverse Stock Split Proposal would authorize an amendment to the Existing Charter to effect a reverse stock split of the Common Stock, at a reverse split ratio of 1-for-50 (the “Reverse Stock Split”), substantially concurrently with the consummation of the Restructuring. The Reverse Stock Split will have no effect on the par value per share of the Common Stock, but will have the effect of reducing the number of issued and outstanding shares of Common Stock by the 1-for-50 ratio. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split, and instead, the Company will issue one full share of Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock.

The completion of the Restructuring would result in the issuance of a number of shares of Common Stock that would constitute the vast majority of our outstanding shares. Specifically, upon completion of the Restructuring, the Supporting Term Lenders are expected to own 97% of the outstanding shares of Common Stock after giving effect to such issuance, and holders of existing shares of Common Stock are expected to hold 3% of the Common Stock of the Company, in each case subject to potential dilution as a result of the New Warrants and the MIP. In addition, after giving effect to the Reverse Stock Split, the Restructuring contemplated by the RSA will require [●] shares to be reserved for issuance pursuant to the New Warrants and [●] shares to be reserved for issuance pursuant to the MIP. While the Increase in Number of Authorized Shares Proposal (described below) would give us enough authorized, unissued and unreserved shares of Common Stock for these purposes, absent the Reverse Stock Split we would be required to issue an extremely large number of shares of Common Stock.

In addition, as described above under “Background,” on December 23, 2019, our Common Stock was delisted from the NYSE. Our Common Stock is currently quoted on the over the counter (OTC) market. In order for our Common Stock to be relisted on the NYSE or another securities exchange, we would be required to satisfy various listing standards. For example, the NYSE listing standard requires companies to have a minimum stock price of $4.00. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split and in connection with the Restructuring could, absent other factors, assist in ensuring that the per share market price of our Common Stock meets such minimum requirements.

The parties to the RSA have agreed to amend the Existing Charter to implement the Reverse Stock Split Proposal so as to lower the overall number of shares of Common Stock that we would otherwise have outstanding after the Restructuring. The changes contemplated by this proposal ONE are necessary to implement these governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Effect of the Reverse Stock Split on our Common Stock

As a result of the Reverse Stock Split, every fifty shares of existing Common Stock will be combined into one share of Common Stock. The approximate number of outstanding shares of Common stock that would result from the 1-for-50 reverse stock split ratio (without giving effect to fractional shares), based on [●] shares of Common Stock issued and outstanding as of the Record Date (and without giving effect to the Restructuring), would be [●]. Following the Reverse Stock Split, and after giving effect to the issuance of new shares pursuant to the Restructuring, the approximate number of outstanding shares of Common Stock will be [●], of which the Supporting Term Lenders will hold 97%.

The Reverse Stock Split will affect all existing holders of our Common Stock uniformly and will not in and of itself change any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would otherwise result in any of our stockholders owning a fractional share (in which case the fractional amount will be rounded up to the next whole share). Following the Reverse Stock Split, shares of our Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to Common Stock now authorized.

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While the Reverse Stock Split will result in an increase in the number of authorized but unissued shares of our Common Stock, the Reverse Stock Split is not being recommended in response to any specific effort of which we are aware to obtain to control of us, nor do we have the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Since all fractional shares of Common Stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share, there will be no reduction in the number of stockholders of record and the Company will not be purchasing fractional interests created by the Reverse Stock Split.

Procedures for Effecting the Reverse Stock Split

The Reverse Stock Split will become effective automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring (the “Effective Date”). On the Effective Date, every fifty shares of Common Stock issued and outstanding immediately prior to the Effective Date will be combined and converted, automatically and without any further action on the part of the stockholders, into one share of our Common Stock. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split, however, the Company will issue one full share of Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock.

Vote Required

Approval of this proposal ONE requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Reverse Stock Split Proposal.

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PROPOSAL TWO: Increase in Number of Authorized Shares Proposal

Currently, the Existing Charter authorizes us to issue up to 110 million shares of stock, consisting of 100 million shares of Common Stock and 10 million shares of our preferred stock. As of the Record Date, [●] shares of our Common Stock and one share of our Series A Preferred Stock were issued and outstanding, and [●] shares of our Common Stock were reserved for issuance. After giving effect to the Reverse Stock Split, [●] shares of our Common Stock will be issued and outstanding and [●] shares of our Common Stock will be reserved for issuance. Soter, the sole holder of the Series A Preferred Stock, will grant a written consent in connection with deleting the provisions in the Existing Charter designating the rights and preferences of the Series A Preferred Stock which is being redeemed and cancelled at no cost in connection with the Restructuring. In connection with the Restructuring, and as consideration for the cancellation of the outstanding principal and accrued interest of the Term Loan Facility and subject to the stockholder approval contemplated hereby, we will issue to the Supporting Term Lenders [●] million shares of Common Stock, after giving effect to the Reverse Stock Split Proposal. In addition, after giving effect to the Reverse Stock Split, the Restructuring contemplated by the RSA will require [●] shares to be reserved for issuance pursuant to the New Warrants and [●] shares to be reserved for issuance pursuant to the MIP. While the Reverse Stock Split Proposal would provide us with enough authorized, unissued and unreserved shares of Common Stock for these purposes, we are asking you to approve an amendment to the Existing Charter to increase the number of authorized shares of Common Stock from 100 million to 150 million and the authorized shares of our preferred stock from 10 million to 50 million.

The availability of authorized but unissued shares beyond that required in connection with the Restructuring will provide the Company flexibility to issue additional common equity without further approval of the Company’s stockholders. The Board believes this flexibility is appropriate for the post-Restructuring needs of the Company. We have not proposed the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

The parties to the RSA agreed that the Restated Charter would provide for an increased number of authorized shares of Common Stock from 100 million to 150 million and an increased number of authorized shares of preferred stock from 10 million to 50 million. The changes contemplated by this proposal TWO are necessary to implement these governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal TWO requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Increase in Number of Authorized Shares Proposal.

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PROPOSAL THREE: Board Size Proposal

Currently, the Existing Charter names the initial slate of directors and provides that the size of the Board is as determined pursuant to the Company’s bylaws subject to certain designation rights granted to the holder of the Series A Preferred Stock, as described below under “Proposal Four: Director Nomination Proposal”. Approval of the Board Size Proposal would authorize an amendment to the Existing Charter to provide that the number of directors on the Board will initially be fixed at seven and that thereafter the size of the Board will be fixed exclusively by resolution of the Board. In addition, the Board Size Proposal will eliminate provisions listing the initial directors by name.

The parties to the RSA have agreed that at the completion of the Restructuring the Board will consist of seven directors, comprised of: the CEO, one non-independent director selected by Soter and five directors who will meet the “independent director” requirements set forth in Section 303A of the NYSE Listed Company Manual and be selected by the Supporting Term Lenders. The changes contemplated by this proposal THREE are necessary to implement these governance changes. The proposed form of such amendments is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal THREE requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Board Size Proposal.

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PROPOSAL FOUR: Director Nomination Proposal

Currently, the Existing Charter establishes the Company’s Series A Preferred Stock which gives Soter the ability to appoint a majority of the Board and further provides that Soter-appointed “Super Voting Directors” may cast two votes, rather than one vote in all manners. Approval of the Director Nomination Proposal would authorize an amendment to the Existing Charter to provide that, subject to the Stockholders Agreement, directors will be nominated in accordance with the Company’s bylaws and to eliminate the provisions establishing the Company’s Series A Preferred Stock and the concept of Super Voting Directors.

Pursuant to the RSA, the parties have agreed to enter into the Stockholders Agreement which will grant the Supporting Term Lenders certain board nomination rights based on their ongoing percentage ownership. Supporting Term Lenders holding more the 25% of the Company’s outstanding shares as of the closing of the Restructuring will be entitled to nominate two directors and Supporting Term Lenders holding between 10% and 25% of the Company’s outstanding shares as of the closing of the Restructuring will be entitled to nominate one director, each of whom will have one vote. All future nominees of Supporting Term Lenders, other than Soter nominees, must meet the “independent director” requirements set forth in Section 303A of the NYSE Listed Company Manual. During the time that Soter holds between 10% and 25% of the Company’s outstanding shares as of the closing of the Restructuring, Soter will be entitled to nominate one non-independent director to the Board. The changes contemplated by this proposal FOUR are necessary to implement these governance changes. The proposed form of such amendments is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal FOUR requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Director Nomination Proposal.

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PROPOSAL FIVE: Board Vacancies Proposal

Currently, the Company’s bylaws provide that vacancies on the Board may be filled by directors holding a majority of the total votes held by directors then in office (although less than a quorum). Approval of the Board Vacancies Proposal would authorize an amendment to the Existing Charter to provide that, subject to the Stockholders Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director. The Stockholders Agreement is expected to provide that any vacancies left by any director designated or nominated by a Supporting Term Lender will be filled such Supporting Term Lender. Under Delaware law, bylaws can be amended by stockholders without action of the board of directors. Because vacancies will be governed by the Revised Charter and not the Company’s bylaws, the implementation of the Board Vacancies Proposal would prevent stockholders from filling vacancies without the approval of the Board. As such, this proposal may have an anti-takeover effect in that a person seeking to increase the size of the Board and add directors supportive of an acquisition of the Company may not unilaterally do so.

The parties to the RSA agreed that the Restated Charter would provide that, subject to the Stockholders Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director. The changes contemplated by this proposal FIVE are necessary to implement these governance changes. The proposed form of such amendments is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal FIVE requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Board Vacancies Proposal.

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PROPOSAL SIX: Stockholder Written Consent Proposal

Currently, any action required by law to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting if consents in writing, setting forth such action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Approval of the Stockholder Written Consent Proposal would authorize an amendment to the Existing Charter that would provide that stockholders may act by written consent only when the Supporting Term Lenders and their Permitted Transferees (to be defined in the Stockholders Agreement) collectively hold more than 50% of the Company’s outstanding shares of Common Stock. The implementation of the Stockholder Written Consent Proposal may have an anti-takeover effect in that, following such time as the Supporting Term Lenders and their Permitted Transferees cease to hold the requisite percentages of shares, a person seeking to change the composition of the Board to include directors supportive of an acquisition of the Company or to implement other changes to the Restated Charter conducive to an acquisition of the Company may be required to wait until our next annual meeting before presenting such action to our stockholders.

The parties to the RSA agreed that the Restated Charter would permit stockholders to act by written consent only when Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Company’s outstanding shares of Common Stock. The changes contemplated by this proposal SIX are necessary to implement such governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal SIX requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Stockholder Written Consent Proposal.

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PROPOSAL SEVEN: Special Meeting Proposal

Currently, the Existing Charter expressly provides that stockholders are not entitled to call, or to require that the Board call, a special meeting of the stockholders. Approval of the Special Meeting Proposal would authorize an amendment to the Existing Charter that would provide that stockholders could call a special meeting only when the Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Company’s outstanding shares of Common Stock.

The parties to the RSA agreed that the Restated Charter would permit stockholders to call a special meeting so long as Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Company’s outstanding shares of Common Stock. The changes contemplated by this proposal SEVEN are necessary to implement such governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal SEVEN requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Special Meeting Proposal.

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PROPOSAL EIGHT: Removal of Certain Non-Soter Stockholder Approval Rights Proposal

Currently, the Existing Charter provides that the affirmative vote of a majority of all outstanding shares of Common Stock held by stockholders of the Company other than Soter is required to approve certain amendments to the Existing Charter or our bylaws unless such amendments are approved by the Board in accordance with our bylaws. Approval of the Removal of Certain Non-Soter Stockholder Approval Rights Proposal would authorize an amendment to the Existing Charter that would remove these special stockholder approval rights. Upon consummation of the Restructuring, Soter will hold [●]% of the outstanding Common Stock, and thus, the protections for non-Soter stockholders are no longer necessary. If the changes contemplated by this proposal are implemented, amendments to our charter and bylaws will be governed by Delaware law and as described below under “Proposal Nine: Supermajority Stockholder Approval Rights Proposal” and “Proposal Ten: Amendment of Bylaws Proposal”.

The parties to the RSA agreed that the Restated Charter would eliminate these protections for non-Soter stockholders. The changes contemplated by this proposal EIGHT are necessary to implement such governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal EIGHT requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Removal of Certain Non-Soter Stockholder Approval Rights.

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PROPOSAL NINE: Stockholder Supermajority Approval Proposal

Currently, Delaware law and the Company’s bylaws govern the vote of stockholders required to amend our Existing Charter. These provisions generally provide that the Existing Charter may be amended upon the affirmative vote of a majority of the shares of Common Stock entitled to vote on such amendment, subject to certain non-Soter approval rights described under “Proposal Eight: Removal of Certain Non-Soter Stockholder Approval Rights Proposal” and certain provisions requiring supermajority Board action under the Company’s bylaws. Approval of the Stockholder Supermajority Approval Proposal would authorize an amendment to the Existing Charter that would provide that the provisions set forth in the following Articles of the Restated Charter may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, unless such action is approved by the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding classes of securities of the Company generally entitled to vote in the election of directors, voting together as one class:

•	Article 4(B) (relating to the voting rights of holders of Common Stock);

•	Article 5 (relating to threshold required to amend the Company’s bylaws);

•	Article 6 (relating to size of the Board, term of board members, manner of director election and Board vacancies);

•	Article 7 (relating to meetings of the stockholders and stockholder action by written consent);and

•	Article 10 (related to amendments and Section 203 (as defined below)).

The supermajority vote provisions will enhance the likelihood of continued stability in the composition of our Board and its policies and may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

The parties to the RSA agreed that the Restated Charter would require a super-majority vote of the stockholders to amend the applicable provisions of the Restated Charter. The changes contemplated by this proposal NINE are necessary to implement such governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal NINE requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Stockholder Supermajority Approval Proposal.

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PROPOSAL TEN: Amendment of Bylaws Proposal

Currently, subject to certain non-Soter approval rights described above under “Proposal Eight: Removal of Certain Non-Soter Stockholder Approval Rights Proposal” and certain provisions requiring supermajority Board action under the Company’s bylaws, stockholders may amend the Company’s bylaws by the majority vote of the stockholders present in person or represented by proxy at a meeting where a quorum is present. Upon consummation of the Restructuring, Soter will hold [●]% of the outstanding Common Stock, and thus, the protections for non-Soter stockholders and the supermajority requirement are no longer necessary. Approval of the Amendment of Bylaws Proposal would authorize an amendment to the Existing Charter that would provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors. This change would have the effect of increasing the vote required for stockholder amendments to the Company’s bylaws and, by including the provision in the Restated Charter instead of the Company’s bylaws, preventing the stockholders from changing the required voting threshold without action of the Board. This change may have an anti-takeover effect in that a person seeking to amend the Company’s bylaws in a manner designed to facilitate a takeover of the Company must achieve a higher level of support from the Company’s stockholders to approve such amendment and the stockholders may not lower this required threshold without action by the Board.

The parties to the RSA agreed that the Restated Charter would provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors. The changes contemplated by this proposal TEN are necessary to implement such governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal TEN requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Amendment of Bylaws Proposal.

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PROPOSAL ELEVEN: Forum Selection Clause Proposal

Currently, the Company’s bylaws, rather than the Existing Charter, provide that the Chancery Court of the State of Delaware will be the exclusive forum for certain derivative, fiduciary and similar actions. The parties to the RSA have agreed to amend the Existing Charter to add a similar exclusive forum selection provision with respect to certain derivative, fiduciary and similar actions. Approval of the Forum Selection Proposal would authorize an amendment to the Existing Charter that would provide that, unless the Company consents to an alternative forum, the exclusive forum for specific legal actions in which the Company is involved will be in the Chancery Court of the State of Delaware. The specified actions include:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders;

•	any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or of the Restated Charter or Company’s bylaws; or

•	any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive-forum provision.

The DGCL specifically authorizes Delaware corporations to adopt exclusive forum provisions in their charters or bylaws. The Board believes that the Company and its stockholders benefit from having intra-corporate disputes litigated in Delaware, where the Company is incorporated and whose laws govern such disputes. A forum selection provision is intended to provide a streamlined, efficient and organized process for resolution of such disputes, and addresses plaintiff forum shopping and the related practice of filing parallel lawsuits in multiple jurisdictions. However, a forum selection provision may have the effect of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage lawsuits against us and our directors, officers and employees. In addition, because the Company’s exclusive forum provision will be governed by the Revised Charter and not the Company’s bylaws, the implementation of the Forum Selection Clause Proposal would prevent stockholders from amending this provision without the approval of the Board.

The parties to the RSA agreed that the forum selection provision will be included in the Revised Charter. The changes contemplated by this proposal ELEVEN are necessary to implement these governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal ELEVEN requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

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This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Forum Selection Clause Proposal.

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PROPOSAL TWELVE: Delaware Section 203 Proposal

Currently, the Company is subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits certain public companies from entering into a business combination (including a merger, sale of assets or transfer of stock) with an “interested stockholder” for a period of three years after the person becomes an interested stockholder, unless certain conditions apply. An “interested stockholder” is defined as a person or group of persons who beneficially acquire 15% or more of the outstanding voting stock of the corporation. Section 203 does not apply if the corporation’s board of directors preapproves the transaction by which a stockholder becomes an interested stockholder, or if, at or subsequent to the time the business combination with an interested stockholder is approved by the board of directors and it is authorized at a stockholder meeting by an affirmative two-thirds vote of the corporation’s outstanding voting stock of a corporation (excluding the stock held by the interested stockholder). Further, a stockholder who acquires 85% or more of the voting stock of a corporation (subject to certain exceptions) in the first transaction in which it becomes an interested stockholder is not subject to the three-year waiting period for any subsequent business combination. A Delaware corporation may amend its certificate of incorporation to “opt out” of Section 203’s anti-takeover protection.

Approval of the Delaware Section 203 Proposal would authorize an amendment to the Existing Charter that would provide that the Company elects to not be governed by Section 203, so long as the Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Common Stock of the Company. Accordingly, the protections provided by Section 203 with respect to transactions with interested stockholders would not apply, so long as the Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Common Stock of the Company, including in connection with a transaction with a Supporting Term Lender.

The parties to the RSA agreed that the Company would elect not to be governed by Section 203, so long as the Supporting Term Lenders and their Permitted Transferees collectively hold more than 50% of the Common Stock of the Company. The changes contemplated by this proposal TWELVE are necessary to implement these governance changes. The proposed form of such amendment is included in the proposed Restated Charter attached as Exhibit A to this Proxy Statement.

Vote Required

Approval of this proposal TWELVE requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Delaware Section 203 Proposal.

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PROPOSAL THIRTEEN: Amendment and Restatement Proposal

In addition to the other proposed amendments to the Existing Charter described in Proposals ONE through TWELVE, we are also proposing to amend and restate the Existing Charter to implement other incidental changes in connection with the Restructuring contemplated by the RSA, as reflected in the form of Restated Charter attached hereto as Exhibit A. We believe that none of these additional amendments would materially affect the rights or preferences of our stockholders.

Vote Required

Approval of this proposal THIRTEEN requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

This proposal will be implemented automatically upon the filing of the Restated Charter with the Secretary of State of the State of Delaware substantially concurrently with the consummation of the Restructuring.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Amendment and Restatement Proposal.

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Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

This section provides information about the beneficial ownership of our Common Stock by our directors and executive officers. The number of Common Stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Throughout this Proxy Statement, the individuals who served as our Principal Executive Officer and Principal Financial Officer during fiscal year 2019, and each of our other most highly compensated executive officers that are required to be in our executive compensation disclosures in fiscal year 2019, are referred to as the “Named Executive Officers” or “NEOs.”

Set forth below is certain information with respect to beneficial ownership of our Common Stock as of January 24, 2020 by each of our NEOs, each of our directors, as well as the directors and all executive officers as a group:

Name of Beneficial Owner	Total Beneficial Ownership (1)	Percent of Outstanding Shares (2)
Non-Management Directors:
Scott D. Vogel (3)	94,718	*
Sherman K. Edmiston III	35,343	*
H.H. Tripp Wommack III	34,386	*
Steven H. Pruett	63,343	*
Paul Bader (4)	20,833
Bryan Kelln	—	*
Jacob Kotzubei	—	*
Philip Norment	—	*
Mary Ann Sigler	—	*

Named Executive Officers:

Robert J. Saltiel (5)	83,720
J. Marshall Dodson (6)	302,989	*
Scott P. Miller (7)	23,696	*
Katherine I. Hargis (8)	127,763	*
Louis Coale (9)	48,890	*
Current Directors and Executive Officers as a group (11 Persons):		3.1%

*	Less than 1%
(1)

Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options and/or warrants that are exercisable currently or within 60 days after January 24, 2020.

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(2)

An individual’s percentage ownership of Common Stock outstanding is based on 20,549,492 shares of our common stock outstanding as of January 24, 2020. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Effective April 26, 2019, Scott Vogel resigned from the Board.
(4)	Includes 5,208 unvested restricted stock units.
(5)	Effective December 30, 2019, Robert Saltiel resigned as CEO of the Company and from the Board.
(6)	Includes 167,173 unvested restricted stock units.
(7)	Effective April 1, 2019, Scott Miller resigned. Includes 3,632 shares of Common Stock issuable upon the exercise of warrants.
(8)	Includes 69,165 unvested restricted stock units.
(9)	Includes 35,833 unvested restricted stock units.

The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person, other than our directors or executive officers, who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Soter Capital, LLC (1) 360 North Crescent Drive, South Building Beverly Hills, CA 90210	10,309,609	50.2%

Contrarian Capital Management, L.L.C. (2) 411 West Putnam Avenue, Suite 425 Greenwich, CT 06830	1,903,736	9.3%

Rutabaga Capital Management (3) 64 Broad Street, 3rd Floor Boston, MA 02109	1,878,398	9.1%

(1)

Number of shares beneficially owned is based solely on a Schedule 13D/A filed with the SEC on March 18, 2019 on behalf of each of: (i) Soter Capital, LLC, a Delaware limited liability company, (ii) Soter Capital Holdings, LLC, a Delaware limited liability company, (iii) PE Soter Holdings, LLC, a Delaware limited liability company, (iv) Platinum Equity Capital Soter Partners, L.P., a Delaware limited partnership, (v) Platinum Equity Partners III, LLC, a Delaware limited liability company, (vi) Platinum Equity Investment Holdings III, LLC, a Delaware limited liability company, (vii) Platinum Equity InvestCo, L.P., a Cayman Islands limited partnership, (viii) Platinum Equity Investment Holdings IC (Cayman), LLC, a Delaware limited liability company, (ix) Platinum InvestCo (Cayman), LLC, a Cayman Islands limited liability company (x) Platinum Equity Investment Holdings, LLC, a Delaware limited liability company, (xi) Platinum Equity Investment Holdings III Manager, LLC, a Delaware limited liability company, (xii) Platinum Equity, LLC, a Delaware limited liability company and (xiii) Tom Gores, an individual.

(2)	Number of shares beneficially owned is based solely on the Form 13F filed with the SEC on November 14, 2019 on behalf of Contrarian Capital Management, L.L.C.
(3)	Number of shares beneficially owned is based solely on the Form 13F filed with the SEC on November 14, 2019 on behalf of Rutabaga Capital Management.

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We have not made any independent determination as to the beneficial ownership of each stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish Key with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to us, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2019. In making these statements, we have relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of our directors, executive officers and 10% stockholders.

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OTHER MATTERS

Stockholder Proposals

The Company does not currently expect to hold a 2020 annual meeting of stockholders. In the event that the Company does hold an annual meeting, any stockholder of the Company who desired to submit a proposal for inclusion in the Company’s 2020 proxy materials must have been required to submit such proposal to the Company at its principal executive offices (Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attn: General Counsel) no later than November 16, 2019, unless the date of the 2020 annual meeting of stockholders is changed by more than 30 days from May 1, 2020, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2020 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8. As of November 16, 2019, no such proposal had been received by the Company.

In addition, in the event the Company does hold an annual meeting, any stockholder of the Company who desired to submit a proposal for action at the 2020 annual meeting of stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must have been required to submit such proposal to the Company at its principal executive offices (Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attn: General Counsel) between January 2, 2020 and the close of business on February 3, 2020. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our bylaws. As of February  3, 2020, no such proposal had been received by the Company.

Solicitation of Proxies

Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas a list of the stockholders entitled to vote at the Special Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Special Meeting, during ordinary business hours for ten days before the Special Meeting.

Availability of Certain Documents

This Proxy Statement may also refer to certain documents of the Company that are not presented herein or delivered herewith. Such documents are available without charge to any stockholder to whom this Proxy Statement is delivered, upon written request, to our General Counsel at:

Key Energy Services, Inc. 1301 McKinney Street, Suite 1800
Houston, Texas 77010
Attention: General Counsel

Stockholders residing in the same household may receive only one set of proxy materials. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (713) 651-4300.

34

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by making a written or oral request to our General Counsel at the address above, or by calling (713) 651-4300. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held February [●], 2020. The Proxy Statement is available at: [●]

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Special Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

The Special Meeting of Stockholders will be held at [●].

35

FINANCIAL INFORMATION

The following financial statements and related information of the Company are attached to this Proxy Statement as Exhibit B:

(i)

Audited consolidated balance sheets of the Company, as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended and the related notes;

(ii)

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2018 and 2017. Certain portions in this Section (ii) of this Exhibit B refer to items on our Annual Report on Form 10-K for the year ended December 31, 2018. See “Availability of Certain Documents” above;

(iii)

Condensed consolidated balance sheets of the Company, as of September 30, 2019 (unaudited) and December 31, 2018, and the related unaudited condensed consolidated statements of operations for the nine months ended September 30, 2019 and September 30, 2018, the condensed consolidated statements of cash flows for the nine months ended September 30, 2019 and September 30, 2018 and the related notes;

(iv)

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 2019 and 2018. Certain portions in this Section (iv) of Exhibit B refer to items on our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. See “Availability of Certain Documents” above; and

(v)	Quantitative and Qualitative Disclosures about Market Risk for the years ended December 31, 2018 and for the nine months ended September 30, 2019.

Representatives of the Company’s accountant, Grant Thornton LLP, will be present at the Special Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to any stockholder questions that may be asked.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE.

36

Exhibit A

Restated Charter

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KEY ENERGY SERVICES, INC.

ARTICLE 1.

NAME

The name of the corporation is Key Energy Services, Inc. (the “Corporation”).

ARTICLE 2.

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE 4.

CAPITAL STOCK

(A)    Authorized Shares

(1)    Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, of which 150,000,000 shares of the par value of $0.01 per share shall be designated as shares of common stock (“Common Stock”) and 50,000,000 shares of the par value of $0.01 per share shall be designated as shares of preferred stock (“Preferred Stock”). Effective as of the effective time of this Amended and Restated Certificate of Incorporation (the “Effective Time”), every 50 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Split. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

(2)    Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)	the number of shares included in such series;

(c)

the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)

whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)

the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)

the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)

the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the certificate of designations or the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof or other document establishing the terms of a series of Preferred Stock (including this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock), no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

2

(B)    Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

ARTICLE 5.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.

BOARD OF DIRECTORS

(A)    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)    Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be seven and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C)    Election of Directors. Subject to the stockholders agreement, dated as of [●], 2020, among the Corporation and certain holders of Common Stock identified therein (the “Stockholders Agreement”), the terms and manner of election of directors shall be fixed by the Bylaws of the Corporation. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any designation relating to any series of Preferred Stock) applicable thereto. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)    Vacancies. Subject to the Stockholders Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by the DGCL, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term to which such director shall have been elected.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A)     Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

3

(B)    Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, prior to the Trigger Date, holders of a majority of the outstanding Common Stock may call a special meeting of the stockholders. “Trigger Date” means the date on which the Consenting Term Lenders cease to collectively own at least a majority of the outstanding shares of Common Stock. “Consenting Term Lenders” means each of the holders of Common Stock party to the Stockholders Agreement together with their Permitted Transferees as defined therein.

(C)    Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting. Notwithstanding the foregoing, prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken by written consent of the stockholders, acting together as a single class, without a meeting, but only if (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL.

ARTICLE 8.

INDEMNIFICATION

(A)    Right to Indemnification. The Corporation shall indemnify each director to the fullest extent permitted by the DGCL (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment). Expenses reasonably incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by law. The right to indemnification conferred in this Article 8 shall be a contract right.

(B)    Limited Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction for which the director derived any improper personal benefit.

(C)    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(D)    Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)    Preservation of Rights. If the DGCL is amended after the filing of this Certificate of Incorporation of which this Article 8 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent

4

permitted by the DGCL, as so amended. Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9.

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This Article 9 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of this provision. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article 9.

ARTICLE 10.

MISCELLANEOUS

(A)     Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 10, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding classes of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(B)     Section 203 of the DGCL. Prior to the Trigger Date, the Corporation elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation. From and after the Trigger Date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

[signature page follows]

5

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer this [●]th day of February, 2020.

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit B

Financial Information

(i)

Audited consolidated balance sheets of the Company, as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended and the related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Key Energy Services, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Key Energy Services, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years ended December 31, 2018 (Successor) and December 31, 2017 (Successor), the period December 16, 2016 through December 31, 2016 (Successor), and the period January 1, 2016 through December 15, 2016 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 (Successor) and December 31, 2017 (Successor), the period December 16, 2016 through December 31, 2016 (Successor), and the period January 1, 2016 through December 15, 2016 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 15, 2019 expressed an unqualified opinion.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2006.

Houston, Texas

March 15, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Key Energy Services, Inc.

Opinion on internal control over financial reporting

We have audited the internal control over financial reporting of Key Energy Services, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2018, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in the 2013 Internal Control-Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Company as of and for the year ended December 31, 2018, and our report dated March 15, 2019 expressed an unqualified opinion on those financial statements.

Basis for opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and limitations of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ GRANT THORNTON LLP

Houston, Texas

March 15, 2019

Key Energy Services, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$50,311	$73,065
Restricted cash	—	4,000
Accounts receivable, net of allowance for doubtful accounts of $1,056 and $875	74,253	69,319
Inventories	15,861	20,942
Other current assets	18,073	19,477

Total current assets	158,498	186,803

Property and equipment, gross	439,043	413,127
Accumulated depreciation	(163,333)	(85,813)

Property and equipment, net	275,710	327,314

Intangible assets, net	404	462
Other assets	8,562	14,542

TOTAL ASSETS	$443,174	$529,121

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,587	$13,697
Other current liabilities	87,377	87,579
Current portion of long-term debt	2,500	2,500

Total current liabilities	103,464	103,776

Long-term debt	241,079	243,103
Workers’ compensation, vehicular and health insurance liabilities	24,775	25,393
Other non-current liabilities	28,336	28,166
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000,000 authorized and one share issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 20,363,198 and 20,217,641 outstanding	204	202
Additional paid-in capital	264,945	259,314
Retained earnings deficit	(219,629)	(130,833)

Total equity	45,520	128,683

TOTAL LIABILITIES AND EQUITY	$443,174	$529,121

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
REVENUES	$521,695	$436,165	$17,830	$399,423
COSTS AND EXPENSES:
Direct operating expenses	406,396	332,332	16,603	362,825
Depreciation and amortization expense	82,639	84,542	3,574	131,296
General and administrative expenses	91,626	115,284	6,501	163,257
Impairment expense	—	187	—	44,646

Operating loss	(58,966)	(96,180)	(8,848)	(302,601)

Reorganization items, net	—	1,501	—	(245,571)
Interest expense, net of amounts capitalized	34,163	31,797	1,364	74,320
Other (income) loss, net	(2,354)	(7,187)	32	(2,443)

Loss before income taxes	(90,775)	(122,291)	(10,244)	(128,907)
Income tax (expense) benefit	1,979	1,702	—	(2,829)

NET LOSS	$(88,796)	$(120,589)	$(10,244)	$(131,736)

Loss per share:
Basic and diluted	$(4.38)	$(6.00)	$(0.51)	$(0.82)
Weighted Average Shares Outstanding:
Basic and diluted	20,250	20,105	20,090	160,587

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
NET LOSS	$(88,796)	$(120,589)	$(10,244)	$(131,736)
Other comprehensive income (loss):
Foreign currency translation income (loss)	—	(239)	239	3,346

Total other comprehensive income (loss)	—	(239)	239	3,346

COMPREHENSIVE LOSS	$(88,796)	$(120,828)	$(10,005)	$(128,390)

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(88,796)	$(120,589)	$(10,244)	$(131,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	82,639	84,542	3,574	131,296
Impairment expense	—	187	—	44,646
Bad debt expense	286	1,420	168	2,532
Accretion of asset retirement obligations	164	221	34	570
Loss from equity method investments	—	560	—	466
Amortization and write-off of deferred financing costs and premium on debt	476	476	17	4,414
Deferred income tax expense (benefit)	—	(35)	—	787
(Gain) loss on disposal of assets, net	(9,618)	(27,583)	(12)	4,707
Share-based compensation	5,910	7,591	—	5,740
Reorganization items, non-cash	—	—	—	(261,806)
Changes in working capital:
Accounts receivable	(5,220)	669	855	41,574
Other current assets	6,486	7,764	607	52,010
Accounts payable and accrued liabilities	(564)	(13,017)	3,729	(135,557)
Share-based compensation liability awards	253	—	—	(227)
Other assets and liabilities	6,139	6,427	855	102,135

Net cash used in operating activities	(1,845)	(51,367)	(417)	(138,449)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37,535)	(16,079)	(375)	(8,481)
Proceeds from sale of assets	15,403	32,992	124	15,025

Net cash provided by (used in) investing activities	(22,132)	16,913	(251)	6,544

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(2,500)	(2,500)	—	(313,424)
Proceeds from long-term debt	—	—	—	250,000
Proceeds from stock rights offering	—	—	—	109,082
Payment of deferred financing costs	—	(350)	—	(2,040)
Repurchases of common stock	(280)	(697)	—	(167)
Proceeds from exercise warrants	3	—	—	—

Net cash provided by (used in) financing activities	(2,777)	(3,547)	—	43,451

Effect of changes in exchange rates on cash	—	(146)	—	(20)

Net decrease in cash, cash equivalents and restricted cash	(26,754)	(38,147)	(668)	(88,474)

Cash, cash equivalents, and restricted cash, beginning of period	77,065	115,212	115,880	204,354

Cash, cash equivalents, and restricted cash, end of period	$50,311	$77,065	$115,212	$115,880

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	COMMON STOCKHOLDERS					Total
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)
	Number of Shares	Amount at par
BALANCE AT DECEMBER 31, 2015 (Predecessor)	157,543	$15,754	$966,637	$(43,740)	$(798,361)	$140,290

Foreign currency translation	—	—	—	3,346	—	3,346
Common stock purchases	(569)	(57)	(110)	—	—	(167)
Share-based compensation	3,579	358	5,382	—	—	5,740
Distributions to holders of Predecessor common stock	—	—	(17,463)	—	—	(17,463)
Other	—	—	(10)	—	—	(10)
Net loss	—	—	—	—	(131,736)	(131,736)
BALANCE AT DECEMBER 15, 2016 (Predecessor)	160,553	16,055	954,436	(40,394)	(930,097)	—

Cancellation of Predecessor equity	(160,553)	(16,055)	(954,436)	40,394	930,097	—

BALANCE AT DECEMBER 15, 2016 (Predecessor)	—	$—	$—	$—	$—	$—

Shares issued in rights offering	11,769	$118	$108,866	$—	$—	$108,984
Shares withheld to satisfy tax withholding obligations	(8)	—	(210)	—	—	(210)
Issuance of shares pursuant to the Plan	8,316	83	139,505	—	—	139,588
Issuance of warrants pursuant to the Plan	—	—	3,768	—	—	3,768

BALANCE AT DECEMBER 16, 2016 (Successor)	20,077	201	251,929	—	—	252,130

Foreign currency translation	—	—	—	239	—	239
Share-based compensation	19	—	492	—	—	492
Net loss	—	—	—	—	(10,244)	(10,244)

BALANCE AT DECEMBER 31, 2016 (Successor)	20,096	201	252,421	239	(10,244)	242,617

Foreign currency translation	—	—	—	(239)	—	(239)
Common stock purchases	(56)	(1)	(696)	—	—	(697)
Share-based compensation	177	2	7,589	—	—	7,591
Net loss	—	—	—	—	(120,589)	(120,589)

BALANCE AT DECEMBER 31, 2017 (Successor)	20,217	202	259,314	—	(130,833)	128,683

Common stock purchases	(48)	—	(280)	—	—	(280)
Exercise of warrants	—	—	3	—	—	3
Share-based compensation	194	2	5,908	—	—	5,910
Net loss	—	—	—	—	(88,796)	(88,796)

BALANCE AT DECEMBER 31, 2018 (Successor)	20,363	$204	$264,945	$—	$(219,629)	$45,520

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Key Energy Services, Inc., and its wholly owned subsidiaries (collectively, “Key,” the “Company,” “we,” “us,” “its,” and “our”) provide a full range of well services to major oil companies, independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services, and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States. We previously had operations in Mexico, which was sold during the fourth quarter of 2016, and Canada and Russia, which were sold in the second and third quarters of 2017, respectively.

Basis of Presentation

The consolidated financial statements included in this Annual Report on Form 10-K present our financial position, results of operations and cash flows for the periods presented in accordance with GAAP.

The preparation of these consolidated financial statements requires us to develop estimates and to make assumptions that affect our financial position, results of operations and cash flows. These estimates also impact the nature and extent of our disclosure, if any, of our contingent liabilities. Among other things, we use estimates to (i) analyze assets for possible impairment, (ii) determine depreciable lives for our assets, (iii) assess future tax exposure and realization of deferred tax assets, (iv) determine amounts to accrue for contingencies, (v) value tangible and intangible assets, (vi) assess workers’ compensation, vehicular liability, self-insured risk accruals and other insurance reserves, (vii) provide allowances for our uncollectible accounts receivable, (viii) value our asset retirement obligations, and (ix) value our equity-based compensation. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates relate to improved information not previously available. Because of the limitations inherent in this process, our actual results may differ materially from these estimates. We believe that our estimates are reasonable.

On October 24, 2016, Key and certain of our domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware pursuant to a prepackaged plan of reorganization (“the Plan”). The Plan was confirmed by the Bankruptcy Court on December 6, 2016, and the Company emerged from the bankruptcy proceedings on December 15, 2016 (“the Effective Date”).

Upon emergence on the Effective Date, the Company adopted fresh start accounting which resulted in the creation of a new entity for financial reporting purposes. As a result of the application of fresh start accounting, as well as the effects of the implementation of the Plan, the Consolidated Financial Statements on or after December 16, 2016 are not comparable with the Consolidated Financial Statements prior to that date. Refer to “Note 3. Fresh Start Accounting” for additional information.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to December 15, 2016. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on and prior to December 15, 2016.

We have evaluated events occurring after the balance sheet date included in this Annual Report on Form 10-K for possible disclosure as a subsequent event. Management monitored for subsequent events through the date that these financial statements were issued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation

Within our consolidated financial statements, we include our accounts and the accounts of our majority-owned or controlled subsidiaries. We eliminate intercompany accounts and transactions. When we have an interest in an entity for which we do not have significant control or influence, we account for that interest using the cost method. When we have an interest in an entity and can exert significant influence but not control, we account for that interest using the equity method.

Acquisitions

From time to time, we acquire businesses or assets that are consistent with our long-term growth strategy. Results of operations for acquisitions are included in our financial statements beginning on the date of acquisition and are accounted for using the acquisition method. For all business combinations (whether partial, full or in stages), the acquirer records 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; including contingent consideration. Final valuations of assets and liabilities are obtained and recorded as soon as practicable no later than one year from the date of the acquisition.

Revenue Recognition

We recognize revenue when all of the following criteria have been met: (i) contract with a customer is identified, (ii) performance obligations in the contract is identified, (iii) transaction price is determined (iv) transaction price is allocated to the performance obligations and (v) revenue is recognized when (or as) the performance obligation(s) are satisfied.

•	Identifying the contract with the customer ensures that there is an understanding between the company and the customer, about the specific nature and terms of a transaction, has been finalized.

•

At the inception of a contract, the company assesses the goods or services promised in a contract with a customer, and identifies a performance obligation for each promise to transfer to the customer either: (i) a good or service (or a bundle of goods or services) that is distinct or (ii) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer.

•

The transaction price is the amount of consideration to which a company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. The transaction price may include fixed amounts, variable amounts, or both. By its nature, variable amounts of a transaction price have inherent uncertainty as the amount ultimately expected to be realized is not determinable at the outset of a contract. However, the company shall estimate the amount of variable consideration at contract inception, subject to certain limitations.

•

Once the separate performance obligations are identified and the transaction price has been determined, the company allocates the transaction price to the performance obligations. This is generally done in proportion to their standalone selling prices. As a result, any discount within the contract is generally allocated proportionally to all of the separate performance obligations in the contract.

•

Revenue is only recognized when it satisfies an identified performance obligation by transferring a promised good or service to a customer. A good or service is considered transferred when the customer obtains control.

While not typical for our business, our contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenues to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers or using expected cost-plus margin. For combined products and services within a contract, we account for individual products and services separately if they are distinct- i.e. if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate products and services within a contract based on the prices at which we separately sell our services. For items that are not sold separately, we estimate the standalone selling prices using the expected cost-plus margin approach.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents. As of December 31, 2018, all of our obligations under our ABL Facility and Term Loan Facility were secured by most of our assets, including assets held by our subsidiaries, which includes our cash and cash equivalents. We restrict investment of cash to financial institutions with high credit standing and limit the amount of credit exposure to any one financial institution.

We maintain our cash in bank deposit and brokerage accounts which exceed federally insured limits. As of December 31, 2018, accounts were guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 and substantially all of our accounts held deposits in excess of the FDIC limits.

We believe that the cash held by our other foreign subsidiaries could be repatriated for general corporate use without material withholdings. From time to time and in the normal course of business in connection with our operations or ongoing legal matters, we are required to place certain amounts of our cash in deposit accounts with restrictions that limit our ability to withdraw those funds. Our restricted cash is primarily used to maintain compliance with our ABL Facility.

Certain of our cash accounts are zero-balance controlled disbursement accounts that do not have right of offset against our other cash balances. We present the outstanding checks written against these zero-balance accounts as a component of accounts payable in the accompanying consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that there is a possibility that we will not collect all or part of the outstanding balances. We regularly review accounts over 150 days past due from the invoice date for collectability and establish or adjust our allowance as necessary using the specific identification method. If we exhaust all collection efforts and determine that the balance will never be collected, we write off the accounts receivable and the associated provision for uncollectible accounts.

From time to time we are entitled to proceeds under our insurance policies for amounts that we have reserved in our self-insurance liability. We present these insurance receivables gross on our balance sheet as a component of other assets, separate from the corresponding liability.

Concentration of Credit Risk and Significant Customers

Our customers include major oil and natural gas production companies, independent oil and natural gas production companies, and natural gas production companies. We perform ongoing credit evaluations of our customers and usually do not require material collateral. We maintain reserves for potential credit losses when necessary. Our results of operations and financial position should be considered in light of the fluctuations in demand experienced by oilfield service companies as changes in oil and gas producers’ expenditures and budgets

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

occur. These fluctuations can impact our results of operations and financial position as supply and demand factors directly affect utilization and hours which are the primary determinants of our net cash provided by operating activities.

During the year ended 2017 and the period from January 1, 2016 through December 15, 2016, Chevron Texaco Exploration and Production accounted for approximately12% and 14% of our consolidated revenue, respectively. During the period from January 1, 2016 through December 15, 2016, OXY USA Inc. accounted for approximately 13% of our consolidated revenue. No other customer accounted for more than 10% of our consolidated revenue during the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016. No customers accounted for more than 10% of our total accounts receivable as of December 31, 2018 and 2017.

Inventories

Inventories, which consist primarily of equipment parts and spares for use in our operations and supplies held for consumption, are valued at the lower of average cost or market.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided for our assets over the estimated depreciable lives of the assets using the straight-line method. Depreciation expense for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 were $82.6 million, $84.5 million, $3.6 million and $129.5 million, respectively. We depreciate our operational assets over their depreciable lives to their salvage value, which is a value higher than the assets’ value as scrap. Salvage value approximates 10% of an operational asset’s acquisition cost. When an operational asset is stacked or taken out of service, we review its physical condition, depreciable life and ultimate salvage value to determine if the asset is operable and whether the remaining depreciable life and salvage value should be adjusted. When we scrap an asset, we accelerate the depreciation of the asset down to its salvage value. When we dispose of an asset, a gain or loss is recognized.

As of December 31, 2018, the estimated useful lives of our asset classes are as follows:

Description	Years
Well service rigs and components	3-15
Oilfield trucks, vehicles and related equipment	4-7
Fishing and rental tools, coiled tubing units and equipment, tubulars and pressure control equipment	3-10
Disposal wells	15
Furniture and equipment	3-7
Buildings and improvements	15-30

A long-lived asset or asset group should be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. For purposes of testing for impairment, we group our long-lived assets along our lines of business based on the services provided, which is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. We would record an impairment charge, reducing the net carrying value to estimated fair value, if the asset group’s estimated future cash flows were less than its net carrying value. Events or changes in circumstance that cause us to evaluate our fixed assets for recoverability and possible impairment may include changes in market

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditions, such as adverse movements in the prices of oil and natural gas, or changes of an asset group, such as its expected future life, intended use or physical condition, which could reduce the fair value of certain of our property and equipment. The development of future cash flows and the determination of fair value for an asset group involves significant judgment and estimates. See “Note 10. Property and Equipment,” for further discussion.

Asset Retirement Obligations

We recognize a liability for the fair value of all legal obligations associated with the retirement of tangible long-lived assets and capitalize an equal amount as a cost of the asset. We depreciate the additional cost over the estimated useful life of the assets. Our obligations to perform our asset retirement activities are unconditional, despite the uncertainties that may exist surrounding an individual retirement activity. Accordingly, we recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. In determining the fair value, we examine the inputs that we believe a market participant would use if we were to transfer the liability. We probability-weight the potential costs a third-party would charge, adjust the cost for inflation for the estimated life of the asset, and discount this cost using our credit adjusted risk free rate. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of those cash flows. If our estimates of the amount or timing of the cash flows change, such changes may have a material impact on our results of operations. See “Note 14. Asset Retirement Obligations.”

Deposits

Due to capacity constraints on equipment manufacturers, we are sometimes required to make advanced payments for certain oilfield service equipment and other items used in the normal course of business. As of the years ended December 31, 2018 and 2017, deposits totaled $1.3 million and $1.2 million, respectively. Deposits consist primarily of deposit requirements of insurance companies and payments made related to high demand long-lead time items.

Capitalized Interest

Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using an effective interest rate based on related debt until the underlying assets are placed into service. The capitalized interest is added to the cost of the assets and amortized to depreciation expense over the useful life of the assets, and is included in the depreciation and amortization line in the accompanying consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs associated with long-term debt are carried at cost and are amortized to interest expense using the effective interest method over the life of the related debt instrument. When the related debt instrument is retired, any remaining unamortized costs are included in the determination of the gain or loss on the extinguishment of the debt. We record gains and losses from the extinguishment of debt as a part of continuing operations. In accordance with ASU 2015-03, we record debt financing costs as a reduction of our long-term debt. See “Note 16. Long-term Debt,” for further discussion.

Valuation of Tangible and Finite-Lived Intangible Assets

Our fixed assets and finite-lived intangibles are tested for potential impairment when circumstances or events indicate a possible impairment may exist. These circumstances or events are referred to as “trigger events”

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and examples of such trigger events include, but are not limited to, an adverse change in market conditions, a significant decrease in benefits being derived from an acquired business, a change in the use of an asset, or a significant disposal of a particular asset or asset class.

If a trigger event occurs, an impairment test is performed based on an undiscounted cash flow analysis. To perform an impairment test, we make judgments, estimates and assumptions regarding long-term forecasts of revenues and expenses relating to the assets subject to review. Market conditions, energy prices, estimated depreciable lives of the assets, discount rate assumptions and legal factors impact our operations and have a significant effect on the estimates we use to determine whether our assets are impaired. If the results of the undiscounted cash flow analysis indicate that the carrying value of the assets being tested for impairment are not recoverable, then we record an impairment charge to write the carrying value of the assets down to their fair value. Using different judgments, assumptions or estimates, we could potentially arrive at a materially different fair value for the assets being tested for impairment, which may result in an impairment charge.

Internal-Use Software

We capitalize costs incurred during the application development stage of internal-use software and amortize these costs over the software’s estimated useful life, generally five to seven years. Costs incurred related to selection or maintenance of internal-use software are expensed as incurred.

Litigation

When estimating our liabilities related to litigation, we take into account all available facts and circumstances in order to determine whether a loss is probable and reasonably estimable.

Various suits and claims arising in the ordinary course of business are pending against us. We conduct business throughout the continental United States and may be subject to jury verdicts or arbitrations that result in outcomes in favor of the plaintiffs. We are also exposed to various claims abroad. We continually assess our contingent liabilities, including potential litigation liabilities, as well as the adequacy of our accruals and our need for the disclosure of these items. We establish a provision for a contingent liability when it is probable that a liability has been incurred and the amount is reasonably estimable. See “Note 17. Commitments and Contingencies.”

Environmental

Our operations routinely involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants, and regulated substances. These operations are subject to various federal, state and local laws and regulations intended to protect the environment. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. We record liabilities on an undiscounted basis when our remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated. While our litigation reserves reflect the application of our insurance coverage, our environmental reserves do not reflect management’s assessment of the insurance coverage that may apply to the matters at issue. See “Note 17. Commitments and Contingencies.”

Self-Insurance

We are primarily self-insured against physical damage to our equipment and automobiles as well as workers’ compensation claims. The accruals that we maintain on our consolidated balance sheet relate to these

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deductibles and self-insured retentions, which we estimate through the use of historical claims data and trend analysis. To assist management with the liability amount for our self-insurance reserves, we utilize the services of a third party actuary. The actual outcome of any claim could differ significantly from estimated amounts. We adjust loss estimates in the calculation of these accruals, based upon actual claim settlements and reported claims. See “Note 17. Commitments and Contingencies.”

Income Taxes

We account for deferred income taxes using the asset and liability method and provide income taxes for all significant temporary differences. Management determines our current tax liability as well as taxes incurred as a result of current operations, yet deferred until future periods. Current taxes payable represent our liability related to our income tax returns for the current year, while net deferred tax expense or benefit represents the change in the balance of deferred tax assets and liabilities reported on our consolidated balance sheets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Further, management makes certain assumptions about the timing of temporary tax differences for the differing treatment of certain items for tax and accounting purposes or whether such differences are permanent. The final determination of our tax liability involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred.

We record valuation allowances to reduce deferred tax assets if we determine that it is more likely than not (e.g., a likelihood of more than 50%) that some or all of the deferred tax assets will not be realized in future periods. To assess the likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which this taxable income is generated, to determine whether a valuation allowance is required. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character and in the related jurisdiction in the future. Evidence supporting this ability can include our current financial position, our results of operations, both actual and forecasted results, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. Additionally, we record uncertain tax positions in the financial statements at their net recognizable amount, based on the amount that management deems is more likely than not to be sustained upon ultimate settlement with the tax authorities in the domestic and international tax jurisdictions in which we operate.

If our estimates or assumptions regarding our current and deferred tax items are inaccurate or are modified, these changes could have potentially material negative impacts on our earnings. See “Note 15. Income Taxes” for further discussion of accounting for income taxes, changes in our valuation allowance, components of our tax rate reconciliation and realization of loss carryforwards.

Earnings Per Share

Basic earnings per common share is determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the period. Diluted earnings per common share is based on the increased number of shares that would be outstanding assuming conversion of dilutive outstanding convertible securities using the treasury stock and “as if converted” methods. See “Note 12. Earnings Per Share.”

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

We issue or have issued time-based vesting and performance-based vesting stock options, time-based vesting and performance-based vesting restricted stock units, and restricted stock awards to our employees as part of those employees’ compensation and as a retention tool for non-employee directors. We calculate the fair value of the awards on the grant date and amortize that fair value to compensation expense ratably over the vesting period of the award, net of forfeitures. The grant-date fair value of our time-based restricted stock units and restricted stock awards is determined using our stock price on the grant date. The grant-date fair value of our performance-based restricted stock units is determined using our stock price on the grant date assuming a 1.0x payout target, however, a maximum 2.0x payout could be achieved if certain EBITDA-based performance measures are met. The fair value of our stock option awards are estimated using a Black-Scholes fair value model.

The valuation of our stock options requires us to estimate the expected term of award, which we estimate using the simplified method, as we do not have sufficient historical exercise information. Additionally, the valuation of our stock option awards is also dependent on historical stock price volatility. In view of the limited amount of time elapsed since our reorganization, volatility is calculated based on historical stock price volatility of our peer group with a lookback period equivalent to the expected term of the award. Fair value of performance-based stock options and restricted stock units is estimated in the same manner as our time-based awards and assumes that performance goals will be achieved and the awards will vest. If the performance based awards do not vest, any previously recognized compensation costs will be reversed. We record share-based compensation as a component of general and administrative or direct operating expense based on the role of the applicable individual. See “Note 20. Share-Based Compensation.”

Foreign Currency Gains and Losses

With respect to our former operations in Russia, which were sold in the third quarter of 2017, where the local currency was the functional currency, assets and liabilities were translated at the rates of exchange in effect on the balance sheet date, while income and expense items were translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. dollar were included as a separate component of stockholders’ equity in other comprehensive income until a partial or complete sale or liquidation of our net investment in the foreign entity.

From time to time our former foreign subsidiaries may have entered into transactions that are denominated in currencies other than their functional currency. These transactions were initially recorded in the functional currency of that subsidiary based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, those transactions were remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month was recorded in the income or loss of the foreign subsidiary as a component of other income, net.

Comprehensive Loss

We display comprehensive loss and its components in our financial statements, and we classify items of comprehensive income (loss) by their nature in our financial statements and display the accumulated balance of other comprehensive income (loss) separately in our stockholders’ equity.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

We lease real property and equipment through various leasing arrangements. When we enter into a leasing arrangement, we analyze the terms of the arrangement to determine whether the lease should be accounted for as an operating lease or a capital lease.

We periodically incur costs to improve the assets that we lease under these arrangements. If the value of the leasehold improvements exceeds our threshold for capitalization, we record the improvement as a component of our property and equipment and amortize the improvement over the useful life of the improvement or the lease term, whichever is shorter.

Certain of our operating lease agreements are structured to include scheduled and specified rent increases over the term of the lease agreement. These increases may be the result of an inducement or “rent holiday” conveyed to us early in the lease, or are included to reflect the anticipated effects of inflation. We recognize scheduled and specified rent increases on a straight-line basis over the term of the lease agreement. In addition, certain of our operating lease agreements contain incentives to induce us to enter into the lease agreement, such as up-front cash payments to us, payment by the lessor of our costs, such as moving expenses, or the assumption by the lessor of our pre-existing lease agreements with third parties. Any payments made to us or on our behalf represent incentives that we consider to be a reduction of our rent expense, and are recognized on a straight-line basis over the term of the lease agreement.

Recent Accounting Developments

ASU 2018-02. In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This standard allows a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”) that was enacted on December 22, 2017. We adopted this guidance as of January 1, 2018. The adoption of this standard did not have an impact on our consolidated financial statements.

ASU 2016-18. In November 2016, the FASB issued ASU, 2016-18 Statement of Cash Flows (Topic 230), Restricted Cash. This standard provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of this ASU should be applied using a retrospective transition method and are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. We adopted the new standard effective January 1, 2018 and other than the revised statement of cash flows presentation of restricted cash, the adoption of this standard did not have an impact on our consolidated financial statements.

ASU 2016-15. In August 2016 the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments, that clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted. We adopted the new standard effective January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ASU 2016-13. In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments that will change how companies measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount. The amendments in this update will be effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. Early adoption is permitted for annual periods beginning after December 15, 2018. The Company is evaluating the effect of this standard on our consolidated financial statements.

ASU 2016-02. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will replace the existing lease guidance. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. Additional disclosure requirements include qualitative disclosures along with specific quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for the Company for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. As part of our assessment work to-date, we have formed an implementation work team, conducted training for the relevant staff regarding the potential impacts of the new ASU and are continuing our contract analysis and policy review. We have engaged external resources to assist us in our efforts to complete the analysis of potential changes to current accounting practices. Additionally, we have created additional internal controls over financial reporting and made changes in business practices and processes related to the ASU. Key has elected the new prospective “Comparatives Under 840” transition method as defined in ASU 2018-11 and adopted the new standard as of January 1, 2019. Applying the Comparatives Under 840 transition method, the adoption of the new standard will require a cumulative effect adjustment to retained earnings, which we believe will be immaterial.

ASU 2014-09. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The objective of this ASU is to establish the principles to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue from contracts with customers. The core principle is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 must be adopted using either a full retrospective method or a modified retrospective method. We adopted the new standard effective January 1, 2018 using the full retrospective method and the adoption of this standard did not have a material impact on our consolidated financial statements.

NOTE 2.	EMERGENCE FROM VOLUNTARY REORGANIZATION

On October 24, 2016, Key and certain of our domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware pursuant to a prepackaged plan of reorganization. The Plan was confirmed by the Bankruptcy Court on December 6, 2016, and the Company emerged from the bankruptcy proceedings on December 15, 2016.

On the Effective Date, the Company:

•	Reincorporated the Successor Company in the state of Delaware and adopted an amended and restated certificate of incorporation and bylaws;

•	Appointed new members to the Successor Company’s board of directors to replace directors of the Predecessor Company;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Issued to the Predecessor Company’s former stockholders, in exchange for the cancellation and discharge of the Predecessor Company’s common stock:

•	815,887 shares of the Successor Company’s common stock;

•	919,004 warrants to expire on December 15, 2020, and 919,004 warrants to expire on December 15, 2021, each exercisable for one share of the Successor Company’s common stock;

•	Issued to former holders of the Predecessor Company’s 6.75% senior notes, in exchange for the cancellation and discharge of such notes, 7,500,000 shares of the Successor Company’s common stock;

•	Issued 11,769,014 shares of the Successor Company’s common stock to certain participants in rights offerings conducted pursuant to the Plan;

•	Issued to Soter Capital LLC (“Soter”) the sole share of the Successor Company’s Series A Preferred Stock, which confers certain rights to elect directors (but has no economic rights);

•

Entered into a new $80 million ABL Facility (which was increased to $100 million on February 3, 2017) and a $250 million Term Loan Facility upon termination of the Predecessor Company’s asset-based revolving credit facility and term loan facility;

•	Entered into a Registration Rights Agreement with certain stockholders of the Successor Company;

•	Adopted the 2016 Incentive Plan for officers, directors and employees of the Successor Company and its subsidiaries; and

•

Entered into a corporate advisory services agreement between the Successor Company and Platinum Equity Advisors, LLC (“Platinum”) pursuant to which Platinum will provide certain business advisory services to the Company.

The foregoing is a summary of the substantive provisions of the Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan and the other documents referred to above.

NOTE 3.	FRESH START ACCOUNTING

In accordance ASC 852 Reorganizations (“ASC 852”), fresh-start accounting was required upon the Company’s emergence from Chapter 11 because (i) the holders of existing voting shares of the Predecessor received less than 50% of the voting shares of the Successor and (ii) the reorganization value of the Predecessor assets immediately prior to confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims.

All conditions required for the adoption of fresh-start accounting were met when the Company’s Plan of Reorganization became effective, December 15, 2016. The implementation of the Plan and the application of fresh-start accounting materially changed the carrying amounts and classifications reported in the Company’s consolidated financial statements and resulted in the Company becoming a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the financial statements after December 15, 2016 are not comparable with the financial statements on and prior to December 15, 2016.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets and liabilities in conformity with ASC 805, Business Combinations (“ASC 805”). Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.

Reorganization Value - Under ASC 852, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of adoption of fresh-start accounting. To facilitate this calculation, the Company estimated the enterprise value of the Successor Company by relying on a discounted cash flow (“DCF”) analysis under the income approach. The Company also considered the guideline public company and guideline transactions methods under the market approach as reasonableness checks to the indications from the income approach.

Enterprise value represents the fair value of an entity’s interest-bearing debt and stockholders’ equity. In the disclosure statement associated with the Plan, which was confirmed by the Bankruptcy Court, the Company estimated a range of enterprise values between $425 million and $475 million, with a midpoint of $450 million. The Company deemed it appropriate to use the midpoint between the low end and high end of the range to determine the final enterprise value of $450 million utilized for fresh-start accounting. The enterprise value plus excess cash adjustments of approximately $52 million less the fair value of debt of $250 million, resulted in equity value of the Successor of $252.1 million.

To estimate enterprise value utilizing the DCF method, the Company established an estimate of future cash flows for the period ranging from 2016 to 2025 and discounted the estimated future cash flows to present value. The expected cash flows for the period 2016 to 2025 were based on the financial projections and assumptions utilized in the disclosure statement. The expected cash flows for the period 2016 to 2025 were derived from earnings forecasts and assumptions regarding growth and margin projections, as applicable. A terminal value was included, based on the cash flows of the final year of the forecast period.

The discount rate of 14.5% was estimated based on an after-tax weighted average cost of capital (“WACC”) reflecting the rate of return that would be expected by a market participant. The WACC also takes into consideration a company specific risk premium reflecting the risk associated with the overall uncertainty of the financial projections used to estimate future cash flows.

The guideline public company and guideline transaction analysis identified a group of comparable companies and transactions that have operating and financial characteristics comparable in certain respects to the Company, including, for example, comparable lines of business, business risks and market presence. Under these methodologies, certain financial multiples and ratios that measure financial performance and value are calculated for each selected company or transactions and then compared to the implied multiples from the DCF analysis. The Company considered enterprise value as a multiple of each selected company and transactions publicly available earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding revenue growth, operating expenses, the amount and timing of capital expenditures and the discount rate utilized.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fresh-start accounting reflects the value of the Successor Company as determined in the confirmed Plan. Under fresh-start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in ASC 805. Liabilities existing as of the Effective Date, other than deferred taxes were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization, accumulated other comprehensive loss and retained deficit were eliminated.

The significant assumptions related to the valuations of assets and liabilities in connection with fresh-start accounting include the following:

Machinery and Equipment

To estimate the fair value of machinery and equipment, the Company considered the income approach, the cost approach, and the sales comparison (market) approach. The primary approaches that were relied upon to value these assets were the cost approach and the market approach. Although the income approach was not applied to value the machinery and equipment assets individually, the Company did consider the earnings of the enterprise of which these assets are a part. When more than one approach is used to develop a valuation, the various approaches are reconciled to determine a final value conclusion.

The typical starting point or basis of the valuation estimate is replacement cost new (RCN), reproduction cost new (CRN), or a combination of both. Once the RCN and CRN estimates are adjusted for physical and functional conditions, they are then compared to market data and other indications of value, where available, to confirm results obtained by the cost approach.

Where direct RCN estimates were not available or deemed inappropriate, the CRN for machinery and equipment was estimated using the indirect (trending) method, in which percentage changes in applicable price indices are applied to historical costs to convert them into indications of current costs. To estimate the CRN amounts, inflation indices from established external sources were then applied to historical costs to estimate the CRN for each asset.

The market approach measures the value of an asset through an analysis of recent sales or offerings of comparable property, and takes into account physical, functional and economic conditions. Where direct or comparable matches could not be reasonably obtained, the Company utilized the percent of cost technique of the market approach. This technique looks at general sales, sales listings, and auction data for each major asset category. This information is then used in conjunction with each asset’s effective age to develop ratios between the sales price and RCN or CRN of similar asset types. A market-based depreciation curve was developed and applied to asset categories where sufficient sales and auction information existed.

Where market information was not available or a market approach was deemed inappropriate, the Company developed a cost approach. In doing so, an indicated value is derived by deducting physical deterioration from the RCN or CRN of each identifiable asset or group of assets. Physical deterioration is the loss in value or usefulness of a property due to the using up or expiration of its useful life caused by wear and tear, deterioration, exposure to various elements, physical stresses, and similar factors.

Functional and economic obsolescence related to these was also considered. Functional obsolescence due to excess capital costs was eliminated through the direct method of the cost approach to estimate the RCN. Functional obsolescence was applied in the form of a cost-to-cure penalty to certain personal property assets

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

needing significant capital repairs. Economic obsolescence was also applied to stacked and underutilized assets based on the status of the asset. Economic obsolescence was also considered in situations in which the earnings of the applicable business segment in which the assets are employed suggest economic obsolescence. When penalizing assets for economic obsolescence, an additional economic obsolescence penalty was levied, while considering scrap value to be the floor value for an asset.

Land and Building

In establishing the fair value of the real property assets, each of the three traditional approaches to value: the income approach, the market approach and the cost approach was considered. The Company primarily relied on the market and cost approaches.

Land - In valuing the fee simple interest in the land, the Company utilized the sales comparison approach (market approach). The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as the price for comparable properties. This approach is based on the principle of substitution, which states that the limits of prices, rents and rates tend to be set by the prevailing prices, rents and rates of equally desirable substitutes. In conducting the sales comparison approach, data was gathered on comparable properties and adjustments were made for factors including market conditions, size, access/frontage, zoning, location, and conditions of sale. Greatest weight was typically given to the comparable sales in proximity and similar in size to each of the owned sites. In some cases, market participants were contacted to augment the analysis and to confirm the conclusions of value.

Building & Site Improvements - In valuing the fee simple interest in the real property improvements, the Company utilized the direct and indirect methods of the cost approach. For the direct method cost approach analysis, the starting point or basis of the cost approach is the RCN. In order to estimate the RCN of the buildings and site improvements, various factors were considered including building size, year built, number of stories, and the breakout of the space, property history, and maintenance history. We used the data collected to calculate the RCN of the buildings using recognized estimating sources for developing replacement, reproduction, and insurable value costs.

In the application of the indirect method cost approach, the first step is to estimate a CRN for each improvement via the indirect (trending) method of the cost approach. To estimate the CRN amounts, the Company applied published inflation indices obtained from third party sources to each asset’s historical cost to convert the known cost into an indication of current cost. As historical cost was used as the starting point for estimating RCN, we only considered this approach for assets with historical records.

Once the RCN and CRN of the improvements was computed, the Company estimated an allowance for physical depreciation for the buildings and land improvements based upon its respective age.

Intangible Assets

The financial information used to estimate the fair values of intangible assets was consistent with the information used in estimating the Company’s enterprise value. Trademarks and tradenames were valued primarily utilizing the relief from royalty method of the income approach. The resulting value of the intangible assets based on the application of this approach was $520. Significant inputs and assumptions included remaining useful lives, the forecasted revenue streams, applicable royalty rates, tax rates, and applicable discount rates. Customer relationships were considered in the analysis, but based on the valuation under the excess earnings methodology, no value was attributed to customer relationships.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt

The fair value of debt was $250 million of which $2.5 million represents the current portion. The fair value of debt was determined using an income approach based on market yields for comparable securities. The fair value with respect to the Term Loan was estimated to approximate par value.

Asset Retirement Obligations

The fair value of the asset retirement obligations was determined by using estimated plugging and abandonment costs as of December 15, 2016, adjusted for inflation using an annual average of 1.26% and then discounted at the appropriate credit-adjusted risk free rate ranging from 2.2% to 2.9% depending on the life of the well. The fair value of asset retirement obligations was estimated at $9.1 million.

Income Taxes

The amount of deferred income taxes recorded was determined in accordance with ASC 740, Income Taxes (“ASC 740”).

Warrants

Pursuant to the Plan and on the Effective Date, the Company issued two series of warrants to the former holders of the Predecessor Company’s common stock. One series of warrants will expire on December 15, 2020 and the other series of warrants will expire on December 15, 2021. Each warrant is exercisable for one share of the Company’s common stock, par value $0.01. At issuance, the warrants were recorded at fair value, which was determined using the Black-Scholes option pricing model with the assumptions detailed in the following table. The warrants are equity classified and, at issuance, were recorded as an increase to additional paid-in capital in the amount of $3.8 million.

Assumptions for Black-Scholes option pricing model:

Volatility	60.0% to 62.0%
Risk-free Interest Rate	1.86% to 2.10%
Time Until Expiration	4 years to 5 years

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following fresh-start condensed consolidated balance sheet presents the implementation of the Plan and the adoption of fresh-start accounting as of December 15, 2016. Reorganization adjustments have been recorded within the condensed consolidated balance sheet to reflect the effects of the Plan, including discharge of liabilities subject to compromise and the adoption of fresh-start accounting in accordance with ASC 852 (in thousands).

	Predecessor Company	Reorganization Adjustments (A)		Fresh Start Adjustments		Successor Company
ASSETS
Current assets:
Cash and cash equivalents	$38,751	$52,437	B	$—		$91,188
Restricted cash	19,292	5,400	C	—		24,692
Accounts receivable, net	72,560	(210)	D	—		72,350
Inventories	22,900	—		383	N	23,283
Other current assets	27,648	(2,295)	E	—		25,353

Total current assets	181,151	55,332		383		236,866

Property and equipment, gross	2,235,828	—		(1,827,392)	O	408,436
Accumulated depreciation	(1,523,585)	—		1,523,585	O	—

Property and equipment, net	712,243	—		(303,807)		408,436

Other intangible assets, net	3,596	—		(3,076)	P	520
Other assets	17,428	—		369	Q	17,797

TOTAL ASSETS	$914,418	$55,332		$(306,131)		$663,619

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,338	$—		$—		$12,338
Other current liabilities	99,524	(1,032)	F	(264)	R	98,228
Current portion of long-term debt	(3,099)	5,599	G	—		2,500

Total current liabilities	108,763	4,567		(264)		113,066

Long-term debt	—	245,460	H	—		245,460
Workers’ compensation, vehicular and health insurance liabilities	23,126	—		—		23,126
Deferred tax liabilities	35	—		—		35
Other non-current liabilities	35,754	332	I	(6,284)	S	29,802
Liabilities subject to compromise	996,527	(996,527)	J	—		—
Equity:
Common stock	16,055	(15,854)	K	—		201
Additional paid-in capital	969,915	252,516	L	(970,502)	T	251,929
Accumulated other comprehensive loss	(40,394)	—		40,394	T	—
Retained earnings (deficit)	(1,195,363)	564,838	M	630,525	T	—

Total equity	(249,787)	801,500		(299,583)		252,130

TOTAL LIABILITIES AND EQUITY	$914,418	$55,332		$(306,131)		$663,619

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization and Fresh Start Adjustments

Reorganization Adjustments (in thousands)

A.

Represents amounts recorded on the Effective Date for the implementation of the Plan, including the settlement of liabilities subject to compromise, issuance of new debt and repayment of old debt, reinstatement of contract rejection obligations, write-off of debt issuance costs, proceeds received from the rights offering, distributions of Successor common stock and the Warrants, the cancellation of the Predecessor common stock, and the cancellation of the Predecessor stock incentive plan.

B.	The Effective Date cash activity from the implementation of the Plan and the Rights Offering are as follows:

Sources:
Proceeds from Rights Offering	$108,984
Overfunding of Rights Offering to be returned	98

Total Sources	$109,082

Uses:
Payment of Predecessor Term Loan Facility	$(38,876)
Payment of interest on Predecessor Term Loan Facility	(4,277)
Payment of bank fees	(2,126)
Transfer to restricted cash to fund professional fee escrow	(5,400)
Payment of professional fees	(5,656)
Payment of letters of credit fees and fronting fees of Predecessor ABL Facility	(260)
Equity Holder Cash-Out Subscription	200
Payment to Equity Holders who chose to cash out	(200)
Payment to non-qualified holders of the 2021 Notes	(25)
Payment of contract rejection damage claim	(25)

Total Uses	$(56,645)

Net sources of cash	$52,437

C.	Transfer of cash and cash equivalents to fund professional fee escrow cash account as required by the Plan.

D.	Satisfaction of payroll withholdings related to accelerated vesting of Predecessor restricted stock units and awards.

E.	Elimination of Predecessor Directors and Officers (“D&O”) insurance policies and release of prepaid professional retainer net of capitalized ABL Facility related fee:

Predecessor D&O insurance	$(2,203)
Release of professional retainer	(150)
Payment of ABL Facility related fee	58

Total	$(2,295)

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

F.	Decrease in accrued current liabilities consists of the following:

Reinstate rejection damage and other claims from Liabilities Subject to Compromise (short-term)	$2,677
Accrual for success fees incurred upon emergence	3,786
Over funding of Rights Offering to be returned	98
Payment of interest on Predecessor Term Loan Facility	(4,277)
Payment of professional fees and the application of retainer balances	(3,056)
Payment of letters of credit fees and fronting fees on the Predecessor ABL Facility	(260)

Total	$(1,032)

G.	Elimination of debt issuance costs on Predecessor ABL Facility and record current portion of Term Loan Facility:

Predecessor ABL Facility issuance costs	$3,099
Current portion of Term Loan Facility	2,500

Total	$5,599

H.	Represents Term Loan Facility, at fair value, net of deferred finance costs on ABL Facility:

Long-term debt	$250,000
Less: current portion	(2,500)
Bank fees on the ABL Facility	(2,040)

Total	$245,460

I.	Reinstate rejection damage and other claims from Liabilities Subject to Compromise.

J.	Liabilities Subject to Compromise were settled as follows in accordance with the Plan:

Write-off of Liabilities Subject to Compromise	$996,527
Term Loan Facility	(250,000)
Payment of Predecessor Term Loan Facility principal	(38,876)
Contract rejection damage and other claims to be satisfied in cash (long and short-term)	(3,010)
Payment of contract rejection damage claim	(25)
Payment to non-qualified holders of the 2021 Notes	(25)
Issuance of Successor common stock to satisfy 2021 Notes claims	(125,892)

Gain due to settlement of Liabilities Subject to Compromise	$578,699

K.	Represents the cancellation of Predecessor common stock (par value of $16,055) and the distribution of Successor common stock (par value of $201).

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

L.	Consists of the net impact of the following:

Predecessor additional paid in capital:
Elimination of par value of Predecessor common stock	$16,055
Compensation expense related to acceleration of Predecessor restricted stock units and awards	1,996
Warrants issued to holders of Predecessor common stock	(3,768)
Issuance of Successor common stock to holders of Predecessor common stock	(13,695)

Total	$588

Successor additional paid in capital:
Issuance of common stock for the Rights Offering	$108,866
Issuance of Successor common stock to satisfy 2021 Notes claims	125,817
Issuance of Successor common stock to holders of Predecessor common stock	13,687
Warrants issued to holders of Predecessor common stock	3,768
Shares withheld to satisfy payroll tax obligations	(210)

Total	251,928

Net impact of Predecessor and Successor additional paid in capital	$252,516

M. Reflects the cumulative impact of the reorganization adjustments discussed above:

Reorganization items:
Gain due to settlement of Liabilities Subject to Compromise	$578,699
Success fees incurred upon emergence	(6,536)
Write of deferred issuance costs of Predecessor ABL Facility	(3,099)

Total	$569,064

Other:
Elimination of Predecessor D&O prepaid insurance	$(2,203)
Bank fees and charges	(27)
Compensation expense related to acceleration of Predecessor restricted stock awards	(1,996)

Total	$(4,226)

Net cumulative impact of the reorganization adjustments	$564,838

N.	A fresh start adjustment to increase the net book value of inventories to their estimated fair value, based upon current replacement costs.

O.	An adjustment to adjust the net book value of property and equipment to estimated fair value.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of property and equipment, net as of the Effective Date, both before (Predecessor) and after (Successor) fair value adjustments:

	Successor Fair Value	Predecessor Historical Cost
Oilfield service equipment	$267,648	$1,660,592
Disposal wells	23,288	74,008
Motor vehicles	39,322	262,370
Furniture and equipment	8,835	129,084
Buildings and land	65,525	103,635
Work in progress	3,818	6,139

Gross property and equipment	408,436	2,235,828
Accumulated depreciation	—	(1,523,585)

Net property and equipment	$408,436	$712,243

P.	An adjustment the net book value of other intangible assets to estimated fair value.

The following table summarizes the components of other intangible assets, net as of the Effective Date, both before (Predecessor) and after (Successor) fair value adjustments:

	Successor Fair Value	Predecessor Historical Cost
Non-compete agreements	$—	$1,535
Patents, trademarks and tradenames	520	400
Customer relationships and contracts	—	40,640
Developed technology	—	4,778

Gross carrying value	520	47,353

Accumulated amortization	—	(43,757)

Net other intangible assets	$520	$3,596

Q.	Represents fair value adjustment related to assets held for sale.

R.	Reduction in other current liabilities relates to the elimination of the current portion of deferred rent liabilities.

S.

Reduction in other long term liabilities relates to the elimination of the non-current portion of deferred rent liabilities totaling $3,429 and reduction in asset retirement obligation to reflect estimated fair value totaling $2,855.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

T.	Reflects the cumulative impact of the fresh start accounting adjustments discussed above and the elimination of the Predecessor Company’s accumulated other comprehensive loss:

Property and equipment fair value adjustment	$(303,807)
Assets held for sale fair value adjustment	369
Elimination of deferred rent liability	3,693
ARO fair value adjustment	2,855
Inventory fair value adjustment	383
Intangible assets fair value adjustment	(3,076)
Elimination of Predecessor accumulated other comprehensive loss	(40,394)
Elimination of Predecessor additional paid in capital	970,502

Elimination of Predecessor retained deficit	$630,525

NOTE 4.	LIABILITIES SUBJECT TO COMPROMISE

Pursuant to ASC 852 liabilities subject to compromise in chapter 11 cases are distinguished from liabilities of non-filing entities, liabilities not expected to be compromised and from post-petition liabilities. The amount of liabilities subject to compromise represent the Company’s estimate, where an estimate is determinable, of known or potential prepetition claims to be addressed in connection with the bankruptcy proceedings. Such liabilities are reported at the Company’s current estimate, of the allowed claim amounts even though the claims may be settled for lesser amounts.

Prior to settlements pursuant to the Plan, liabilities subject to compromise was comprised of the following (in thousands):

2021 Notes	$675,000
2021 Notes Interest	29,616
Predecessor Term Loan Facility	288,876
Severance	1,980
Lease and claim rejections	1,055

Total	$996,527

NOTE 5.	REORGANIZATION ITEMS

ASC 852 requires that the financial statements for periods subsequent to the filing of the Chapter 11 cases distinguish transactions and events that are directly associated with the reorganization of the ongoing operations of the business. Revenues, expenses, realized gains and losses, adjustments to the expected amount of allowed claims for liabilities subject to compromise and provisions for losses that can be directly associated with the reorganization and restructuring of the business have been reported as “Reorganization items, net” in the Consolidated Statements of Operations.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes reorganizations items (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from January 1, 2016 through December 15, 2016
Gain on debt discharge	$—	$—	$(578,699)
Settlement/Rejection damages	—	—	(770)
Fresh-start asset revaluation (gain) loss, net	—	10	299,583
Professional fees	—	1,491	15,156
Write-off of deferred financing costs, debt premiums and debt discounts	—	—	19,159

Total reorganization items, net	$—	$1,501	$(245,571)

With the exception of $1.5 million and $15.2 million in professional fees for the year ended December 31, 2017 and the period from December 16, 2016 to December 31, 2016, respectively, and $1.0 million in settlement and rejection damages for the period from December 16, 2016 to December 31, 2016, reorganization items are non-cash expenses.

NOTE 6.	REVENUE FROM CONTRACTS WITH CUSTOMERS

On January 1, 2018, we adopted ASC 606 using the full retrospective method applied to those contracts that were not completed as of December 15, 2016. As noted in prior periods, we emerged from voluntary reorganization under Chapter 11 of the United States Bankruptcy Code on December 15, 2016 and therefore applied fresh-start accounting and adopted ASC 606 in effect at the fresh-start accounting date. As a result of electing to use the full retrospective adoption approach as described above, results for reporting periods beginning after December 15, 2016 are presented under ASC 606.

The adoption of ASC 606 did not have a material impact on our consolidated financial statements, and we did not record any adjustments to opening retained earnings as of December 15, 2016, because our services and rental contracts are principally charged on an hourly or daily rate basis and are primarily short-term in nature, typically less than 30 days.

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The following table presents our revenues disaggregated by revenue source (in thousands). Sales taxes are excluded from revenues.

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Rig Services	$296,969	$248,830	$8,549	$222,877
Fishing and Rental Services	64,691	59,172	3,389	55,790
Coiled Tubing Services	71,013	41,866	1,392	30,569
Fluid Management Services	89,022	80,726	3,208	76,008
International	—	5,571	1,292	14,179

Total	$521,695	$436,165	$17,830	$399,423

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Disaggregation of Revenue

We have disaggregated our revenues by our reportable segments including Rig Services, Fishing & Rental Services, Coiled Tubing Services and Fluid Management Services.

Rig Services

Our Rig Services include the completion of newly drilled wells, workover and recompletion of existing oil and natural gas wells, well maintenance, and the plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger rigs that are capable of providing conventional and horizontal drilling services. Our rigs encompass various sizes and capabilities, allowing us to service all types of oil and gas wells.

We recognize revenue within the Rig Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Rig Services are billed monthly. Payment terms for Rig Services are usually 30 days from invoice receipt.

Fishing and Rental Services

We offer a full line of services and rental equipment designed for use in providing drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, pumps, power swivels, reversing units, foam air units.

We recognize revenue within the Fishing and Rental Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Fishing and Rental Services are billed and paid monthly. Payment terms for Fishing and Rental Services are usually 30 days from invoice receipt.

Coiled Tubing Services

Coiled Tubing Services involve the use of a continuous metal pipe spooled onto a large reel, which is then deployed into oil and natural gas wells to perform various applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, and formation stimulations utilizing acid and chemical treatments. Coiled tubing is also used for a number of horizontal well applications such as milling temporary isolation plugs that separate frac zones, and various other pre- and post-hydraulic fracturing well preparation services.

We recognize revenue within the Coiled Tubing Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue, typically daily, as the services are provided as we have the right to invoice the customer for the services performed. Coiled Tubing Services are billed and paid monthly. Payment terms for Coiled Tubing Services are usually 30 days from invoice receipt.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fluid Management Services

We provide transportation and well-site storage services for various fluids utilized in connection with drilling, completions, workover and maintenance activities. We also provide disposal services for fluids produced subsequent to well completion. These fluids are removed from the well site and transported for disposal in saltwater disposal wells owned by us or a third party.

We recognize revenue within the Fluid Management Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Fluid Management Services are billed and paid monthly. Payment terms for Fluid Management Services are usually 30 days from invoice receipt.

International

Our former International segment included our former operations in Mexico, Canada and Russia. Our services in Mexico and Russia consisted of rig-based services such as the maintenance, workover, and recompletion of existing oil wells, completion of newly-drilled wells, and plugging and abandonment of wells at the end of their useful lives. We also had a technology development and control systems business based in Canada, which was focused on the development of hardware and software related to oilfield service equipment controls, data acquisition and digital information flow.

We recognized revenue within the International segment by measuring progress toward satisfying the performance obligation in a manner that best depicted the transfer of goods or services to the customer. The control over services was transferred as the services were rendered to the customer. Specifically, we recognized revenue as the services were provided, typically daily, as we had the right to invoice the customer for the services performed. Services within the international segment were billed and paid monthly. Payment terms for services within the International segment were usually 30 days from invoice receipt.

Arrangements with Multiple Performance Obligations

While not typical for our business, our contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenues to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers or using expected cost-plus margin. For combined products and services within a contract, we account for individual products and services separately if they are distinct- i.e. if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate products and services within a contract based on the prices at which we separately sell our services. For items that are not sold separately, we estimate the standalone selling prices using the expected cost-plus margin approach.

Contract Balances

Under our revenue contracts, we invoice customers once our performance obligations have been satisfied, at which point payment is unconditional. Accordingly, our revenue contracts do not give rise to contract assets or liabilities under ASC 606.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Practical Expedients and Exemptions

We generally expense sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within general and administrative expenses.

The majority of our services are short-term in nature with a contract term of one year or less. For those contracts, we have utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Additionally, our payment terms are short-term in nature with settlements of one year or less. We have, therefore, utilized the practical expedient in ASC 606-10-32-18 exempting the Company from adjusting the promised amount of consideration for the effects of a significant financing component given that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Further, in many of our service contracts we have a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date (for example, a service contract in which an entity bills a fixed amount for each hour of service provided). For those contracts, we have utilized the practical expedient in ASC 606-10-55-18 exempting the Company from disclosure of the entity to recognize revenue in the amount to which the Company has a right to invoice.

Accordingly, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

NOTE 7.	OTHER BALANCE SHEET INFORMATION

The table below presents comparative detailed information about other current assets at December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Other current assets:
Prepaid current assets	$11,207	$9,598
Reinsurance receivable	6,365	7,328
Other	501	2,551

Total	$18,073	$19,477

The table below presents comparative detailed information about other non-current assets at December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Other non-current assets:
Reinsurance receivable	$6,743	$7,768
Deposits	1,309	1,246
Other	510	5,528

Total	$8,562	$14,542

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents comparative detailed information about other current liabilities at December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Other current liabilities:
Accrued payroll, taxes and employee benefits	$19,346	$19,874
Accrued operating expenditures	15,861	11,644
Income, sales, use and other taxes	8,911	12,151
Self-insurance reserves	25,358	26,761
Accrued interest	7,105	6,605
Accrued insurance premiums	5,651	4,077
Unsettled legal claims	4,356	4,747
Accrued severance	83	250
Other	706	1,470

Total	$87,377	$87,579

The table below presents comparative detailed information about other non-current liabilities at December 31, 2018 and 2017 (in thousands):

	December 31,
	2018	2017
Other non-current liabilities:
Asset retirement obligations	$9,018	$8,931
Environmental liabilities	2,227	1,977
Accrued sales, use and other taxes	17,024	17,142
Other	67	116

Total	$28,336	$28,166

NOTE 8.	OTHER (INCOME) LOSS, NET

The table below presents comparative detailed information about our other income and expense for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Interest income	$(820)	$(711)	$(20)	$(407)
Foreign exchange (gain) loss	(2)	(33)	17	1,005
Other, net	(1,532)	(6,443)	35	(3,041)

Total	$(2,354)	$(7,187)	$32	$(2,443)

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

The table below presents a rollforward of our allowance for doubtful accounts for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 (in thousands):

	Balance at Beginning of Period	Charged to Expense	Deductions	Balance at End of Period
Successor:
As of December 31, 2018	$875	$286	$(105)	$1,056
As of December 31, 2017	168	1,420	(713)	875
As of December 31, 2016	—	168	—	168

Predecessor:
As of December 15, 2016	20,915	2,532	(20,404)	3,043

In connection with the application of fresh start accounting on December 15, 2016, the carrying value of trade receivables was adjusted to fair value, eliminating the reserve for doubtful accounts. See “Note 3. Fresh Start Accounting” for more details.

NOTE 10.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2018	2017
Major classes of property and equipment:
Oilfield service equipment	$284,943	$260,396
Disposal wells	30,863	29,633
Motor vehicles	44,286	43,366
Furniture and equipment	6,469	5,456
Buildings and land	65,328	66,964
Work in progress	7,154	7,312

Gross property and equipment	439,043	413,127
Accumulated depreciation	(163,333)	(85,813)

Net property and equipment	$275,710	$327,314

Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using an effective interest rate based on related debt until the underlying assets are placed into service. Capitalized interest for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 was zero. As of December 31, 2018 and 2017, we have no capital lease obligations.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11.	INTANGIBLE ASSETS

The components of our intangible assets as of December 31, 2018 and 2017 are as follows (in thousands):

	December 31,
	2018	2017
Gross carrying value	$520	$520
Accumulated amortization	(116)	(58)

Net carrying value	$404	$462

Amortization expense for our intangible assets with determinable lives was as follows (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Noncompete agreements	$—	$—	$—	$179
Patents and trademarks	58	58	—	40
Customer relationships and contracts	—	—	—	1,239
Developed technology	—	—	—	340

Total intangible asset amortization expense	$58	$58	$—	$1,798

The weighted average remaining amortization periods and expected amortization expense for the next five years for our definite lived intangible assets are as follows (in thousands):

	Weighted average remaining amortization period (years)	Expected Amortization Expense
		2019	2020	2021	2022	2023
Trademarks	7.0	$58	$58	$58	$58	$58

Total expected intangible asset amortization expense		$58	$58	$58	$58	$58

NOTE 12.	EARNINGS PER SHARE

The following table presents our basic and diluted earnings per share (“EPS”) for the years ended December 31, 2018, 2017 and 2016 (in thousands, except per share amounts):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Basic and diluted EPS Calculation:
Numerator
Net loss	$(88,796)	$(120,589)	$(10,244)	$(131,736)
Denominator
Weighted average shares outstanding	20,250	20,105	20,090	160,587
Basic loss per share	$(4.38)	$(6.00)	$(0.51)	$(0.82)

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options, warrants and stock appreciation rights (“SARs”) are included in the computation of diluted earnings per share using the treasury stock method. Restricted stock awards are legally considered issued and outstanding when granted and are included in basic weighted average shares outstanding.

The company has issued potentially dilutive instruments such as RSUs, stock options, SARs and warrants. However, the company did not include these instruments in its calculation of diluted loss per share during the periods presented, because to include them would be anti-dilutive. The following table shows potentially dilutive instruments (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
RSUs	1,192	1,778	667	93
Stock options	138	701	648	812
SARs	—	—	—	240
Warrants	1,838	1,838	1,838	—

Total	3,168	4,317	3,153	1,145

There have been no material changes in share amounts subsequent to the balance sheet date that would have a material impact on the earnings per share calculation.

NOTE 13.	ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities. These carrying amounts approximate fair value because of the short maturity of the instruments or because the carrying value is equal to the fair value of those instruments on the balance sheet date.

Term Loan Facility due 2021. Because the variable interest rates of these loans approximate current market rates, the fair values of the loans borrowed under this facility approximate their carrying values.

NOTE 14.	ASSET RETIREMENT OBLIGATIONS

In connection with our well servicing activities, we operate a number of saltwater disposal (“SWD”) facilities. Our operations involve the transportation, handling and disposal of fluids in our SWD facilities that are by-products of the drilling process. SWD facilities used in connection with our fluid hauling operations are subject to future costs associated with the retirement of these properties. As a result, we have incurred costs associated with the proper storage and disposal of these materials.

Annual accretion of the assets associated with the asset retirement obligations were $0.2 million, $0.2 million, less than $0.1 million and $0.6 million for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, respectively. The application of fresh-start accounting with the effectiveness of the Company’s Plan of

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization has resulted in the financial statements of the Predecessor and Successor not being comparable. A summary of changes in our asset retirement obligations is as follows (in thousands):

Predecessor
Balance at December 31, 2015	$12,570

Additions	68
Costs incurred	(918)
Accretion expense	570
Disposals	(400)

Balance at December 15, 2016	11,890

Successor
Balance at December 15, 2016	9,035

Additions	—
Costs incurred	—
Accretion expense	34
Disposals	—

Balance at December 31, 2016	9,069

Additions	36
Costs incurred	(147)
Accretion expense	221
Disposals	(248)

Balance at December 31, 2017	8,931

Additions	340
Costs incurred	(417)
Accretion expense	164
Disposals	—

Balance at December 31, 2018	$9,018

NOTE 15.	INCOME TAXES

The U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted on December 22, 2017. The 2017 Tax Act is comprehensive tax reform legislation that contains significant changes to corporate taxation. Provisions on the enacted law include a permanent reduction of the corporate income tax rate from 35% to 21%, imposing a mandatory one-time tax on un-repatriated accumulated earnings of foreign subsidiaries, a partial limitation on the deductibility of business interest expense, a limitation on net operating losses to 80% of taxable income each year, a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a partial territorial system (along with rules that create a new U.S. minimum tax on earnings of foreign subsidiaries), and other related provisions to maintain the U.S. tax base.

We recognized the income tax effects of the 2017 Tax Act in accordance with Staff Accounting Bulletin No. 118 (“SAB 118”) during 2017. SAB 118 provided SEC staff guidance for the application of ASC Topic 740, Income Taxes, and allowed for a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As such, our 2017 financial results reflected the provisional income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 was incomplete but a reasonable estimate could be determined. We did not identify any items for which the income tax effects of the 2017 Tax Act could not be

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reasonably estimated as of December 31, 2017. Additional clarifying guidance and law corrections were issued by the U.S. government during 2018 related to the 2017 Tax Act, which provided further insight into properly accounting for the impacts of U.S. tax reform. During 2018, we finalized our accounting for this matter and concluded that no adjustments were required from our provisionally recorded amounts from 2017. We no longer have any provisionally recorded items related to the enactment of the 2017 Tax Act as of December 31, 2018.

The components of our income tax expense are as follows (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Current income tax (expense) benefit	$1,979	$1,667	$—	$(2,042)
Deferred income tax (expense) benefit	—	35	—	(787)

Total income tax (expense) benefit	$1,979	$1,702	$—	$(2,829)

We made federal income tax payments of zero for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, respectively. In addition, we received federal income tax refunds of $1.1 million, zero, 0.4 million and 6.9 million during the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, respectively.

Income tax (expense) benefit differs from amounts computed by applying the statutory federal rate as follows:

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Income tax benefit computed at Federal statutory rate	21.0%	35.0%	35.0%	35.0%
State taxes	(0.2)%	—%	—%	(9.1)%
Meals and entertainment	(0.4)%	(0.4)%	—%	(0.3)%
Foreign rate difference	—%	0.4%	—%	(0.3)%
Non-deductible goodwill and asset impairments	—%	—%	—%	(4.0)%
Non-deductible bankruptcy costs	—%	—%	—%	(15.7)%
Non-taxable cancellation of debt income	2.6%	—%	—%	154.6%
Penalties and other non-deductible expenses	—%	—%	—%	(2.3)%
Sale of Mexico	—%	—%	—%	16.5%
Change in valuation allowance	(20.1)%	(33.8)%	(35.0)%	(171.1)%
Equity compensation	(0.7)%	(1.0)%	—%	—%
U.S. tax reform - impact to deferred tax assets and liabilities	—%	(67.4)%	—%	—%
U.S. tax reform - change in valuation allowance	—%	67.4%	—%	—%
Other	—%	1.2%	—%	(5.5)%

Effective income tax rate	2.2%	1.4%	—%	(2.2)%

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2018 and 2017, our deferred tax assets and liabilities consisted of the following (in thousands):

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss and tax credit carryforwards	$113,230	$103,251
Capital loss carryforwards	15,826	16,375
Foreign tax credit carryforward	17,095	17,095
Self-insurance reserves	8,581	8,734
Interest expense limitation	6,055	—
Accrued liabilities	9,213	9,479
Share-based compensation	1,221	513
Intangible assets	44,748	52,146
Other	670	1,036

Total deferred tax assets	216,639	208,629

Valuation allowance for deferred tax assets	(190,791)	(175,577)

Net deferred tax assets	25,848	33,052

Deferred tax liabilities:
Property and equipment	(25,848)	(33,052)

Total deferred tax liabilities	(25,848)	(33,052)

Net deferred tax asset (liability), net of valuation allowance	$—	$—

The December 31, 2018 net deferred tax asset is comprised of $216.6 million deferred tax assets before valuation allowance, and $25.8 million deferred tax liabilities. The valuation allowance against the net deferred tax asset increased by approximately $15.2 million from December 31, 2017 to December 31, 2018.

Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which we have operations.

In recording deferred income tax assets, we consider whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those deferred income tax assets would be deductible. We consider the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. Due to the history of losses in recent years and the continued challenges in the oil and gas industry, management continues to believe that it is more likely than not that we will not be able to realize our net deferred tax assets, and therefore a valuation allowance remains on the net deferred tax asset balance.

We estimate that as of December 31, 2018, 2017 and 2016, we have available $434.2 million, $373.1 million and $252.8 million (after attribute reduction), respectively, of federal net operating loss carryforwards. However, Internal Revenue Code Sections 382 and 383 impose limitations on a corporation’s ability to utilize tax attributes if the corporation experiences an “ownership change.” The Company experienced an ownership change on December 15, 2016, as the emergence of the Company and certain of its domestic subsidiaries from chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. As a result, approximately

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2.4 million of our net operating losses as of December 31, 2018 are subject to Section 382 limitation and expire in 2019 to 2020. If a subsequent ownership change were to occur as a result of future transactions in the Company’s stock, the Company’s use of remaining U.S. tax attributes may be further limited.

We estimate that as of December 31, 2018, 2017 and 2016, we have available $429.3 million, $485.6 million and $378.8 million, respectively, of state net operating loss carryforwards that will expire between 2019 and 2038. We estimate that we have remaining capital loss carryforward of $75.3 million. Our remaining capital loss carryforwards will expire in 2021.

We are no longer subject examination for tax years before 2015 in federal and most state jurisdictions.

Under the Plan, a substantial portion of the Company’s pre-petition debt securities, revolving credit facility and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of the market value of equity upon emergence from chapter 11 bankruptcy proceedings, the estimated amount of U.S. CODI is approximately $295.8 million, which will reduce the value of Key’s U.S. net operating losses including federal and state that had a value of $518.8 million as of December 15, 2016. The actual reduction in tax attributes did not occur until the first day of the Company’s tax year subsequent to the date of emergence, or December 16, 2016.

Uncertainty in Income Taxes

As of December 31, 2018, December 31, 2017, December 31, 2016 and December 16, 2016 we had zero, $0.1 million, $0.4 million and $0.4 million, respectively, of unrecognized tax benefits which, if recognized, would impact our effective tax rate. We recognized a net tax benefit $0.1 million in 2018, $0.3 million in 2017, zero for the period ended December 31, 2016, $0.2 million for the period ended December 15, 2016 for statutes of limitations expiration. As of December 31, 2018 our ending balance for uncertain tax position reserves in zero, due to the statute of limitations lapse. A reconciliation of the gross change in the unrecognized tax benefits is as follows (in thousands):

Predecessor:
Balance at December 31, 2015	$566

Reductions as a result of a lapse of the applicable statute of limitations	(206)

Balance at December 15, 2016	360

Successor:
Balance at December 15, 2016	360

Reductions as a result of a lapse of the applicable statute of limitations	—

Balance at December 31, 2016	360

Reductions as a result of a lapse of the applicable statute of limitations	(252)

Year Ended December 31, 2017	108

Reductions as a result of a lapse of the applicable statute of limitations	(108)

Year Ended December 31, 2018	$—

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16.	LONG-TERM DEBT

The components of our long-term debt are as follows (in thousands):

	December 31,
	2018	2017
Term Loan Facility due 2021	$245,000	$247,500
Debt issuance costs and unamortized premium (discount) on debt, net	(1,421)	(1,897)

Total	243,579	245,603

Less current portion	(2,500)	(2,500)

Long-term debt	$241,079	$243,103

ABL Facility

On December 15, 2016, the Company and Key Energy Services, LLC, as borrowers (the “ABL Borrowers”), entered into the ABL Facility with the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), Bank of America, N.A., as administrative agent for the lenders, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents for the lenders. The ABL Facility provides for aggregate initial commitments from the ABL Lenders of $80 million, which, on February 3, 2017 was increased to $100 million, and matures on June 15, 2021.

The ABL Facility provides the ABL Borrowers with the ability to borrow up to an aggregate principal amount equal to the lesser of (i) the aggregate revolving commitments then in effect and (ii) the sum of (a) 85% of the value of eligible accounts receivable plus (b) 80% of the value of eligible unbilled accounts receivable, subject to a limit equal to the greater of (x) $35 million and (y) 25% of the Commitments. The amount that may be borrowed under the ABL Facility is subject to increase or reduction based on certain segregated cash or reserves provided for by the ABL Facility. In addition, the percentages of accounts receivable and unbilled accounts receivable included in the calculation described above is subject to reduction to the extent of certain bad debt write-downs and other dilutive items provided in the ABL Facility.

Borrowings under the ABL Facility will bear interest, at the ABL Borrowers’ option, at a per annum rate equal to (i) LIBOR for 30, 60, 90, 180, or, with the consent of the ABL Lenders, 360 days, plus an applicable margin that varies from 2.50% to 4.50% depending on the Borrowers’ fixed charge coverage ratio at such time or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the federal funds rate, plus 0.50% or (z) 30-day LIBOR, plus 1.0% plus (b) an applicable margin that varies from 1.50% to 3.50% depending on the Borrowers’ fixed charge coverage ratio at such time. In addition, the ABL Facility provides for unused line fees of 1.0% to 1.25% per year, depending on utilization, letter of credit fees and certain other factors.

The ABL Facility may in the future be guaranteed by certain of the Company’s existing and future subsidiaries (the “ABL Guarantors,” and together with the ABL Borrowers, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, each of the ABL Loan Parties has granted or will grant, as applicable, to the Administrative Agent a first-priority security interest for the benefit of the ABL Lenders in its present and future accounts receivable, inventory and related assets and proceeds of the foregoing (the “ABL Priority Collateral”). In addition, the obligations of the ABL Loan Parties under the ABL Facility are secured by second-priority liens on the Term Priority Collateral (as described below under “Term Loan Facility”).

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The revolving loans under the ABL Facility may be voluntarily prepaid, in whole or in part, without premium or penalty, subject to breakage or similar costs.

The ABL Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the ABL Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The ABL Facility also contains a requirement that the ABL Borrowers comply, during certain periods, with a fixed charge coverage ratio of 1.00 to 1.00.

As of December 31, 2018, we had no borrowings outstanding under the ABL Facility and $34.8 million of letters of credit outstanding with borrowing capacity of $24.0 million available subject to covenant constraints under our ABL Facility.

Term Loan Facility

On December 15, 2016, the Company entered into the Term Loan Facility among the Company, as borrower, certain subsidiaries of the Company named as guarantors therein, the financial institutions party thereto from time to time as Lenders (collectively, the “Term Loan Lenders”) and Cortland Capital Market Services LLC and Cortland Products Corp., as agent for the Lenders. The Term Loan Facility had an outstanding principal amount of $250 million.

The Term Loan Facility will mature on December 15, 2021, although such maturity date may, at the Company’s request, be extended by one or more of the Term Loan Lenders pursuant to the terms of the Term Loan Facility. Borrowings under the Term Loan Facility will bear interest, at the Company’s option, at a per annum rate equal to (i) LIBOR for one, two, three, six, or, with the consent of the Term Loan Lenders, 12 months, plus 10.25% or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the Federal Funds rate, plus 0.50% and (z) 30-day LIBOR, plus 1.0% plus (b) 9.25%.

The Term Loan Facility is guaranteed by certain of the Company’s existing and future subsidiaries (the “Term Loan Guarantors,” and together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, each of the Term Loan Parties has granted or will grant, as applicable, to the agent a first-priority security interest for the benefit of the Term Loan Lenders in substantially all of each Term Loan Party’s assets other than certain excluded assets and the ABL Priority Collateral (the “Term Priority Collateral”). In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority liens on the ABL Priority Collateral (as described above under “ABL Facility”).

The loans under the Term Loan Facility may be prepaid at the Company’s option, subject to the payment of a prepayment premium in certain circumstances as provided in the Term Loan Facility. If a prepayment is made after the first anniversary of the loan but prior to the second anniversary, such prepayment must be made at 106% of the principle amount, if a prepayment is made after the second anniversary but prior to the third anniversary, such prepayment must be made at 103% of the principle amount. After the third anniversary, if a prepayment is made, no prepayment premium is due. The Company is required to make principal payments in the amount of $625,000 per quarter commencing with the quarter ending March 31, 2017. In addition, pursuant to the Term Loan Facility, the Company must prepay or offer to prepay, as applicable, term loans with the net cash proceeds of certain debt incurrences and asset sales, excess cash flow, and upon certain change of control transactions, subject in each case to certain exceptions.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Term Loan Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the Term Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The Term Loan Facility also contains financial covenants requiring that the Company maintain an asset coverage ratio of at least 1.35 to 1.0 and that Liquidity (as defined in the Term Loan Facility) must not be less than $37.5 million (of which at least $20.0 million must be in cash or cash equivalents held in deposit accounts) as of the last day of any fiscal quarter, subject to certain exceptions and cure rights.

The weighted average interest rates on the outstanding borrowings under the Term Loan Facility for the year ended December 31, 2018 was as follows:

Year Ended December 31, 2018
Term Loan Facility	12.42%

Debt Compliance

At December 31, 2018, we were in compliance with all the financial covenants under our ABL Facility and the Term Loan Facility. Based on management’s current projections, we expect to be in compliance with all the covenants under our ABL Facility and Term Loan Facility for the next twelve months. A breach of any of these covenants, ratios or tests could result in a default under our indebtedness.

Long-Term Debt Principal Repayment and Interest Expense

Presented below is a schedule of the repayment requirements of long-term debt as of December 31, 2018 (in thousands):

Principal Amount of Long- Term Debt
2019	$2,500
2020	2,500
2021	240,000

Total long-term debt	$245,000

Interest expense for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 consisted of the following (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Cash payments	$32,718	$30,397	$1,312	$69,134
Commitment and agency fees paid	969	924	35	772
Amortization of discount and premium on debt	—	—	—	1,086
Amortization of deferred financing costs	476	476	17	3,328
Write-off of deferred financing costs	—	—	—	—

Net interest expense	$34,163	$31,797	$1,364	$74,320

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs

A summary of deferred financing costs including capitalized costs, write-offs and amortization are presented in the table below (in thousands):

Predecessor

Balance at December 15, 2016	$—

Successor

Balance at December 15, 2016	2,040

Capitalized costs	—
Amortization	(17)

Balance at December 31, 2016	2,023

Capitalized costs	350
Amortization	(476)

Balance at December 31, 2017	1,897

Capitalized costs	—
Amortization	(476)

Balance at December 31, 2018	$1,421

The Predecessor balance of $14.8 million was eliminated in accordance with ASC 852, recorded as a reorganization item on the consolidated statement of operations. See “Note 5. Reorganization Items” for more details.

NOTE 17.	COMMITMENTS AND CONTINGENCIES

Operating Lease Arrangements

We lease certain property and equipment under non-cancelable operating leases that expire at various dates through 2024, with varying payment dates throughout each month. In addition, we have a number of leases scheduled to expire during 2018.

As of December 31, 2018, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Lease Payments
2019	$4,617
2020	2,849
2021	2,052
2022	1,671
2023	1,660
Thereafter	1,510

Total	$14,359

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are also party to a significant number of month-to-month leases that can be cancelled at any time. Operating lease expenses were $4.8 million, $6.4 million, less than $0.1 million, and $11.4 million for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, respectively.

Litigation

Various suits and claims arising in the ordinary course of business are pending against us. We conduct business throughout the continental United States and may be subject to jury verdicts or arbitrations that result in outcomes in favor of the plaintiffs. We are also exposed to various claims abroad. We continually assess our contingent liabilities, including potential litigation liabilities, as well as the adequacy of our accruals and the need for disclosure of these items, if any. We establish a provision for a contingent liability when it is probable that a liability has been incurred and the amount is reasonably estimable. As of December 31, 2018, the aggregate amount of our liabilities related to litigation that are deemed probable and reasonably estimable is $4.4 million. We do not believe that the disposition of any of these matters will result in an additional loss materially in excess of amounts that have been recorded. Our liabilities related to litigation matters that were deemed probable and reasonably estimable as of December 31, 2017 were $4.7 million.

Tax Audits

We are routinely the subject of audits by tax authorities, and in the past have received material assessments from tax auditors. As of December 31, 2018 and 2017, we have recorded reserves that management feels are appropriate for future potential liabilities as a result of prior audits. While we believe we have fully reserved for these assessments, the ultimate amount of settlements can vary from our estimates.

Self-Insurance Reserves

We maintain reserves for workers’ compensation and vehicle liability on our balance sheet based on our judgment and estimates using an actuarial method based on claims incurred. We estimate general liability claims on a case-by-case basis. We maintain insurance policies for workers’ compensation, vehicular liability and general liability claims. These insurance policies carry self-insured retention limits or deductibles on a per occurrence basis. The retention limits or deductibles are accounted for in our accrual process for all workers’ compensation, vehicular liability and general liability claims. The deductibles have a $5 million maximum per vehicular liability claim, and a $2 million maximum per general liability claim and a $1 million maximum per workers’ compensation claim. As of December 31, 2018 and 2017, we have recorded $50.1 million and $52.2 million, respectively, of self-insurance reserves related to workers’ compensation, vehicular liabilities and general liability claims. Partially offsetting these liabilities, we had approximately $13.1 million and $15.1 million of insurance receivables as of December 31, 2018 and 2017, respectively. We believe that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued for existing claims.

Environmental Remediation Liabilities

For environmental reserve matters, including remediation efforts for current locations and those relating to previously-disposed properties, we record liabilities when our remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated. As of December 31, 2018 and 2017, we have recorded $2.2 million and $2.0 million, respectively, for our environmental remediation liabilities. We believe that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We provide performance bonds to provide financial surety assurances for the remediation and maintenance of our SWD properties to comply with environmental protection standards. Costs for SWD properties may be mandatory (to comply with applicable laws and regulations), in the future (required to divest or cease operations), or for optimization (to improve operations, but not for safety or regulatory compliance).

NOTE 18.	EMPLOYEE BENEFIT PLANS

We maintain a 401(k) plan as part of our employee benefits package. In the third quarter of 2015, management suspended the 401(k) matching program as part of our cost cutting efforts. Prior to this, we matched 100% of employee contributions up to 4% of the employee’s salary, which vest immediately, into our 401(k) plan, subject to maximums of $11,000, $10,800 and $10,600 for the years ended December 31, 2018, 2017 and 2016, respectively. Our matching contributions were zero for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016. The 401(k) matching program was reinstated January 1, 2019. We do not offer participants the option to purchase shares of our common stock through a 401(k) plan fund.

NOTE 19.	STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2018, we had 10,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of December 31, 2018, the sole share of the Successor Company’s Series A Preferred Stock, which confers certain rights to elect directors (but has no economic rights), was held by Soter.

Common Stock

As of December 31, 2018 and December 31, 2017, we had 100,000,000 shares of common stock authorized with a par value of $0.01 per share, of which 20,363,198 and 20,217,641 shares were issued and outstanding, respectively. During 2018, 2017 and 2016, no dividends were declared or paid and we currently do not intend to pay dividends.

Tax Withholding

We repurchase shares of restricted common stock that have been previously granted to certain of our employees, pursuant to an agreement under which those individuals are permitted to sell shares back to us in order to satisfy the minimum income tax withholding requirements related to vesting of these grants. We repurchased a total of 48,403 shares, 56,328 shares, zero shares and 1,614,047 shares for an aggregate cost of $0.3 million, $0.7 million, zero and $0.2 million during the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, respectively, which represented the fair market value of the shares based on the price of our stock on the dates of purchase.

NOTE 20.	SHARE-BASED COMPENSATION

Equity and Cash Incentive Plan

On the Effective Date, pursuant to the Plan, the Company adopted a new management incentive plan titled the Key Energy Services, Inc. 2016 Equity and Cash Incentive Plan. The 2016 Incentive Plan authorizes the grant of compensation described in the following sentence comprised of stock or economic rights tied to the value of

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock collectively representing up to 11% of the fully diluted shares of Common Stock as of the Effective Date (without regard to shares reserved for issuance pursuant to the Warrants) (as increased by the Board from the initial pool of 7% of fully diluted shares on the Effective Date, as permitted under the terms of the 2016 Incentive Plan). The 2016 Incentive Plan provides for awards of restricted stock, restricted stock units, options, stock appreciation rights and cash-based awards, for distribution to officers, directors and employees of the Company and its subsidiaries as determined by the New Board. As of the Effective Date, the New Board or an authorized committee thereof is authorized, without further approval of Key equity holders, to execute and deliver all agreements, documents, instruments and certificates relating to the 2016 Incentive Plan and to perform their obligations thereunder in accordance with, and subject to, the terms of the 2016 Incentive Plan. As of December 31, 2018, there were 0.4 million shares available for grant under the 2016 ECIP.

Stock Option Awards

Stock option awards granted under our incentive plans have a maximum contractual term of ten years from the date of grant. Shares issuable upon exercise of a stock option are issued from authorized but unissued shares of our common stock.

The following tables summarize the stock option activity for the year ended December 31, 2018 (shares in thousands):

	Year Ended December 31, 2018
	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at beginning of period	164	$34.24	$10.66
Granted	—	$—	$—
Exercised	—	$—	$—
Cancelled or expired	(90)	$33.67	$10.53

Outstanding at end of period	74	$34.92	$10.82

Exercisable at end of period	74	$34.92	$10.82

No stock options were granted or exercised for the year ended December 31, 2018. The total fair value of stock options vested during the year ended December 31, 2018, 2017, periods from December 16, 2016 through December 31, 2016 and January 1, 2016 through December 15, 2016 and period from January 1, 2016 through December 15, 2016 was zero, $1.7 million, zero and zero, respectively. For the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016, we recognized zero, $1.8 million, $0.1 million and zero of pre-tax expenses related to stock options, respectively. All outstanding stock options are vested as of December 31, 2018.The weighted average remaining contractual term for stock option awards exercisable as of December 31, 2018 is 8.0 years.

Common Stock Awards

Our common stock awards include restricted stock awards and restricted stock units. The weighted average grant date fair market value of all common stock awards granted during the years ended December 31, 2018 and 2017 and for the periods from December 16, 2016 through December 31, 2016 and January 1, 2016 through December 15, 2016, were $13.74, $12.37, $31.99 and $0.26, respectively. The total fair market value of all common stock awards vested during the years ended December 31, 2018 and 2017 and for the periods from December 16, 2016 through December 31, 2016 and January 1, 2016 through December 15, 2016 were $2.3 million, 6.2 million, zero and 14.5 million, respectively.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize information for the year ended December 31, 2018 about our unvested common stock awards that we have outstanding (shares in thousands):

	Year Ended December 31, 2018
	Outstanding	Weighted Average Issuance Price
Shares at beginning of period	1,112	$11.90
Granted	457	$13.74
Vested	(194)	$11.98
Cancel1ed	(646)	$12.47

Shares at end of period	729	$12.52

The grant-date fair value of our time-based restricted stock units and restricted stock awards is determined using our stock price on the grant date. The grant-date fair value of our performance-based restricted stock units is determined using our stock price on the grant date assuming a 1.0x payout target, however, a maximum 2.0x payout could be achieved if certain EBITDA-based performance measures are met. We recognize compensation expense ratably over the graded vesting period of the grant, net of forfeitures.

For the years ended December 31, 2018, 2017 and the periods from December 16, 2016 through December 31, 2016 and January 1, 2016 through December 15, 2016, we recognized $2.6 million, $5.3 million, $0.4 million and $5.7 million, respectively, of pre-tax expenses from continuing operations associated with common stock awards. For the unvested common stock awards outstanding as of December 31, 2018, we anticipate that we will recognize $5.5 million of pre-tax expense over the next 1.5 years weighted average years.

Phantom Share Plan

In December 2017, we implemented a “Phantom Share Plan,” in which certain of our employees were granted “Phantom Shares.” Phantom Shares vest ratably over a three-year period and convey the right to the grantee to receive a cash payment on the anniversary date of the grant equal to the fair market value of the Phantom Shares vesting on that date. Grantees are not permitted to defer this payment to a later date. The Phantom Shares are a “liability” type award and we account for these awards at fair value. We recognize compensation expense related to the Phantom Shares based on the change in the fair value of the awards during the period and the percentage of the service requirement that has been performed, net of forfeitures, with an offsetting liability recorded on our consolidated balance sheets.

For the years ended December 31, 2018, 2017 and the periods from December 16, 2016 through December 31, 2016 and January 1, 2016 through December 15, 2016, we recognized $0.3 million, zero, zero and zero, respectively, of pre-tax expenses from continuing operations associated with common stock awards. For the unvested common stock awards outstanding as of December 31, 2018, we anticipate that we will recognize $0.1 million of pre-tax expense over the next 1.5 weighted average years.

NOTE 21.	TRANSACTIONS WITH RELATED PARTIES

The Company has purchased or sold equipment or services from a few affiliates of certain directors. Additionally, the Company has a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Platinum”) pursuant to which Platinum provides certain business advisory services to the Company. The dollar amounts related to these related party activities are not material to the Company’s condensed consolidated financial statements.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 22.	SUPPLEMENTAL CASH FLOW INFORMATION

Presented below is a schedule of noncash investing and financing activities and supplemental cash flow entries (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Supplemental cash flow information:
Cash paid for reorganization items	$—	$—	$—	$6,955
Cash paid for interest	32,718	30,397	1,312	69,134
Cash paid for taxes	40	—	—	57
Tax refunds	1,097	—	—	1,834

Cash paid for interest includes cash payments for interest on our long-term debt and capital lease obligations, and commitment and agency fees paid.

NOTE 23.	SEGMENT INFORMATION

Our reportable business segments are Rig Services, Fishing and Rental Services, Coiled Tubing Services and Fluid Management Services. Our reportable business segments previously included an International segment. We also have a “Functional Support” segment associated with overhead and other costs in support of our reportable segments. Our Rig Services, Fishing and Rental Services, Coiled Tubing Services, Fluid Management Services operate geographically within the United States. Our International segment included our former operations in Mexico, Canada and Russia. During the fourth quarter of 2016, we completed the sale of our business in Mexico. We completed the sale of our Canadian subsidiary and Russian subsidiary in the second and third quarters of 2017, respectively. We evaluate the performance of our segments based on gross margin measures. All inter-segment sales pricing is based on current market conditions. We aggregate services that create our reportable segments in accordance with ASC 280, and the accounting policies for our segments are the same as those described in “Note 1. Organization and Summary of Significant Accounting Policies” above.

Rig Services

Our Rig Services include the completion of newly drilled wells, workover and recompletion of existing oil and natural gas wells, well maintenance, and the plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger rigs that are capable of providing conventional and horizontal drilling services. Our rigs encompass various sizes and capabilities, allowing us to service all types of oil and gas wells. Many of our rigs are outfitted with our proprietary KeyView® technology, which captures and reports well site operating data and provides safety control systems. We believe that this technology allows our customers and our crews to better monitor well site operations, improves efficiency and safety, and adds value to the services that we offer.

The completion and recompletion services provided by our rigs prepare wells for production, whether newly drilled, or recently extended through a workover operation. The completion process may involve selectively perforating the well casing to access production zones, stimulating and testing these zones, and installing tubular and downhole equipment. We typically provide a well service rig and may also provide other equipment to assist in the completion process. Completion services vary by well and our work may take a few days to several weeks to perform, depending on the nature of the completion.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The workover services that we provide are designed to enhance the production of existing wells and generally are more complex and time consuming than normal maintenance services. Workover services can include deepening or extending wellbores into new formations by drilling horizontal or lateral wellbores, sealing off depleted production zones and accessing previously bypassed production zones, converting former production wells into injection wells for enhanced recovery operations and conducting major subsurface repairs due to equipment failures. Workover services may last from a few days to several weeks, depending on the complexity of the workover.

Maintenance services provided with our rig fleet are generally required throughout the life cycle of an oil or natural gas well. Examples of these maintenance services include routine mechanical repairs to the pumps, tubing and other equipment, removing debris and formation material from wellbores, and pulling rods and other downhole equipment from wellbores to identify and resolve production problems. Maintenance services are generally less complicated than completion and workover related services and require less time to perform.

Our rig fleet is also used in the process of permanently shutting-in oil or natural gas wells that are at the end of their productive lives. These plugging and abandonment services generally require auxiliary equipment in addition to a well servicing rig. The demand for plugging and abandonment services is not significantly impacted by the demand for oil and natural gas because well operators are required by state regulations to plug wells that are no longer productive.

Fishing and Rental Services

We offer a full line of services and rental equipment designed for use in providing drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, pumps, power swivels, reversing units, foam air units. Our rental inventory also included frac stack equipment used to support hydraulic fracturing operations and the associated flowback of frac fluids, proppants, oil and natural gas. We also had provided well-testing services. Our frac stack equipment and well-testing services business were sold in the second quarter of 2017.

Demand for our Fishing and Rental Services is closely related to capital spending by oil and natural gas producers, which is generally driven by oil and natural gas prices.

Coiled Tubing Services

Coiled Tubing Services involve the use of a continuous metal pipe spooled onto a large reel which is then deployed into oil and natural gas wells to perform various applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, and formation stimulations utilizing acid and chemical treatments. Coiled tubing is also used for a number of horizontal well applications such as milling temporary isolation plugs that separate frac zones, and various other pre- and post- hydraulic fracturing well preparation services.

Fluid Management Services

We provide transportation and well-site storage services for various fluids utilized in connection with drilling, completions, workover and maintenance activities. We also provide disposal services for fluids produced subsequent to well completion. These fluids are removed from the well site and transported for disposal in SWD wells owned by us or a third party. In addition, we operate a fleet of hot oilers capable of pumping heated fluids used to clear soluble restrictions in a wellbore. Demand and pricing for these services generally correspond to demand for our well service rigs.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

International

Our International segment included our former operations in Mexico, Canada and Russia. In April 2015, we announced our decision to exit markets in which we participate outside of North America. During the fourth quarter of 2016, we completed the sale of our business in Mexico, and we completed the sale of our Canadian subsidiary and Russian subsidiary in the second and third quarters of 2017, respectively. Our services in these international markets consisted of rig-based services such as the maintenance, workover, and recompletion of existing oil wells, completion of newly-drilled wells, and plugging and abandonment of wells at the end of their useful lives. We also had a technology development and control systems business based in Canada, which was focused on the development of hardware and software related to oilfield service equipment controls, data acquisition and digital information flow.

Functional Support

Our Functional Support segment includes unallocated overhead costs associated with administrative support for our U.S. and International reporting segments.

Financial Summary

The following table presents our segment information as of and for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 (in thousands):

Successor company as of and for the year ended December 31, 2018

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support(2)	Reconciling Eliminations	Total
Revenues from external customers	$296,969	$64,691	$71,013	$89,022	$—	$—	$521,695
Intersegment revenues	710	2,465	48	1,101	—	(4,324)	—
Depreciation and amortization	31,519	23,361	5,223	20,091	2,445	—	82,639
Impairment expense	—	—	—	—	—	—	—
Other operating expenses	245,898	49,983	60,594	77,781	63,766	—	498,022
Operating income (loss)	19,552	(8,653)	5,196	(8,850)	(66,211)	—	(58,966)
Interest expense, net of amounts capitalized	—	—	—	—	34,163	—	34,163
Income (loss) before taxes	19,689	(8,622)	5,201	(8,773)	(98,270)	—	(90,775)
Long-lived assets(1)	141,469	50,629	17,274	55,263	19,637	404	284,676
Total assets	192,376	65,711	27,283	70,003	80,507	7,294	443,174
Capital expenditures	18,126	3,671	4,872	2,907	7,959	—	37,535

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor company as of and for the year ended December 31, 2017

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support(2)	Reconciling Eliminations	Total
Revenues from external customers	$248,830	$59,172	$41,866	$80,726	$5,571	$—	$—	$436,165
Intersegment revenues	325	3,181	60	1,218	—	—	(4,784)	—
Depreciation and amortization	31,493	23,454	5,187	21,917	791	1,700	—	84,542
Impairment expense	—	—	—	—	187	—	—	187
Other operating expenses	220,957	28,212	35,048	78,341	9,586	75,472	—	447,616
Operating income (loss)	(3,620)	7,506	1,631	(19,532)	(4,993)	(77,172)	—	(96,180)
Reorganization items, net	—	—	—	—	—	1,501	—	1,501
Interest expense, net of amounts capitalized	—	—	—	—	—	31,797	—	31,797
Income (loss) before taxes	(3,449)	7,748	1,643	(19,537)	(298)	(108,398)	—	(122,291)
Long-lived assets(1)	160,170	63,340	19,064	74,591	7	122,965	(97,819)	342,318
Total assets	287,856	360,581	41,523	(985)	9,473	513,393	(682,720)	529,121
Capital expenditures	8,375	741	886	3,288	475	2,314	—	16,079

Successor company as of December 31, 2016 and for the period from December 16, 2016 through December 31, 2016

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support(2)	Reconciling Eliminations	Total
Revenues from external customers	$8,549	$3,389	$1,392	$3,208	$1,292	$—	$—	$17,830
Depreciation and amortization	1,129	1,158	202	987	16	82	—	3,574
Impairment expense	—	—	—	—	—	—	—	—
Other operating expenses	9,352	2,496	1,446	3,359	1,209	5,242	—	23,104
Operating income (loss)	(1,932)	(265)	(256)	(1,138)	67	(5,324)	—	(8,848)
Interest expense, net of amounts capitalized	—	—	—	—	—	1,364	—	1,364
Income (loss) before taxes	(1,932)	(265)	(256)	(1,138)	49	(6,702)	—	(10,244)
Long-lived assets(1)	172,871	95,544	24,741	94,887	1,236	142,580	(108,448)	423,411
Total assets	1,348,587	462,163	106,609	226,503	62,971	(1,276,652)	(272,200)	657,981
Capital expenditures	331	10	—	29	—	5	—	375

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor company as of December 15, 2016 and for the period from January 1, 2016 through December 15, 2016

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support(2)	Reconciling Eliminations	Total
Revenues from external customers	$222,877	$55,790	$30,569	$76,008	$14,179	$—	$—	$399,423
Intersegment revenues	922	4,958	73	934	284	—	(7,171)	—
Depreciation and amortization	56,241	26,547	10,730	22,583	6,497	8,698	—	131,296
Impairment expense	—	—	—	—	44,646	—	—	44,646
Other operating expenses	206,094	55,651	39,161	91,361	22,262	111,553	—	526,082
Operating loss	(39,458)	(26,408)	(19,322)	(37,936)	(59,226)	(120,251)	—	(302,601)
Reorganization items, net	262,455	76,918	(52,094)	9,374	377	(542,601)	—	(245,571)
Interest expense, net of amounts capitalized	—	—	—	—	—	74,320	—	74,320
Income (loss) before taxes	(301,647)	(103,474)	32,891	(48,014)	(59,773)	351,110	—	(128,907)
Long-lived assets(1)	173,762	96,692	24,944	95,848	1,252	142,704	(108,449)	426,753
Total assets	1,350,566	462,759	106,760	227,749	62,520	(1,274,533)	(272,199)	663,622
Capital expenditures	1,477	3,005	110	2,950	711	228	—	8,481

(1)	Long-lived assets include: fixed assets, goodwill, intangibles and other assets.
(2)	Functional Support is geographically located in the United States.

NOTE 24.	UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following table presents our summarized, unaudited quarterly information for the two most recent years covered by these consolidated financial statements (in thousands, except for per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
Year Ended December 31, 2018:
Revenues	$125,316	$144,405	$134,721	$117,253
Direct operating expenses	98,211	109,747	106,103	92,335
Net loss	(24,963)	(16,895)	(23,860)	(23,078)
Loss per share(1):
Basic and diluted	(1.23)	(0.84)	(1.18)	(1.14)

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended
	March 31	June 30	September 30	December 31
Year Ended December 31, 2017:
Revenues	$101,452	$107,780	$110,653	$116,280
Direct operating expenses	87,306	63,560	87,115	94,351
Net loss	(46,859)	(13,183)	(38,220)	(22,327)
Loss per share(1):
Basic and Diluted	(2.33)	(0.66)	(1.90)	(1.11)

(1)	Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

NOTE 25.	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The senior notes of the Predecessor Company were registered securities. As a result of these registered securities, we are required to present the following condensed consolidating financial information pursuant to SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Our ABL Facility and Term Loan Facility of the Successor Company are not registered securities, so the presentation of condensed consolidating financial information is not required for the Successor period. The following is our condensed consolidated statement of operations and statement of cash flows for the Predecessor periods (in thousands):

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Period from January 1, 2016 through December 15, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues	$—	$387,291	$15,121	$(2,989)	399,423
Direct operating expense	—	353,152	10,963	(1,290)	362,825
Depreciation and amortization expense	—	129,364	1,932	—	131,296
General and administrative expense	1,225	155,097	8,601	(1,666)	163,257
Impairment expense	—	44,646	—	—	44,646

Operating loss	(1,225)	(294,968)	(6,375)	(33)	(302,601)

Reorganization items, net	(560,058)	313,691	377	419	(245,571)
Interest expense, net of amounts capitalized	74,320	—	—	—	74,320
Other (income) expense, net	9,337	(11,607)	(553)	380	(2,443)

Income (loss) before income taxes	475,176	(597,052)	(6,199)	(832)	(128,907)
Income tax (expense) benefit	(6,484)	15,095	(11,859)	419	(2,829)

Net income (loss)	$468,692	$(581,957)	$(18,058)	$(413)	$(131,736)

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Period from January 1, 2016 through December 15, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$—	$(139,713)	$1,264	$—	$(138,449)
Cash flows from investing activities:
Capital expenditures	—	(8,134)	(347)	—	(8,481)
Intercompany notes and accounts	—	122,798	—	(122,798)	—
Other investing activities, net	—	15,025	—	—	15,025

Net cash provided by (used in) investing activities	—	129,689	(347)	(122,798)	6,544

Cash flows from financing activities:
Repayment of long-term debt	(313,424)	—	—	—	(313,424)
Proceeds from long-term debt	250,000	—	—	—	250,000
Proceeds from stock rights offering	109,082	—	—	—	109,082
Payment of deferred financing costs	(2,040)	—	—	—	(2,040)
Intercompany notes and accounts	(122,798)	—	—	122,798	—
Other financing activities, net	(167)	—	—	—	(167)

Net cash provided by (used in) financing activities	(79,347)	—	—	122,798	43,451

Effect of changes in exchange rates on cash	—	—	(20)	—	(20)

Net increase (decrease) in cash and cash equivalents	(79,347)	(10,024)	897	—	(88,474)

Cash, cash equivalents and restricted cash at beginning of period	191,065	10,024	3,265	—	204,354

Cash, cash equivalents and restricted cash at end of period	$111,718	$—	$4,162	$—	$115,880

(ii)

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2018 and 2017. Certain portions in this Section (ii) of this Exhibit B refer to items on our Annual Report on Form 10-K for the year ended December 31, 2018. See “Availability of Certain Documents” above.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto in “Item 8. Financial Statements and Supplementary Data.” The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances including those identified in “Cautionary Note Regarding Forward-Looking Statements” above. Actual results may differ materially from these expectations due to potentially inaccurate assumptions and known or unknown risks and uncertainties. Such forward-looking statements should be read in conjunction with our disclosures under “Item 1A. Risk Factors.”

Overview

We provide a full range of well services to major oil companies and independent oil and natural gas production companies to produce, maintain and enhance the flow of oil and natural gas throughout the life of a well. These services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States. We previously had operations in Mexico, which was sold during the fourth quarter of 2016, and Canada and Russia, which were sold in the second and third quarters of 2017, respectively.

The demand for our services fluctuates, primarily in relation to the price (or anticipated price) of oil and natural gas, which, in turn, is driven primarily by the supply of, and demand for, oil and natural gas. Generally, as supply of those commodities decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers attempt to maximize the productivity of their wells in a higher priced environment. However, in the lower oil and natural gas price environment that has persisted since late 2014, demand for service and maintenance has decreased as oil and natural gas producers decrease their activity. In particular, the demand for new or existing field drilling and completion work is driven by available investment capital for such work and our customers have significantly curtailed their capital spending beginning in 2015 and continuing into 2018. Because these types of services can be easily “started” and “stopped,” and oil and natural gas producers generally tend to be less risk tolerant when commodity prices are low or volatile, we may experience a more rapid decline in demand for well maintenance services compared with demand for other types of oilfield services. Further, in a lower-priced environment, fewer well service rigs are needed for completions, as these activities are generally associated with drilling activity.

Emergence from Voluntary Reorganization and Fresh Start Accounting

Upon our emergence from bankruptcy on the Effective Date, the Company adopted fresh start accounting which resulted in the creation of a new entity for financial reporting purposes. As a result of the application of fresh start accounting, as well as the effects of the implementation of the Plan, the Consolidated Financial Statements on or after December 16, 2016 are not comparable with the Consolidated Financial Statements prior to that date. Refer to “Note 3. Fresh Start Accounting” in “Item 8. Financial Statements and Supplementary Data” for additional information.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to December 15, 2016. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company prior to December 15, 2016.

Business and Growth Strategies

Focus on Production Related Services

Over the life of an oil and gas well, regular maintenance of well bore and artificial lift systems is required to maintain production and offset natural production declines. In most of these interventions, a well service rig is required to remove and replace items needing repair, or to perform activities that would increase the oil and gas production from current levels. In many instances these interventions require additional assets or services to perform. With the decline in oil prices beginning in 2014, we believe that a number of oil and gas producers in the United States significantly curtailed their recurring well maintenance activities. We believe that a recovery in oil prices will result in oil and gas producers making the decision to resume regular well maintenance activities. Additionally, we believe that in many instances since the oil price decline began in 2014, oil and gas producers have foregone regular maintenance activities, and that additional demand for our services will be provided by oil and gas producers seeking to improve their production by repairing their wells. Key is well positioned to capitalize on these trends through its fleet of active and warm stacked well service rigs and the additional fishing and rental service offerings it provides and we will continue to invest, either in equipment or through acquisition to grow and take advantage of this dynamic.

Growth in Population of Horizontal Oil and Gas Wells

Since the revolution of horizontal well drilling and hydraulic fracturing began in the United States, thousands of new horizontal oil wells have been added, many in the period from 2012 to 2014. As the initial production from these wells declines over their first several years of production, and these wells are placed on artificial lift systems to maintain production, we believe that these wells will require periodic maintenance similar to a conventional oil well. In many instances due to the depth and long lateral sections of these wells, a larger well service rig with a higher rated derrick capacity will be needed to do this maintenance. We intend to invest in this portion of our well service rig fleet, and the needed rental equipment and services, either through organic capital deployment or acquisition to capitalize on this trend and the growing population of horizontal wells that have entered or will enter the phase of their life where regular maintenance is required.

PERFORMANCE MEASURES

The Baker Hughes U.S. rig count data, which is publicly available on a weekly basis, is often used as a coincident indicator of overall Exploration and Production (“E&P”) company spending and broader oilfield activity. In assessing overall activity in the U.S. onshore oilfield service industry in which we operate, we believe that the Baker Hughes U.S. land drilling rig count is the best barometer of E&P companies’ capital spending and resulting activity levels. Historically, our activity levels have been highly correlated to U.S. onshore capital spending by our E&P company customers as a group.

Year	WTI Cushing Crude Oil(1)	NYMEX Henry Hub Natural Gas(1)	Average Baker Hughes U.S. Land Drilling Rigs(2)	Average AESC Well Service Active Rig Count(3)
2014	$93.17	$4.37	1,804	2,024
2015	$48.66	$2.62	943	1,481
2016	$43.29	$2.52	486	1,061
2017	$50.80	$2.99	856	1,187
2018	$65.23	$3.15	1,013	1,292

(1)	Represents the average of the monthly average prices for each of the years presented. Source: U.S. Energy Information Administration, Bloomberg.
(2)	Source: www.bakerhughes.com
(3)	Source: www.aesc.net

Internally, we measure activity levels for our well servicing operations primarily through our rig and trucking hours. Generally, as capital by E&P companies increases, demand for our services also rises, resulting in increased rig and trucking services and more hours worked. Conversely, when activity levels decline due to lower spending by E&P companies, we generally provide fewer rig and trucking services, which results in lower hours worked. The following table presents our quarterly rig and trucking hours from 2016 through 2018.

	Rig Hours			Trucking Hours	Key’s U.S. Working Days(1)
	U.S.	International	Total
2018:
First Quarter	175,232	—	175,232	214,194	63
Second Quarter	187,578	—	187,578	201,427	64
Third Quarter	180,943	—	180,943	184,310	63
Fourth Quarter	156,453	—	156,453	179,405	62

Total 2018	700,206	—	700,206	779,336	252
2017:
First Quarter	165,968	2,462	168,430	179,215	64
Second Quarter	163,966	1,701	165,667	185,398	63
Third Quarter	161,725	2,937	164,662	197,319	63
Fourth Quarter	164,480	—	164,480	223,478	61

Total 2017	656,139	7,100	663,239	785,410	251
2016:
First Quarter	153,417	5,715	159,132	217,429	63
Second Quarter	144,587	6,913	151,500	199,527	64
Third Quarter	163,206	6,170	169,376	198,362	64
Fourth Quarter	169,087	4,341	173,428	192,049	61

Total 2016	630,297	23,139	653,436	807,367	252

(1)	Key’s U.S. working days are the number of weekdays during the quarter minus national holidays.

MARKET AND BUSINESS CONDITIONS AND OUTLOOK

Our core businesses depend on our customers’ willingness to make expenditures to produce, develop and explore for oil and natural gas in onshore U.S. basins. Industry conditions are influenced by numerous factors, such as oil and natural gas prices, the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil producing countries, and available supply of and demand for the services we provide. Higher oil prices have historically spurred additional demand for our services as oil and gas producers increase spending on production maintenance and drilling and completion of new wells.

Over the course of 2018, strengthening oil prices led to improvement in demand for our services, particularly those driven by the completion of oil and natural gas wells, and we were able to increase prices for most of our service offerings. While the oil price rose to levels not experienced since the end of 2014 and we experienced improvement in demand across all of our service offerings, we have not yet seen a substantial change in activity as it relates to our customer’s spending for the maintenance of existing oil and gas wells, particularly conventional wells.

During the fourth quarter of 2018, we experienced a decline in revenues due to seasonal effects and a decline in our completion driven revenues, primarily in our coiled tubing services, due to a reduction in completion activities that we believe occurred as a result of the lack of take away pipeline capacity for operators in the Permian Basin, our clients completion of their 2018 budgets and the decline in oil prices experienced in the fourth quarter of 2018. We expect that as commodity prices have improved in 2019 and take away capacity is added to the Permian Basin over 2019, demand for completion driven services will increase. Additionally, we believe that continued aging of horizontal wells over 2019 and future periods and customers choosing to increase production through accretive regular well maintenance in these horizontal wells will strengthen demand and pricing for our well maintenance services over the next several years. With increased demand for oilfield services broadly and specifically in the services we offer, we expect the demand for qualified employees to also increase. An inability to attract and retain qualified employees to meet the needs of our customers may constrain our growth in 2019 and future periods or offset price increases realized due to inflation in labor costs necessary to attract and retain employees.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following tables set forth consolidated results of operations and financial information by operating segment and other selected information for the periods indicated. The period from December 16 to December 31, 2016 (Successor Company) and the period from January 1 to December 15, 2016 (Predecessor Company) are distinct reporting periods as a result of our emergence from bankruptcy on December 15, 2016. References in these results of operations to the change and the percentage change combine the Successor Company and Predecessor Company results for the year ended December 31, 2016 in order to provide some comparability of such information to the years ended December 31, 2018 and December 31, 2017. While this combined presentation is not presented according to generally accepted accounting principles in the United States (“GAAP”) and no comparable GAAP measure is presented, management believes that providing this financial information is the most relevant and useful method for making comparisons to the years ended December 31, 2018 and December 31, 2017.

	Year Ended December 31,
	2018	2017	Change	% Change
REVENUES	$521,695	$436,165	$85,530	20%
COSTS AND EXPENSES:
Direct operating expenses	406,396	332,332	74,064	22%
Depreciation and amortization expense	82,639	84,542	(1,903)	(2)%
General and administrative expenses	91,626	115,284	(23,658)	(21)%
Impairment expense	—	187	(187)	(100)%

Operating loss	(58,966)	(96,180)	37,214	(39)%

Reorganization items, net	—	1,501	(1,501)	(100)%
Interest expense, net of amounts capitalized	34,163	31,797	2,366	7%
Other (income) loss, net	(2,354)	(7,187)	4,833	(67)%

Loss before income taxes	(90,775)	(122,291)	31,516	(26)%
Income tax benefit	1,979	1,702	277	16%

NET LOSS	$(88,796)	$(120,589)	$31,793	(26)%

Years Ended December 31, 2018 and 2017

Revenues

Our revenues for the year ended December 31, 2018 increased $85.5 million, or 19.6%, to $521.7 million from $436.2 million for the year ended December 31, 2017, due to an increase in spending from our customers as they react to improving commodity prices and our ability to increase prices for our services. Internationally, we had no revenue in 2018 as a result of the sale our operations in Canada and Russia. See “Segment Operating Results — Years Ended December 31, 2018 and 2017” below for a more detailed discussion of the change in our revenues.

Direct operating expenses

Our direct operating expenses increased $74.1 million, or 22.3%, to $406.4 million (77.9% of revenues) for the year ended December 31, 2018, compared to $332.3 million (76.2% of revenues) for the year ended December 31, 2017. This increase is primarily a result of an increase in employee compensation costs, fuel expense and repair and maintenance expense, due to an increase in activity levels and, with respect to the increase in repair and maintenance expense, due to costs associated with making idle equipment ready for work and the decrease in gain on sale of assets related to the sale of our frac stack equipment and well testing services business which were sold in the second quarter of 2017. See “Segment Operating Results — Years Ended December 31, 2018 and 2017” below for a more detailed discussion of the change in our direct operating expenses.

Depreciation and amortization expense

Depreciation and amortization expense decreased $1.9 million, or 2.2%, to 82.6 million (15.8% of revenues) for the year ended December 31, 2018, compared to $84.5 million (19.4% of revenues) for the year ended December 31, 2017. This decrease is primarily due to the sale of businesses of our former International segment and our frac stack equipment and well-testing services business in 2017.

General and administrative expenses

General and administrative expenses decreased $23.7 million, or 20.6%, to $91.6 million (17.6% of revenues) for the year ended December 31, 2018, compared to $115.3 million (26.4% of revenues) for the year ended December 31, 2017. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and a decrease in legal settlement expenses.

Impairment expense

During the year ended December 31, 2018, we did not record an impairment. During the year ended December 31, 2017, we recorded a $0.2 million impairment to reduce the carrying value of assets and related liabilities of our Russian business unit, which was sold in the third quarter of 2017, to fair market value.

Reorganization items, net

During the year ended December 31, 2018, we recorded zero reorganization items, compared to $1.5 million for the year ended December 31, 2017, primarily consisting of professional fees incurred in connection with our emergence from voluntary reorganization.

Interest expense, net of amounts capitalized

Interest expense increased $2.4 million to $34.2 million (6.5% of revenues) for the year ended December 31, 2018, compared to $31.8 million (7.3% of revenues) for the year ended December 31, 2017. This increase is primarily related to the increase in the variable interest rate on our long-term debt.

Other income, net

During the year ended December 31, 2018, we recognized other income, net, of $2.4 million, compared to $7.2 million for the year ended December 31, 2017. Other income, net for the year ended December 31, 2017 includes a $4.7 million gain on sale related to our Russian subsidiary which was disposed of in the third quarter of 2017.

The table below presents comparative detailed information about combined other loss, net at December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017	Change	% Change
Interest income	$(820)	$(711)	$(109)	15%
Foreign exchange gain	(2)	(33)	31	(94)%
Other, net	(1,532)	(6,443)	4,911	(76)%

Total	$(2,354)	$(7,187)	$4,833	(67)%

Income tax benefit

Our income tax benefit was $2.0 million (2.2% effective rate) on a pre-tax loss of $90.8 million for the year ended December 31, 2018, compared to an income tax benefit of $1.7 million (1.4% effective rate) on a pre-tax loss of $122.3 million for the year ended December 31, 2017. Our effective tax rates for the 2018 and 2017 periods differ from the U.S. statutory rate of 21% and 35%, respectively, due to a number of factors, including the mix of profit and loss between domestic and international taxing jurisdictions and the impact of permanent items, including expenses subject to statutorily imposed limitations such as meals and entertainment expenses, that affect book income but do not affect taxable income and discrete tax adjustments, such as valuation allowances against deferred tax assets and tax expense or benefit recognized for uncertain tax positions.

The U.S. enacted into law the Tax Cuts and Jobs Act (“2017 Tax Act”) on December 22, 2017. The 2017 Tax Act is comprehensive tax reform legislation that, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate from 35% to 21%, imposing a mandatory one-time tax on accumulated earnings of foreign subsidiaries, a partial limitation on the deductibility of business interest expense, a limitation on net operating losses to 80% of taxable income each year, and a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a partial territorial system (along with rules that create a new U.S. minimum tax on earnings of foreign subsidiaries).

Years Ended December 31, 2017 and 2016

	Successor		Predecessor
	(a)	(b)	(c)	(a) - (b) - (c)
	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016	Change	% Change
REVENUES	$436,165	$17,830	$399,423	$18,912	5%
COSTS AND EXPENSES:
Direct operating expenses	332,332	16,603	362,825	(47,096)	(12)%
Depreciation and amortization expense	84,542	3,574	131,296	(50,328)	(37)%
General and administrative expenses	115,284	6,501	163,257	(54,474)	(32)%
Impairment expense	187	—	44,646	(44,459)	(100)%

Operating loss	(96,180)	(8,848)	(302,601)	215,269	(69)%

Reorganization items, net	1,501	—	(245,571)	247,072	(101)%
Interest expense, net of amounts capitalized	31,797	1,364	74,320	(43,887)	(58)%
Other (income) loss, net	(7,187)	32	(2,443)	(4,776)	198%

Loss before income taxes	(122,291)	(10,244)	(128,907)	16,860	(12)%
Income tax (expense) benefit	1,702	—	(2,829)	4,531	(160)%

NET LOSS	$(120,589)	$(10,244)	$(131,736)	$21,391	(15)%

Revenues

Our revenues for the year ended December 31, 2017 increased $18.9 million, or 4.5%, to $436.2 million from $417.3 million for the combined year ended December 31, 2016, due to an increase in spending from our customers as they reacted to improving commodity prices. Internationally, we had lower revenue as a result of the sale our operations in Mexico, a decrease in activity in Russia and the sale during the third quarter of 2017 of our Russian operations. See “Segment Operating Results — Years Ended December 31, 2017 and 2016” below for a more detailed discussion of the change in our revenues.

Direct operating expenses

Our direct operating expenses decreased $47.1 million, or 12.4%, to $332.3 million (76.2% of revenues) for the year ended December 31, 2017, compared to $379.4 million (90.9% of revenues) for the combined year ended December 31, 2016. The decrease is partially related to a $21.0 million gain on the sale of certain assets and a decrease in employee compensation costs, fuel expense and repair and maintenance expense as we took steps to reduce our cost structure. See “Segment Operating Results — Years Ended December 31, 2017 and 2016” below for a more detailed discussion of the change in our direct operating expenses.

Depreciation and amortization expense

Depreciation and amortization expense decreased $50.3 million, or 37.3%, to 84.5 million (19.4% of revenues) for the year ended December 31, 2017, compared to $134.9 million (32.3% of revenues) for the combined year ended December 31, 2016. The decrease is primarily attributable to the reduction of property, plant and equipment due to the implementation of fresh start accounting in the fourth quarter of 2016.

General and administrative expenses

General and administrative expenses decreased $54.5 million, or 32.1%, to $115.3 million (26.4% of revenues) for the year ended December 31, 2017, compared to $169.8 million (40.7% of revenues) for the combined year ended December 31, 2016. The decrease is primarily due to a $24.0 million decrease in professional fees related to our 2016 corporate restructuring and lower employee compensation costs due to reduced staffing levels and a reduction in wages partially offset by a $5.2 million increase in legal settlement accruals.

Impairment expense

During the year ended December 31, 2017, we recorded a $0.2 million impairment to reduce the carrying value of the assets and related liabilities of our Russian business unit, which was sold in the third quarter of 2017, to fair market value. During the combined year ended December 31, 2016, we recorded a $44.6 million impairment to reduce the carrying value of assets held for sale to fair market value related to our business unit in Mexico.

Reorganization items, net

Reorganization items primarily consist of $1.5 million of professional fees incurred in connection with our emergence from voluntary reorganization for the year ended December 31, 2017 compared to a $578.7 million gain on debt discharge partially offset by a $299.6 million loss on fresh start accounting revaluations, a $19.2 million write-off of deferred financing costs and debt premiums and discounts, and $15.2 million of professional fees incurred in connection with our emergence from voluntary reorganization for the combined year ended December 31, 2016.

Interest expense, net of amounts capitalized

Interest expense decreased $43.9 million to $31.8 million (7.3% of revenues), for the year ended December 31, 2017, compared to $75.7 million (18.1% of revenues) for the combined year ended December 31,

2016. The decrease is primarily related to the elimination of the Predecessor Company’s senior secured notes in connection with our emergence from voluntary reorganization.

Other (income) loss, net

During the year ended December 31, 2017, we recognized other income, net, of $7.2 million, compared to $2.4 million for the combined year ended December 31, 2016. Our foreign exchange (gain) loss relates to U.S. dollar-denominated transactions in our foreign locations and fluctuations in exchange rates between local currencies and the U.S. dollar.

The table below presents comparative detailed information about combined other loss, net at December 31, 2017 and 2016:

	Successor		Predecessor
	(a)	(b)	(c)	(a) + (b) - (c)
	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016	Change	% Change
Interest income	$(711)	$(20)	$(407)	$(284)	67%
Foreign exchange loss	(33)	17	1,005	(1,055)	(103)%
Other, net	(6,443)	35	(3,041)	(3,437)	114%

Total	$(7,187)	$32	$(2,443)	$(4,776)	198%

Income tax (expense) benefit

Our income tax benefit was $1.7 million (1.4% effective rate) on pre-tax loss of $122.3 million for the year ended December 31, 2017, compared to an income tax benefit of zero (0.00% effective rate) on a pre-tax loss of $10.2 million and a $2.8 million tax expense (2.2% effective rate) on pre-tax loss of $128.9 million for the period from December 16, 2016 through December 31, 2016 and for the period from January 1, 2016 through December 15, 2016, respectively. Our effective tax rates for such periods differ from the then-applicable U.S. statutory rate of 35% due to a number of factors, including the mix of profit and loss between domestic and international taxing jurisdictions and the impact of permanent items, including goodwill impairment expense and expenses subject to statutorily imposed limitations such as meals and entertainment expenses, that affect book income but do not affect taxable income and discrete tax adjustments, such as valuation allowances against deferred tax assets and tax expense or benefit recognized for uncertain tax positions.

Segment Operating Results

Years Ended December 31, 2018 and 2017

The following table shows operating results for each of our reportable segments for the years ended December 31, 2018 and 2017 (in thousands):

For the year ended December 31, 2018

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Revenues from external customers	$296,969	$64,691	$71,013	$89,022	$—	$521,695
Operating expenses	277,417	73,344	65,817	97,872	66,211	580,661
Operating income (loss)	19,552	(8,653)	5,196	(8,850)	(66,211)	(58,966)

For the year ended December 31, 2017

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support	Total
Revenues from external customers	$248,830	$59,172	$41,866	$80,726	$5,571	$—	$436,165
Operating expenses	252,450	51,666	40,235	100,258	10,564	77,172	532,345
Operating income (loss)	(3,620)	7,506	1,631	(19,532)	(4,993)	(77,172)	(96,180)

Rig Services

Revenues for our Rig Services segment increased $48.1 million, or 19.3%, to $297.0 million for the year ended December 31, 2018, compared to $248.8 million for the year ended December 31, 2017. The increase for this segment is primarily due to an increase in completion and production spending from our customers as they reacted to improving commodity prices and our ability to increase prices for our services.

Operating expenses for our Rig Services segment were $277.4 million during the year ended December 31, 2018, which represented an increase of $25.0 million, or 9.9%, compared to $252.5 million for the year ended December 31, 2017. This increase is primarily a result of an increase in employee compensation costs, fuel expense and repair and maintenance expense due to an increase in activity levels and an increase in wages for our employees.

Fishing and Rental Services

Revenues for our Fishing and Rental Services segment increased $5.5 million, or 9.3%, to $64.7 million for the year ended December 31, 2018, compared to $59.2 million for the year ended December 31, 2017. The increase in revenue for this segment is primarily due an increase in completion and production spending from our customers as they react to improving commodity prices and our ability to increase prices for our services. This increase was partially offset by the sale of our frac stack and well-testing services business which was sold in 2017.

Operating expenses for our Fishing and Rental Services segment were $73.3 million during the year ended December 31, 2018, which represented an increase of $21.7 million, or 42.0%, compared to $51.7 million for the year ended December 31, 2017. This increase is primarily a result of an increase in employee compensation costs, fuel expense and repair and maintenance expense due to an increase in activity levels and an increase in wages for our employees.

Coiled Tubing Services

Revenues for our Coiled Tubing Services segment increased $29.1 million, or 69.5%, to $71.0 million for the year ended December 31, 2018, compared to $41.9 million for the year ended December 31, 2017. The increase for this segment is primarily due to an increase in completion spending from our customers as they reacted to improving commodity prices and our ability to increase prices for our services.

Operating expenses for our Coiled Tubing Services segment were $65.8 million during the year ended December 31, 2018, which represented an increase of $25.6 million, or 63.6%, compared to $40.2 million for the year ended December 31, 2017. This increase is primarily a result of an increase in employee compensation costs, fuel expense and repair and maintenance expense due to an increase in activity levels and an increase in wages for our employees.

Fluid Management Services

Revenues for our Fluid Management Services segment increased $8.3 million, or 10.3%, to $89.0 million for the year ended December 31, 2018, compared to $80.7 million for the year ended December 31, 2017. The increase for this segment is primarily due to an increase in spending from our customers as they reacted to improving commodity prices and our ability to increase prices for our services.

Operating expenses for our Fluid Management Services segment were $97.9 million during the year ended December 31, 2018, which represented a decrease of $2.4 million, or 2.4%, compared to $100.3 million for the year ended December 31, 2017. This decrease is primarily a result of a decrease in legal settlement expenses partially offset by an increase in employee compensation costs due to an increase in activity levels and an increase in wages for our employees.

International

We sold the remaining businesses of our former International segment, our Canadian subsidiary and our Russian subsidiary in the second and third quarters of 2017, respectively. Accordingly, for 2018, we no longer have an International segment.

Revenues for our International segment for the year ended December 31, 2017 were $5.6 million. Operating expenses for our International segment were $10.6 million. These expenses were related to employee compensation costs and equipment expense and a $0.2 million impairment to reduce the carrying value of the assets and related liabilities of our Russian business unit to fair market value.

Functional support

Operating expenses for our Functional Support segment decreased $11.0 million, or 14.3%, to $66.2 million (12.7% of consolidated revenues) for the year ended December 31, 2018 compared to $77.2 million (17.7% of consolidated revenues) for the year ended December 31, 2017. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and a decrease in legal settlement expenses.

Years Ended December 31, 2017 and 2016

The following table shows operating results for each of our reportable segments for the years ended December 31, 2017 and 2016 (in thousands):

For the year ended December 31, 2017

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support	Total
Revenues from external customers	$248,830	$59,172	$41,866	$80,726	$5,571	$—	$436,165
Operating expenses	252,450	51,666	40,235	100,258	10,564	77,172	532,345
Operating income (loss)	(3,620)	7,506	1,631	(19,532)	(4,993)	(77,172)	(96,180)

For the Successor period from December 16, 2016 through December 31, 2016

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support	Total
Revenues from external customers	$8,549	$3,389	$1,392	$3,208	$1,292	$—	$17,830
Operating expenses	10,481	3,654	1,648	4,346	1,225	5,324	26,678
Operating income (loss)	(1,932)	(265)	(256)	(1,138)	67	(5,324)	(8,848)

For the Predecessor period from January 1, 2016 through December 15, 2016

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	International	Functional Support	Total
Revenues from external customers	$222,877	$55,790	$30,569	$76,008	$14,179	$—	$399,423
Operating expenses	262,335	82,198	49,891	113,944	73,405	120,251	702,024
Operating loss	(39,458)	(26,408)	(19,322)	(37,936)	(59,226)	(120,251)	(302,601)

Rig Services

Revenues for our Rig Services segment increased $17.4 million, or 7.5%, to $248.8 million for the year ended December 31, 2017, compared to $231.4 million for the combined year ended December 31, 2016. The increase for this segment is primarily due to an increase in completion and production spending from our customers as they reacted to improving commodity prices.

Operating expenses for our Rig Services segment were $252.5 million during the year ended December 31, 2017, which represented a decrease of $20.4 million, or 7.5%, compared to $272.8 million for the combined year ended December 31, 2016. These expenses decreased primarily as a result of reduced depreciation expense and a decrease in employee compensation on a per hour basis as we took steps to reduce our cost structure.

Fishing and Rental Services

Revenues for our Fishing and Rental Services segment were $59.2 million for the year ended December 31, 2017 and the combined year ended December 31, 2016. The decrease in revenue for this segment is primarily due to the sale of our frac stack and well-testing services business, which was offset by an increase in completion and production spending from our customers as they react to improving commodity prices.

Operating expenses for our Fishing and Rental Services segment were $51.7 million during the year ended December 31, 2017, which represented a decrease of $34.2 million, or 39.8%, compared to $85.9 million for the combined year ended December 31, 2016. These expenses decreased primarily due to a $21.0 million gain on the sale of certain assets, as a result of reduced depreciation expense and a decrease in employee compensation on a per hour basis as we took steps to reduce our cost structure.

Coiled Tubing Services

Revenues for our Coiled Tubing Services segment increased $9.9 million, or 31.0%, to $41.9 million for the year ended December 31, 2017, compared to $32.0 million for the combined year ended December 31, 2016. The increase for this segment is primarily due to an increase in drilling and completion spending from our customers as they reacted to improving commodity prices.

Operating expenses for our Coiled Tubing Services segment were $40.2 million during the year ended December 31, 2017, which represented a decrease of $11.3 million, or 21.9%, compared to $51.5 million for the combined year ended December 31, 2016. These expenses decreased primarily as a result of reduced depreciation expense and a decrease in employee compensation costs and equipment expense as we took steps to reduce our cost structure.

Fluid Management Services

Revenues for our Fluid Management Services segment increased $1.5 million, or 1.9%, to $80.7 million for the year ended December 31, 2017, compared to $79.2 million for the combined year ended December 31, 2016. The increase for this segment is primarily due to an increase in spending from our customers as they reacted to improving commodity prices.

Operating expenses for our Fluid Management Services segment were $100.3 million during the year ended December 31, 2017, which represented a decrease of $18.0 million, or 15.2%, compared to $118.3 million for the combined year ended December 31, 2016. These expenses decreased primarily as a result of a decrease in employee compensation costs and equipment expense as we took steps to reduce our cost structure.

International

Revenues for our International segment decreased $9.9 million, or 64.0%, to $5.6 million for the year ended December 31, 2017, compared to $15.5 million for the combined year ended December 31, 2016. The decrease was primarily attributable to lower customer activity in Russia, the sale during the third quarter of 2017 of our Russian operations and our exit from operations in Mexico, which was sold in 2016.

Operating expenses for our International segment decreased $64.1 million, or 85.8%, to $10.6 million for the year ended December 31, 2017, compared to $74.6 million for the combined year ended December 31, 2016. These expenses decreased primarily as a result of a decrease in employee compensation costs and equipment expense related to our exit from operations in Mexico and Russia and a $44.6 million impairment to reduce the carrying value of the assets and related liabilities of our Mexican business unit, which was sold in 2016, to fair market value.

Functional support

Operating expenses for our Functional Support segment decreased $48.4 million, or 38.5%, to $77.2 million (17.7% of consolidated revenues) for the year ended December 31, 2017 compared to $125.6 million (30.1% of consolidated revenues) for the combined year ended December 31, 2016. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and reduction in wages, a $5.0 million FCPA settlement accrual in 2016 and a decrease of $24.0 million in professional fees related to the 2016 corporate restructuring.

Liquidity and Capital Resources

We require capital to fund our ongoing operations, including maintenance expenditures on our existing fleet and equipment, organic growth initiatives, investments and acquisitions, our debt service payments and our other obligations. We believe that our internally generated cash flows from operations, current reserves of cash and availability under our ABL Facility are sufficient to finance our cash requirements for current and future operations, budgeted capital expenditures, debt service and other obligations for the next twelve months.

Oil and natural gas prices began a rapid and substantial decline in the fourth quarter of 2014. Depressed commodity price conditions persisted and worsened during 2015 and remained depressed during 2016 and 2017. In 2018, commodity prices have increased but remain well below the 2014 average. As a result, demand for our products and services declined substantially, and the prices we are able to charge our customers for our products and services have also declined substantially. These trends materially and adversely affected our results of operations, cash flows and financial condition during 2018 and, unless conditions in our industry improve, this trend will potentially continue beyond 2018.

In response to these conditions, we have undertaken several actions detailed below in an effort to preserve and improve our liquidity and financial position.

•

In April 2015, we announced our decision to exit markets in which we participate outside of North America. Our strategy is to sell or relocate the assets of the businesses operating in these markets. To this end, during the second half of 2015, we ceased operations in Colombia, Ecuador and the Middle East. During the fourth quarter of 2016, we completed the sale of our business in Mexico, and we completed the sale of our Canadian subsidiary and Russian subsidiary in the second and third quarters of 2017, respectively. Additionally, in 2017 we sold our frac stack and well-testing services business.

•

On December 15, 2016, the Company emerged from a pre-planned voluntary chapter 11 reorganization resulting in approximately $697 million of the Company’s long-term debt being eliminated along with more than $45.6 million of annual interest expense going forward.

•

On December 15, 2016, we entered into our new $80 million ABL Facility (which was increased to $100 million on February 3, 2017) due June 15, 2021, and our new $250 million Term Loan Facility due December 15, 2021. As of December 31, 2018, we had no borrowings outstanding under the ABL Facility and $34.8 million of letters of credit outstanding with borrowing capacity of $24.0 million available subject to covenant constraints under our ABL Facility.

•

Beginning in the first quarter of 2015, we began a series of structural cost cutting changes at both corporate and field levels, which include fixed costs, supply-chain efficiencies, reduction in capital expenditures and headcount and wage reductions which has continued into 2018.

However, we still have substantial indebtedness and other obligations, and we may incur additional expenses that we are unable to predict at this time.

Our ability to fund our operations, pay the principal and interest on our long-term debt and satisfy our other obligations will depend upon our available liquidity and the amount of cash flows we are able to generate from our operations. During 2018, our net cash used in operating activities was $1.8 million, and, if industry conditions do not improve, we may have negative cash flows from operations in 2019.

Current Financial Condition and Liquidity

As of December 31, 2018, our working capital was $55.0 million compared to $83.0 million as of December 31, 2017. Our working capital decreased during 2018 primarily as a result of a decrease in cash and cash equivalents, restricted cash and inventories partially offset by an increase in accounts receivable.

As of December 31, 2018, we had $50.3 million of cash, of which approximately $0.4 million was held in the bank accounts of our foreign subsidiaries. As of December 31, 2018, $0.1 million of the cash held by our foreign subsidiaries was held in U.S. bank accounts and denominated in U.S. dollars. We believe that the cash held by our wholly owned foreign subsidiaries could be repatriated for general corporate use without material withholdings.

Cash Flows

Cash used in operating activities were $1.8 million and $51.4 million for the years ended December 31, 2018 and 2017, respectively. Cash used in operating activities for the year ended December 31, 2018 was primarily related to net loss adjusted for noncash items and an increase in accounts receivable partially offset by the decrease in inventory. Cash used by operating activities for year ended December 31, 2017 was primarily related to net loss adjusted for noncash items.

Cash used in investing activities was $22.1 million for the year ended December 31, 2018, compared to cash provided by investing activities of $16.9 million for the ended December 31, 2017. Cash outflows during these periods consisted of capital expenditures. Our capital expenditures are primarily related to the addition of new equipment and the ongoing maintenance of our equipment. Cash inflows during these periods consisted of proceeds from sales of fixed assets.

Cash provided by financing activities were $2.8 million and $3.5 million for the years ended December 31, 2018 and 2017, respectively. Financing cash outflows during these periods primarily relate to the repayment of long-term debt.

The following table summarizes our cash flows for the years ended December 31, 2018 and 2017, the period from December 16, 2016 through December 31, 2016 and the period from January 1, 2016 through December 15, 2016 (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2018	Year Ended December 31, 2017	Period from December 16, 2016 through December 31, 2016	Period from January 1, 2016 through December 15, 2016
Net cash used by operating activities	$(1,845)	$(51,367)	$(417)	$(138,449)
Cash paid for capital expenditures	(37,535)	(16,079)	(375)	(8,481)
Proceeds from sale of assets	15,403	32,992	124	15,025
Repayments of long-term debt	(2,500)	(2,500)	—	(313,424)
Proceeds from long-term debt	—	—	—	109,082
Payment of bond tender premium	—	—	—	250,000
Payment of deferred financing costs	—	(350)	—	(2,040)
Other financing activities, net	(277)	(697)	—	(167)
Effect of changes in exchange rates on cash	—	(146)	—	(20)

Net decrease in cash, cash equivalents and restricted cash	$(26,754)	$(38,147)	$(668)	$(88,474)

Debt Service

At December 31, 2018, our annual maturities on our indebtedness, consisting only of our Term Loan Facility at year-end, were as follows (in thousands):

Principal Payments
2019	$2,500
2020	2,500
2021	240,000

Total	$245,000

ABL Facility

On December 15, 2016, the Company and Key Energy Services, LLC, as borrowers (the “ABL Borrowers”), entered into the ABL Facility with the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), Bank of America, N.A., as administrative agent for the lenders, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents for the lenders. The ABL Facility provides for aggregate initial commitments from the ABL Lenders of $80 million, which, on February 3, 2017 was increased to $100 million, and matures on June 15, 2021.

The ABL Facility provides the ABL Borrowers with the ability to borrow up to an aggregate principal amount equal to the lesser of (i) the aggregate revolving commitments then in effect and (ii) the sum of (a) 85% of the value of eligible accounts receivable plus (b) 80% of the value of eligible unbilled accounts receivable, subject to a limit equal to the greater of (x) $35 million and (y) 25% of the Commitments. The amount that may be borrowed under the ABL Facility is subject to increase or reduction based on certain segregated cash or reserves provided for by the ABL Facility. In addition, the percentages of accounts receivable and unbilled accounts receivable included in the calculation described above is subject to reduction to the extent of certain bad debt write-downs and other dilutive items provided in the ABL Facility.

Borrowings under the ABL Facility will bear interest, at the ABL Borrowers’ option, at a per annum rate equal to (i) LIBOR for 30, 60, 90, 180, or, with the consent of the ABL Lenders, 360 days, plus an applicable margin that varies from 2.50% to 4.50% depending on the Borrowers’ fixed charge coverage ratio at such time or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the federal funds rate, plus 0.50% or (z) 30-day LIBOR, plus 1.0% plus (b) an applicable margin that varies from 1.50% to 3.50% depending on the Borrowers’ fixed charge coverage ratio at such time. In addition, the ABL Facility provides for unused line fees of 1.0% to 1.25% per year, depending on utilization, letter of credit fees and certain other factors.

The ABL Facility may in the future be guaranteed by certain of the Company’s existing and future subsidiaries (the “ABL Guarantors,” and together with the ABL Borrowers, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, each of the ABL Loan Parties has granted or will grant, as applicable, to the Administrative Agent a first-priority security interest for the benefit of the ABL Lenders in its present and future accounts receivable, inventory and related assets and proceeds of the foregoing (the “ABL Priority Collateral”). In addition, the obligations of the ABL Loan Parties under the ABL Facility are secured by second-priority liens on the Term Priority Collateral (as described below under “Term Loan Facility”).

The revolving loans under the ABL Facility may be voluntarily prepaid, in whole or in part, without premium or penalty, subject to breakage or similar costs.

The ABL Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the ABL Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The ABL Facility also contains a requirement that the ABL Borrowers comply, during certain periods, with a fixed charge coverage ratio of 1.00 to 1.00.

As of December 31, 2018, we had no borrowings outstanding under the ABL Facility and $34.8 million of letters of credit outstanding with borrowing capacity of $24.0 million available subject to covenant constraints under our ABL Facility.

Term Loan Facility

On December 15, 2016, the Company entered into the Term Loan Facility among the Company, as borrower, certain subsidiaries of the Company named as guarantors therein, the financial institutions party thereto from time to time as Lenders (collectively, the “Term Loan Lenders”) and Cortland Capital Market Services LLC and Cortland Products Corp., as agent for the Term Loan Lenders. The Term Loan Facility had an outstanding principal amount of $250 million as of the Effective Date.

The Term Loan Facility will mature on December 15, 2021, although such maturity date may, at the Company’s request, be extended by one or more of the Term Loan Lenders pursuant to the terms of the Term Loan Facility. Borrowings under the Term Loan Facility will bear interest, at the Company’s option, at a per annum rate equal to (i) LIBOR for one, two, three, six, or, with the consent of the Term Loan Lenders, 12 months, plus 10.25% or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the Federal Funds rate, plus 0.50% and (z) 30-day LIBOR, plus 1.0% plus (b) 9.25%.

The Term Loan Facility is guaranteed by certain of the Company’s existing and future subsidiaries (the “Term Loan Guarantors,” and together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, each of the Term Loan Parties has granted or will grant, as applicable, to the agent a first-priority security interest for the benefit of the Term Loan Lenders in substantially all of each Term Loan Party’s assets other than certain excluded assets and the ABL Priority Collateral (the “Term Priority Collateral”). In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority liens on the ABL Priority Collateral (as described above under “ABL Facility”).

The loans under the Term Loan Facility may be prepaid at the Company’s option, subject to the payment of a prepayment premium in certain circumstances as provided in the Term Loan Facility. If a prepayment is made after the first anniversary of the loan but prior to the second anniversary, such prepayment must be made at 106% of the principle amount, if a prepayment is made after the second anniversary but prior to the third anniversary, such prepayment must be made at 103% of the principle amount. After the third anniversary, if a prepayment is made, no prepayment premium is due. The Company is required to make principal payments in the amount of $625,000 per quarter commencing with the quarter ending March 31, 2017. In addition, pursuant to the Term Loan Facility, the Company must prepay or offer to prepay, as applicable, term loans with the net cash proceeds of certain debt incurrences and asset sales, excess cash flow, and upon certain change of control transactions, subject in each case to certain exceptions.

The Term Loan Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the Term Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The Term Loan Facility also contains financial covenants requiring that the Company maintain an asset coverage ratio of at least 1.35 to 1.0 and that Liquidity (as defined in the Term Loan Facility) must not be less than $37.5 million (of which at least $20.0 million must be in cash or cash equivalents held in deposit accounts) as of the last day of any fiscal quarter, subject to certain exceptions and cure rights.

Off-Balance Sheet Arrangements

At December 31, 2018, we did not, and we currently do not, have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

Set forth below is a summary of our contractual obligations as of December 31, 2018. The obligations we pay in future periods reflect certain assumptions, including variability in interest rates on our variable-rate obligations and the duration of our obligations, and actual payments in future periods may vary.

	Payments Due by Period
	Total	Less than 1 Year (2019)	1-3 Years (2020-2021)	4-5 Years (2022-2023)	After 5 Years (2024+)
	(in thousands)
Term Loan Facility due 2021	$245,000	$2,500	$242,500	$—	$—
Interest associated with Term Loan Facility(1)	92,038	30,969	61,069	—	—
Non-cancelable operating leases	14,359	4,617	4,901	3,331	1,510

Total	$351,397	$38,086	$308,470	$3,331	$1,510

(1)	Based on interest rates in effect at December 31, 2018.

Debt Compliance

At December 31, 2018, we were in compliance with all the financial covenants under our ABL Facility and the Term Loan Facility. Based on management’s current projections, we expect to be in compliance with all the covenants under our ABL Facility and Term Loan Facility for the next twelve months. A breach of any of these covenants, ratios or tests could result in a default under our indebtedness. See “- Debt Service” and “Item 1A. Risk Factors”

Capital Expenditures

During the year ended December 31, 2018, our capital expenditures totaled $37.5 million, primarily related to the ongoing replacement to our rig service fleet, coiled tubing units, fluid transportation equipment and rental equipment. Our capital expenditure plan for 2019 contemplates spending between $15 million and $20 million, subject to market conditions. This is primarily related to the addition of new equipment needed to take advantage of the increases in activity and the ongoing maintenance of our equipment. Our capital expenditure program for 2019 is subject to market conditions, including activity levels, commodity prices, industry capacity and specific customer needs as well as cash flows, including cash generated from asset sales. Our focus for 2019 will be the maximization of our current equipment fleet, but we may choose to increase our capital expenditures in 2019 to expand our presence in a market. We currently anticipate funding our 2019 capital expenditures through a combination of cash on hand, operating cash flow, proceeds from sales of assets and borrowings under our ABL Facility. Should our operating cash flows or activity levels prove to be insufficient to fund our currently planned capital spending levels, management expects it will adjust our capital spending plans accordingly. We may also incur capital expenditures for strategic investments and acquisitions.

Critical Accounting Policies

Our Accounting Department is responsible for the development and application of our accounting policies and internal control procedures and reports to the Chief Financial Officer.

The process of preparing our financial statements in conformity with GAAP requires us to make certain estimates, judgments and assumptions, which may affect the reported amounts of our assets and liabilities, disclosures of contingencies at the balance sheet date, the amounts of revenues and expenses recognized during the reporting period and the presentation of our statement of cash flows. We may record materially different amounts if these estimates, judgments and assumptions change or if actual results differ. However, we analyze our estimates, assumptions and judgments based on our historical experience and various other factors that we believe to be reasonable under the circumstances.

We have identified the following critical accounting policies that require a significant amount of estimation or judgment to accurately present our financial position, results of operations and cash flows:

•	Revenue recognition;

•	Estimate of reserves for workers’ compensation, vehicular liability and other self-insurance;

•	Contingencies;

•	Income taxes;

•	Estimates of depreciable lives;

•	Valuation of tangible and finite-lived intangible assets; and

•	Valuation of equity-based compensation.

Revenue Recognition

We recognize revenue when all of the following criteria have been met: (i) contract with a customer is identified, (ii) performance obligations in the contract is identified, (iii) transaction price is determined (iv) transaction price is allocated to the performance obligations and (v) revenue is recognized when (or as) the performance obligation(s) are satisfied.

•	Identifying the contract with the customer ensures that there is an understanding between the company and the customer, about the specific nature and terms of a transaction, has been finalized.

•

At the inception of a contract, the company assesses the goods or services promised in a contract with a customer, and identifies a performance obligation for each promise to transfer to the customer either: (i) a good or service (or a bundle of goods or services) that is distinct or (ii) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer.

•

The transaction price is the amount of consideration to which a company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. The transaction price may include fixed amounts, variable amounts, or both. By its nature, variable amounts of a transaction price have inherent uncertainty as the amount ultimately expected to be realized is not determinable at the outset of a contract. However, the company shall estimate the amount of variable consideration at contract inception, subject to certain limitations.

•

Once the separate performance obligations are identified and the transaction price has been determined, the company allocates the transaction price to the performance obligations. This is generally done in proportion to their standalone selling prices. As a result, any discount within the contract is generally allocated proportionally to all of the separate performance obligations in the contract.

•

Revenue is only recognized when it satisfies an identified performance obligation by transferring a promised good or service to a customer. A good or service is considered transferred when the customer obtains control.

While not typical for our business, our contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenues to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers or using expected cost-plus margin. For combined products and services within a contract, we account for individual products and services separately if they are distinct- i.e. if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate products and services within a contract based on the prices at which we separately sell our services. For items that are not sold separately, we estimate the standalone selling prices using the expected cost-plus margin approach.

Workers’ Compensation, Vehicular Liability and Other Self-Insurance

The occurrence of an event not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks, and, if available, we might not be able to obtain such insurance without a substantial increase in premiums. It is possible that, in addition to higher premiums, future insurance coverage may be subject to higher deductibles and coverage restrictions.

We estimate our liability arising out of uninsured and potentially insured events, including workers’ compensation, employer’s liability, vehicular liability, and general liability, and record accruals in our consolidated financial statements. Reserves related to claims are based on the specific facts and circumstances of the insured event and our past experience with similar claims and trend analysis. We adjust loss estimates in the calculation of these accruals based upon actual claim settlements and reported claims. Loss estimates for individual claims are adjusted based upon actual claim judgments, settlements and reported claims. The actual outcome of these claims could differ significantly from estimated amounts. Changes in our assumptions and estimates could potentially have a negative impact on our earnings.

We are primarily self-insured against physical damage to our property, rigs, equipment and automobiles due to large deductibles or self-insurance.

Contingencies

We are periodically required to record other loss contingencies, which relate to lawsuits, claims, proceedings and tax-related audits in the normal course of our operations, on our consolidated balance sheet. We record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We periodically review our loss contingencies to ensure that we have recorded appropriate liabilities on the balance sheet. We adjust these liabilities based on estimates and judgments made by management with respect to the likely outcome of these matters, including the effect of any applicable insurance coverage for litigation matters. Our estimates and judgments could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. Actual results could vary materially from these reserves.

We record liabilities when environmental assessment indicates that site remediation efforts are probable and the costs can be reasonably estimated. We measure environmental liabilities based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability or the low amount in a range of estimates. These assumptions involve the judgments and estimates of management, and any changes in assumptions or new information could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We record legal obligations to retire tangible, long-lived assets on our balance sheet as liabilities, which are recorded at a discount when we incur the liability. Significant judgment is involved in estimating our future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. If our estimates on the amount or timing of the cash flows change, the change may have a material impact on our results of operations.

Income Taxes

We account for deferred income taxes using the asset and liability method and provide income taxes for all significant temporary differences. Management determines our current tax liability as well as taxes incurred as a result of current operations, yet deferred until future periods. Current taxes payable represent our liability related to our income tax returns for the current year, while net deferred tax expense or benefit represents the change in the balance of deferred tax assets and liabilities reported on our consolidated balance sheets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Further, management makes certain assumptions about the timing of temporary tax differences for the differing treatment of certain items for tax and accounting purposes or whether such differences are permanent. The final determination of our tax liability involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred.

We record valuation allowances to reduce deferred tax assets if we determine that it is more likely than not (e.g., a likelihood of more than 50%) that some or all of the deferred tax assets will not be realized in future periods. To assess the likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which this taxable income is generated, to determine whether a valuation allowance is required. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character and in the related jurisdiction in the future. Evidence supporting this ability can include our current financial position, our results of operations, both actual and forecasted results, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. Additionally, we record uncertain tax positions in the financial statements at their net recognizable amount, based on the amount that management deems is more likely than not to be sustained upon ultimate settlement with the tax authorities in the domestic and international tax jurisdictions in which we operate.

If our estimates or assumptions regarding our current and deferred tax items are inaccurate or are modified, these changes could have potentially material negative impacts on our earnings.

Estimates of Depreciable Lives

We use the estimated depreciable lives of our long-lived assets, such as rigs, heavy-duty trucks and trailers, to compute depreciation expense, to estimate future asset retirement obligations and to conduct impairment tests.

We base the estimates of our depreciable lives on a number of factors, such as the environment in which the assets operate, industry factors including forecasted prices and competition, and the assumption that we provide the appropriate amount of capital expenditures while the asset is in operation to maintain economical operation of the asset and prevent untimely demise to scrap. The useful lives of our intangible assets are determined by the years over which we expect the assets to generate a benefit based on legal, contractual or other expectations.

We depreciate our operational assets over their depreciable lives to their salvage value, which is generally 10% of the acquisition cost. We recognize a gain or loss upon ultimate disposal of the asset based on the difference between the carrying value of the asset on the disposal date and any proceeds we receive in connection with the disposal.

We periodically analyze our estimates of the depreciable lives of our fixed assets to determine if the depreciable periods and salvage value continue to be appropriate. We also analyze useful lives and salvage value when events or conditions occur that could shorten the remaining depreciable life of the asset. We review the depreciable periods and salvage values for reasonableness, given current conditions. As a result, our depreciation expense is based upon estimates of depreciable lives of the fixed assets, the salvage value and economic factors, all of which require management to make significant judgments and estimates. If we determine that the depreciable lives should be different than originally estimated, depreciation expense may increase or decrease and impairments in the carrying values of our fixed assets may result, which could negatively impact our earnings.

Valuation of Tangible and Finite-Lived Intangible Assets

Our fixed assets and finite-lived intangibles are tested for potential impairment when circumstances or events indicate a possible impairment may exist. These circumstances or events are referred to as “trigger events” and examples of such trigger events include, but are not limited to, an adverse change in market conditions, a significant decrease in benefits being derived from an acquired business, a change in the use of an asset, or a significant disposal of a particular asset or asset class.

If a trigger event occurs, an impairment test is performed based on an undiscounted cash flow analysis. To perform an impairment test, we make judgments, estimates and assumptions regarding long-term forecasts of revenues and expenses relating to the assets subject to review. Market conditions, energy prices, estimated depreciable lives of the assets, discount rate assumptions and legal factors impact our operations and have a significant effect on the estimates we use to determine whether our assets are impaired. If the results of the undiscounted cash flow analysis indicate that the carrying value of the assets being tested for impairment are not recoverable, then we record an impairment charge to write the carrying value of the assets down to their fair value. Using different judgments, assumptions or estimates, we could potentially arrive at a materially different fair value for the assets being tested for impairment, which may result in an impairment charge.

Valuation of Equity-Based Compensation

We issue or have issued time-based vesting and performance-based vesting stock options, time-based vesting and performance-based vesting restricted stock units, and restricted stock awards to our employees and non-employee directors. The options we grant are fair valued using a Black-Scholes option model on the grant date and are amortized to compensation expense over the vesting period of the option, net of forfeitures. Compensation related to restricted stock units and restricted stock awards is based on the fair value of the award on the grant date and is amortized to compensation expense over the vesting period of the award, net of forfeitures. The grant-date fair value of our time-based restricted stock units and restricted stock awards is determined using our stock price on the grant date. The grant-date fair value of our performance-based restricted stock units is determined using our stock price on the grant date assuming a 1.0x payout target, however, a maximum 2.0x payout could be achieved if certain EBITDA-based performance measures are met.

In utilizing the Black-Scholes option pricing model to determine fair values of stock options, certain assumptions are made which are based on subjective expectations, and are subject to change. A change in one or more of these assumptions would impact the expense associated with future grants. These key assumptions include the historical stock price volatility, the risk-free interest rate and the expected life of awards. In view of the limited amount of time elapsed since our reorganization, volatility is calculated based on historical stock price volatility of our peer group with a lookback period equivalent to the expected term of the award.

Valuation of Warrants

Pursuant to the Plan and on the Effective Date, the Company issued two series of warrants to the former holders of the Predecessor Company’s common stock. One series of warrants will expire on December 15, 2020 and the other series of warrants will expire on December 15, 2021. Each warrant is exercisable for one share of the Company’s common stock, par value $0.01. At issuance, the warrants were recorded at fair value, which was determined using the Black-Scholes option pricing model. The warrants are equity classified and, at issuance, were recorded as an increase to additional paid-in capital in the amount of $3.8 million.

Recent Accounting Developments

ASU 2018-02. In February 2018, the Financial Accounting Standards Board (the “FASB”) issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This standard allows a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”) that was enacted on December 22, 2017. We adopted this guidance as of January 1, 2018. The adoption of this standard did not have an impact on our consolidated financial statements.

ASU 2016-18. In November 2016, the FASB issued ASU, 2016-18 Statement of Cash Flows (Topic 230), Restricted Cash. This standard provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of this ASU should be applied using a retrospective transition method and are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. We adopted the new standard effective January 1, 2018 and other than the revised statement of cash flows presentation of restricted cash, the adoption of this standard did not have an impact on our consolidated financial statements.

ASU 2016-15. In August 2016 the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments, that clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted. We adopted the new standard effective January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.

ASU 2016-13. In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments that will change how companies measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount. The amendments in this update will be effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. Early adoption is permitted for annual periods beginning after December 15, 2018. The Company is evaluating the effect of this standard on our consolidated financial statements.

ASU 2016-02. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will replace the existing lease guidance. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. Additional disclosure requirements include qualitative disclosures along with specific quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for the Company for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. As part of our assessment work to-date, we have formed an implementation work team, conducted training for the relevant staff regarding the potential impacts of the new ASU and are continuing our contract analysis and policy review. We have engaged external resources to assist us in our efforts to complete the analysis of potential changes to current accounting practices. Additionally, we have created additional internal controls over financial reporting and made changes in business practices and processes related to the ASU. Key has elected the new prospective “Comparatives Under 840” transition method as defined in ASU 2018-11 and adopted the new standard as of January 1, 2019. Applying the Comparatives Under 840 transition method, the adoption of the new standard will require a cumulative effect adjustment to retained earnings, which we believe will be immaterial.

ASU 2014-09. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The objective of this ASU is to establish the principles to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue from contracts with customers. The core principle is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 must be adopted using either a full retrospective method or a modified retrospective method. We adopted the new standard effective January 1, 2018 using the full retrospective method and the adoption of this standard did not have a material impact on our consolidated financial statements

(iii)

Condensed consolidated balance sheets of the Company, as of September 30, 2019 (unaudited) and December 31, 2018, and the related unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2019 and September 30, 2018, the condensed consolidated statements of cash flows for the nine months ended September 30, 2019 and September 30, 2018 and the related notes;

Key Energy Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,606	$50,311
Accounts receivable, net of allowance for doubtful accounts of $476 and $1,056, respectively	67,246	74,253
Inventories	15,214	15,861
Other current assets	13,496	18,073

Total current assets	118,562	158,498

Property and equipment	443,774	439,043
Accumulated depreciation	(199,892)	(163,333)

Property and equipment, net	243,882	275,710

Intangible assets, net	361	404
Other non-current assets	11,341	8,562

TOTAL ASSETS	$374,146	$443,174

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,360	$13,587
Current portion of long-term debt	2,914	2,500
Other current liabilities	73,533	87,377

Total current liabilities	94,807	103,464

Long-term debt	240,009	241,079
Workers’ compensation, vehicular and health insurance liabilities	25,880	24,775
Other non-current liabilities	31,701	28,336
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000,000 authorized and one share issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 20,498,674 and 20,363,198 outstanding	205	204
Additional paid-in capital	268,406	264,945
Retained deficit	(286,862)	(219,629)

Total equity	(18,251)	45,520

TOTAL LIABILITIES AND EQUITY	$374,146	$443,174

See the accompanying notes which are an integral part of these condensed consolidated financial statements.

Key Energy Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES	$106,523	$134,721	$328,739	$404,442
COSTS AND EXPENSES:
Direct operating expenses	87,956	106,103	266,714	314,061
Depreciation and amortization expense	14,584	21,808	43,142	62,881
General and administrative expenses	21,375	23,925	66,014	71,353

Operating loss	(17,392)	(17,115)	(47,131)	(43,853)

Interest expense, net of amounts capitalized	8,411	8,708	26,164	25,425
Other income, net	(351)	(213)	(1,732)	(1,972)

Loss before income taxes	(25,452)	(25,610)	(71,563)	(67,306)

Income tax benefit (expense)	(37)	1,750	4,330	1,588

NET LOSS	$(25,489)	$(23,860)	$(67,233)	$(65,718)

Loss per share:
Basic and diluted	$(1.25)	$(1.18)	$(3.30)	$(3.25)
Weighted average shares outstanding:
Basic and diluted	20,443	20,252	20,398	20,234

See the accompanying notes which are an integral part of these condensed consolidated financial statements.

Key Energy Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67,233)	$(65,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	43,142	62,881
Bad debt expense	538	387
Accretion of asset retirement obligations	126	121
Amortization of deferred financing costs	346	357
Gain on disposal of assets, net	(3,785)	(7,402)
Share-based compensation	3,499	4,582
Changes in working capital:
Accounts receivable	6,469	(20,994)
Other current assets	5,224	8,365
Accounts payable, accrued interest and accrued expenses	(9,077)	(4,392)
Share-based compensation liability awards	5	835
Other assets and liabilities	3,961	5,916

Net cash used in operating activities	(16,785)	(15,062)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,483)	(28,521)
Proceeds from sale of assets	8,362	11,955

Net cash used in investing activities	(8,121)	(16,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(1,875)	(1,875)
Repayments of finance lease obligations	(59)	—
Payment of deferred financing costs	(828)	—
Repurchases of common stock	(37)	(271)
Proceeds from exercise of warrants	—	3

Net cash used in financing activities	(2,799)	(2,143)

Net decrease in cash, cash equivalents and restricted cash	(27,705)	(33,771)

Cash, cash equivalents, and restricted cash, beginning of period	50,311	77,065

Cash, cash equivalents, and restricted cash, end of period	$22,606	$43,294

See the accompanying notes which are an integral part of these condensed consolidated financial statements.

Key Energy Services, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

NOTE 1.	GENERAL

Key Energy Services, Inc., and its wholly owned subsidiaries (collectively, “Key,” the “Company,” “we,” “us,” “its,” and “our”) provide a full range of well services to major oil companies and independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services, and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States. An important component of the Company’s growth strategy is to make acquisitions that will strengthen its core services or presence in selected markets, and the Company also makes strategic divestitures from time to time. The Company expects that the industry in which it operates will experience consolidation, and the Company expects to explore opportunities and engage in discussions regarding these opportunities, which could include mergers, consolidations or acquisitions or further dispositions or other transactions, although there can be no assurance that any such activities will be consummated.

The accompanying unaudited condensed consolidated financial statements were prepared using generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The condensed December 31, 2018 balance sheet was prepared from audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”). Certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in this Quarterly Report on Form 10-Q. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our 2018 Form 10-K.

The unaudited condensed consolidated financial statements contained in this report include all normal and recurring material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented herein. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results expected for the full year or any other interim period, due to fluctuations in demand for our services, timing of maintenance and other expenditures, and other factors.

We have evaluated events occurring after the balance sheet date included in this Quarterly Report on Form 10-Q and through the date on which the unaudited condensed consolidated financial statements were issued, for possible disclosure of a subsequent event.

Forbearance Agreements and Going Concern

The Company is party to two credit facilities: an ABL Facility with the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), and a Term Loan Facility among the Company, as borrower, and the financial institutions party thereto from time to time as lenders (the “Term Loan Lenders,” and together with the ABL Lenders, the “Lenders”) and Cortland Capital Market Services LLC and Cortland Products Corp., as agent for the lenders. See “Note 7. Debt.”

As announced on October 31, 2019, the Company has engaged external advisers to assist the Company in analyzing various strategic financial alternatives to address its capital structure. In connection with this strategic review, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan Facility. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Facility and a cross default under the ABL Facility (such defaults, the “Specified Defaults”).

On October 29, 2019, the Company entered into forbearance agreements with the Term Loan Lenders collectively holding over 99.5% of the principal amount of the outstanding term loans (the “Term Loan Forbearance Agreement”) and all of the ABL Lenders (the “ABL Forbearance Agreement” and, collectively, the “Forbearance Agreements”). Pursuant to the Forbearance Agreements, the Lenders party thereto have agreed that, until the earlier of December 6, 2019 or the occurrence of certain specified early termination events, such Lenders will forbear from exercising any default-related rights and remedies with respect to the Specified Defaults. The failure to comply with such covenants, among other things, would result in the early termination of the forbearance period. See “Note 7. Debt.”

The Specified Defaults and related matters including the Company’s level of debt raise substantial doubt as to the ability of the Company to continue as a going concern. The Company is in active discussions with the Lenders regarding the Company’s capital structure and the potential to reduce its debt level, however an agreement with the Lenders has not been reached as of the date of these financial statements. The Company believes that it is probable that if such an agreement is reached, it will alleviate the substantial doubt as to the Company’s ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the continuity of operations and the realization of assets and the satisfaction of liabilities as they come due in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

The preparation of these unaudited condensed consolidated financial statements requires us to develop estimates and to make assumptions that affect our financial position, results of operations and cash flows. These estimates may also impact the nature and extent of our disclosure, if any, of our contingent liabilities. Among other things, we use estimates to (i) analyze assets for possible impairment, (ii) determine depreciable lives for our assets, (iii) assess future tax exposure and realization of deferred tax assets, (iv) determine amounts to accrue for contingencies, (v) value tangible and intangible assets, (vi) assess workers’ compensation, vehicular liability, self-insured risk accruals and other insurance reserves, (vii) provide allowances for our uncollectible accounts receivable, (viii) value our asset retirement obligations, and (ix) value our equity-based compensation. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates relate to improved information not previously available. Because of the limitations inherent in this process, our actual results may differ materially from these estimates. We believe that the estimates used in the preparation of these interim financial statements are reasonable.

There have been no material changes or developments in our evaluation of accounting estimates and underlying assumptions or methodologies that we believe to be a “Critical Accounting Policy or Estimate” as disclosed in our 2018 Form 10-K.

Recent Accounting Developments

ASU 2016-13. In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments that will change how companies measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount. The amendments in this update will be effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. Early adoption is permitted for annual periods beginning after December 15, 2018. The Company is evaluating the effect of this standard on our consolidated financial statements.

ASU 2016-02. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which replaced the existing lease guidance. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. Additional disclosure requirements include qualitative disclosures along with specific quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for the Company for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. As part of our assessment, we have created additional internal controls over financial reporting and made changes in business practices and processes related to the ASU. Key has elected the new prospective “Comparatives Under 840” transition method as defined in ASU 2018-11 and adopted the new standard as of January 1, 2019. As part of the adoption, the Company elected several practical expedients which, for contracts that existed at the time of the adoption, allowed the Company to not reassess whether existing contracts are or contained leases, classification of a lease (i.e., operating leases will remain operating leases), initial direct costs and land easement arrangements. As part of the adoption, the Company also made several accounting policy elections which allow the Company to not apply the standard to short term leases as well as to choose not to separate non-lease components from lease components and instead account for all components as a single lease component. The adoption of this standard did not have an impact on our consolidated statement of operations or consolidated statement of cash flows and had an immaterial impact on our consolidated balance sheet. Right of use assets obtained in exchange for operating leases liabilities was $4.1 million at the time of the adoption of the standard.

NOTE 3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The following table presents our revenues disaggregated by revenue source (in thousands). Sales taxes are excluded from revenues.

	Nine Months Ended September 30,
	2019	2018
Rig Services	$197,375	$227,913
Fishing and Rental Services	43,534	47,801
Coiled Tubing Services	32,134	60,513
Fluid Management Services	55,696	68,215

Total	$328,739	$404,442

Disaggregation of Revenue

We have disaggregated our revenues by our reportable segments including Rig Services, Fishing & Rental Services, Coiled Tubing Services and Fluid Management Services.

Rig Services

Our Rig Services include the completion of newly drilled wells, workover and recompletion of existing oil and natural gas wells, well maintenance, and the plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger rigs that are capable of providing conventional and horizontal drilling services. Our rigs encompass various sizes and capabilities, allowing us to service all types of oil and gas wells.

We recognize revenue within the Rig Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Rig Services are billed monthly, and payment terms are usually 30 days from invoice receipt.

Fishing and Rental Services

We offer a full line of services and rental equipment designed for use in providing drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, pumps, power swivels, reversing units, foam air units.

We recognize revenue within the Fishing and Rental Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Fishing and Rental Services are billed and paid monthly. Payment terms for Fishing and Rental Services are usually 30 days from invoice receipt.

Coiled Tubing Services

Coiled Tubing Services involve the use of a continuous metal pipe spooled onto a large reel, which is then deployed into oil and natural gas wells to perform various applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, and formation stimulations utilizing acid and chemical treatments. Coiled tubing is also used for a number of horizontal well applications such as milling temporary isolation plugs that separate frac zones, and various other pre- and post-hydraulic fracturing well preparation services.

We recognize revenue within the Coiled Tubing Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue, typically daily, as the services are provided as we have the right to invoice the customer for the services performed. Coiled Tubing Services are billed and paid monthly. Payment terms for Coiled Tubing Services are usually 30 days from invoice receipt.

Fluid Management Services

We provide transportation and well-site storage services for various fluids utilized in connection with drilling, completions, workover and maintenance activities. We also provide disposal services for fluids produced subsequent to well completion. These fluids are removed from the well site and transported for disposal in saltwater disposal wells owned by us or a third party.

We recognize revenue within the Fluid Management Services segment by measuring progress toward satisfying the performance obligation in a manner that best depicts the transfer of goods or services to the customer. The control over services is transferred as the services are rendered to the customer. Specifically, we recognize revenue as the services are provided, typically daily, as we have the right to invoice the customer for the services performed. Fluid Management Services are billed and paid monthly. Payment terms for Fluid Management Services are usually 30 days from invoice receipt.

Arrangements with Multiple Performance Obligations

While not typical for our business, our contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenues to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers or using expected cost-plus margin. For combined products and services within a contract, we account for individual products and services separately if they are distinct — i.e. if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate products and services within a contract based on the prices at which we separately sell our services. For items that are not sold separately, we estimate the standalone selling prices using the expected cost-plus margin approach.

Contract Balances

Under our revenue contracts, we invoice customers once our performance obligations have been satisfied, at which point payment is unconditional. Accordingly, our revenue contracts do not give rise to contract assets or liabilities under ASC 606.

Practical Expedients and Exemptions

We generally expense sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within general and administrative expenses.

The majority of our services are short-term in nature, with a contract term of one year or less. For those contracts, we have utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Additionally, our payment terms are short-term in nature with settlements of one year or less. We have, therefore, utilized the practical expedient in ASC 606-10-32-18 exempting the Company from adjusting the promised amount of consideration for the effects of a significant financing component given that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Further, in many of our service contracts we have a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date (for example, a service contract in which an entity bills a fixed amount for each hour of service provided). For those contracts, we have utilized the practical expedient in ASC 606-10-55-18 exempting the Company from disclosure of the recognition of revenue in the amount that the Company has a right to invoice.

Accordingly, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

NOTE 4.	EQUITY

A reconciliation of the total carrying amount of our equity accounts for the nine months ended September 30, 2019 is as follows (in thousands):

	COMMON STOCKHOLDERS
	Common Stock		Additional Paid-in Capital	Retained Deficit	Total
	Number of Shares	Amount at Par
Balance at December 31, 2018	20,363	$204	$264,945	$(219,629)	$45,520

Share-based compensation	11	—	816	—	816
Net loss	—	—	—	(23,441)	(23,441)

Balance at March 31, 2019	20,374	$204	$265,761	$(243,070)	$22,895

Common stock purchases	(1)	—	(4)	—	(4)
Share-based compensation	35	—	1,414	—	1,414
Net loss	—	—	—	(18,303)	(18,303)

Balance at June 30, 2019	20,408	$204	$267,171	$(261,373)	$6,002

Common stock purchases	(23)	—	(33)	—	(33)
Share-based compensation	114	1	1,268	—	1,269
Net loss	—	—	—	(25,489)	(25,489)

Balance at September 30, 2019	20,499	$205	$268,406	$(286,862)	$(18,251)

A reconciliation of the total carrying amount of our equity accounts for the nine months ended September 30, 2018 is as follows (in thousands):

	COMMON STOCKHOLDERS
	Common Stock		Additional Paid-in Capital	Retained Deficit	Total
	Number of Shares	Amount at Par
Balance at December 31, 2017	20,217	$202	$259,314	$(130,833)	$128,683

Exercise of warrants	—	—	1	—	1
Share-based compensation	14	—	2,400	—	2,400
Net loss	—	—	—	(24,963)	(24,963)

Balance at March 31, 2018	20,231	$202	$261,715	$(155,796)	$106,121

Exercise of warrants	—	—	2	—	2
Share-based compensation	14	—	502	—	502
Net loss	—	—	—	(16,895)	(16,895)

Balance at June 30, 2018	20,245	$202	$262,219	$(172,691)	$89,730

Common stock purchases	—	—	(271)	—	(271)
Share-based compensation	52	1	1,679	—	1,680
Net loss	—	—	—	(23,860)	(23,860)

Balance at September 30, 2018	20,297	$203	$263,627	$(196,551)	$67,279

NOTE 5.	OTHER BALANCE SHEET INFORMATION

The table below presents comparative detailed information about other current assets at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Other current assets:
Prepaid current assets	$4,057	$11,207
Reinsurance receivable	6,617	6,365
Operating lease right-of-use assets	2,517	—
Other	305	501

Total	$13,496	$18,073

The table below presents comparative detailed information about other non-current assets at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Other non-current assets:
Reinsurance receivable	$6,980	$6,743
Deposits	1,121	1,309
Operating lease right-of-use assets	2,853	—
Other	387	510

Total	$11,341	$8,562

The table below presents comparative detailed information about other current liabilities at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Other current liabilities:
Accrued payroll, taxes and employee benefits	$15,760	$19,346
Accrued operating expenditures	14,423	15,861
Income, sales, use and other taxes	4,993	8,911
Self-insurance reserve	25,819	25,358
Accrued interest	6,672	7,105
Accrued insurance premiums	4	5,651
Unsettled legal claims	2,545	4,356
Accrued severance	40	83
Operating leases	2,448	—
Other	829	706

Total	$73,533	$87,377

The table below presents comparative detailed information about other non-current liabilities at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Other non-current liabilities:
Asset retirement obligations	$9,115	$9,018
Environmental liabilities	2,395	2,227
Accrued sales, use and other taxes	17,005	17,024
Operating leases	3,120	—
Other	66	67

Total	$31,701	$28,336

NOTE 6.	INTANGIBLE ASSETS

The components of our other intangible assets as of September 30, 2019 and December 31, 2018 are as follows (in thousands):

	September 30, 2019	December 31, 2018
Trademark:
Gross carrying value	$520	$520
Accumulated amortization	(159)	(116)

Net carrying value	$361	$404

The weighted average remaining amortization periods and expected amortization expense for the next five years for our definite lived intangible assets are as follows:

	Weighted average remaining amortization period (years)	Expected amortization expense (in thousands)
		Remainder of 2019	2020	2021	2022	2023
Trademarks	6.3	$14	$58	$58	$58	$58

Amortization expense for our intangible assets was less than $0.1 million for the three and nine months ended September 30, 2019 and 2018.

NOTE 7.	DEBT

As of September 30, 2019 and December 31, 2018, the components of our debt were as follows (in thousands):

	September 30, 2019	December 31, 2018
Term Loan Facility due 2021	$243,125	$245,000
Unamortized debt issuance costs	(1,903)	(1,421)
Finance lease obligation	1,701	—

Total	242,923	243,579

Less current portion	(2,914)	(2,500)

Long-term debt	$240,009	$241,079

Forbearance Agreements

The Company is party to two credit facilities. The Company and Key Energy Services, LLC, are borrowers (the “ABL Borrowers”) under an ABL Facility with the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”) and Bank of America, N.A., as sole collateral agent for the lenders, providing for aggregate commitments from the ABL Lenders of $100 million. In addition, on December 15, 2016, the Company entered into a Term Loan Facility among the Company, as borrower, certain subsidiaries of the Company named as guarantors therein, the financial institutions party thereto from time to time as Lenders (collectively, the “Term Loan Lenders”) and Cortland Capital Market Services LLC and Cortland Products Corp., as agent for the Lenders.

As announced on October 31, 2019, the Company has engaged external advisers to assist the Company in analyzing various strategic financial alternatives to address its capital structure and to position the Company for future success. In connection with this strategic review, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan Facility. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Facility and a cross default under the ABL Facility (such defaults, the “Specified Defaults”).

On October 29, 2019, the Company entered into forbearance agreements with Term Loan Lenders collectively holding over 99.5% of the principal amount of the outstanding term loans (the “Term Loan Forbearance Agreement”) and all of the ABL Lenders (the “ABL Forbearance Agreement” and, collectively, the “Forbearance Agreements”). Pursuant to the Forbearance Agreements, the Lenders party thereto have agreed that, until the earlier of December 6, 2019 or the occurrence of certain specified early termination events, such Lenders will forbear from exercising any default-related rights and remedies with respect to the Specified Defaults. The Forbearance Agreements contain certain representations and warranties of the Company and covenants with which the Company must comply during the forbearance period, including a requirement to maintain aggregate bank and book cash balances of at least $10,000,000 as measured on a weekly basis. The failure to comply with such covenants, among other things, would result in the early termination of the forbearance period.

ABL Facility

As described above, the Company and Key Energy Services, LLC are borrowers under the ABL Facility that provides for aggregate commitments from the ABL Lenders of $100 million, and matures on the earlier of (a) April 5, 2024 and (b) 6 months prior to the maturity date of the Term Loan Facility (as defined below) and other material debts, if any, as identified under the ABL Facility.

On April 5, 2019, the ABL Borrowers, as borrowers, the financial institutions party thereto as lenders and Bank of America, N.A. (the “ABL Agent”), as administrative agent for the lenders, entered into Amendment No. 1 (“Amendment No. 1”) to the ABL Facility, among the ABL Borrowers, the financial institutions party thereto from time to time as lenders, the ABL Agent and the co-collateral agents for the lenders, Bank of America, N.A. and Wells Fargo Bank, National Association. The amendment makes changes to, among other things, lower (i) the applicable margin for borrowings to (x) from between 2.50% and 4.50% to between 2.00% and 2.50% for LIBOR borrowings and (y) from 1.50% and 3.50% to between 1.00% and 1.50% for base rate borrowings, in each case depending on the ABL Borrowers’ fixed charge coverage ratio at such time, (ii) appoint the Bank of America, N.A. as sole collateral agent under the ABL Facility, (iii) extend the maturity of the credit facility from June 15, 2021 to the earlier of (x) April 5, 2024 and (y) 6 months prior to the maturity date of the ABL Borrowers’ term loan credit agreement and other material debts, as identified under the ABL Facility, (iv) increase the maximum amount of revolving loan commitment increases from $30 million to $50 million and (v) revise certain triggers applicable to the covenants under the ABL Facility.

The ABL Facility provides the ABL Borrowers with a borrowing facility up to an aggregate principal amount equal to the lesser of (i) the aggregate revolving commitments then in effect and (ii) the sum of (a) 85% of the value of eligible accounts receivable plus (b) 80% of the value of eligible unbilled accounts receivable, subject to a limit equal to the greater of (x) $35 million and (y) 25% of the commitments. The amount that may be borrowed under the ABL Facility is subject to increase or reduction based on certain segregated cash or reserves provided for by the ABL Facility. In addition, the percentages of accounts receivable and unbilled accounts receivable included in the calculation described above is subject to reduction to the extent of certain bad debt write-downs and other dilutive items provided in the ABL Facility.

Borrowings under the ABL Facility will bear interest, at the ABL Borrowers’ option, at a per annum rate equal to (i) LIBOR for 30, 60, 90, 180, or, with the consent of the ABL Lenders, 360 days, plus an applicable margin that varies from 2.0% to 2.5% depending on the Borrowers’ fixed charge coverage ratio at such time or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the federal funds rate, plus 0.50% or (z) 30-day LIBOR, plus 1.0% plus (b) an applicable margin that varies from 1.0% to 1.5% depending on the Borrowers’ fixed charge coverage ratio at such time. In addition, the ABL Facility provides for unused line fees of 1.00% to 1.25% per year, depending on utilization, letter of credit fees and certain other factors.

The ABL Facility may in the future be guaranteed by certain of the Company’s existing and future subsidiaries (the “ABL Guarantors,” and together with the ABL Borrowers, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, each of the ABL Loan Parties has granted or will grant, as applicable, to the Administrative Agent a first-priority security interest for the benefit of the ABL Lenders in its present and future accounts receivable, inventory and related assets and proceeds of the foregoing (the “ABL Priority Collateral”). In addition, the obligations of the ABL Loan Parties under the ABL Facility are secured by second-priority liens on the Term Priority Collateral (as described below under “Term Loan Facility”).

The revolving loans under the ABL Facility may be voluntarily prepaid, in whole or in part, without premium or penalty, subject to breakage or similar costs.

The ABL Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the ABL Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The ABL Facility also contains a requirement that the ABL Borrowers comply, during certain periods, with a fixed charge coverage ratio of 1.00 to 1.00.

As of September 30, 2019, we have no borrowings outstanding and $34.6 million of letters of credit outstanding under our ABL Facility. Due to the Specified Defaults, the Company is currently unable to borrow any amounts under the ABL Facility.

Term Loan Facility

As described above, the Company and certain subsidiaries are parties to the Term Loan Facility, which had an initial outstanding principal amount of $250 million.

The Term Loan Facility will mature on December 15, 2021, although such maturity date may, at the Company’s request, be extended by one or more of the Term Loan Lenders pursuant to the terms of the Term Loan Facility. Borrowings under the Term Loan Facility will bear interest, at the Company’s option, at a per annum rate equal to (i) LIBOR for one, two, three, six, or, with the consent of the Term Loan Lenders, 12 months, plus 10.25% or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the Federal Funds rate, plus 0.50% and (z) 30-day LIBOR, plus 1.0% plus (b) 9.25%.

The Term Loan Facility is guaranteed by certain of the Company’s existing and future subsidiaries (the “Term Loan Guarantors,” and together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, each of the Term Loan Parties has granted or will grant, as applicable, to the agent a first-priority security interest for the benefit of the Term Loan Lenders in substantially all of each Term Loan Party’s assets other than certain excluded assets and the ABL Priority Collateral (the “Term Priority Collateral”). In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority liens on the ABL Priority Collateral (as described above under “ABL Facility”).

The loans under the Term Loan Facility may be prepaid at the Company’s option, subject to the payment of a prepayment premium in certain circumstances as provided in the Term Loan Facility. A prepayment prior to the first anniversary of the loan would have been required to have been made with a make-whole amount with the calculation of the make-whole amount as specified in the Term Loan Facility. If a prepayment is made after the first anniversary of the loan but prior to the second anniversary, such prepayment must be made at 106% of the principle amount, if a prepayment is made after the second anniversary but prior to the third anniversary, such prepayment must be made at 103% of the principle amount. After the third anniversary, if a prepayment is made, no prepayment premium is due. The Company is required to make principal payments in the amount of $625,000 per quarter. In addition, pursuant to the Term Loan Facility, the Company must prepay or offer to prepay, as applicable, term loans with the net cash proceeds of certain debt incurrences and asset sales, excess cash flow, and upon certain change of control transactions, subject in each case to certain exceptions.

The Term Loan Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the Term Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The Term Loan Facility also contains financial covenants requiring that the Company maintain an asset coverage ratio of at least 1.35 to 1.0 and that Liquidity (as defined in the Term Loan Facility) must not be less than $37.5 million (of which at least $20.0 million must be in cash or cash equivalents held in deposit accounts) as of the last day of any fiscal quarter, subject to certain exceptions and cure rights.

The weighted average interest rates on the outstanding borrowings under the Term Loan Facility for the three and nine month periods ended September 30, 2019 were as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Term Loan Facility	12.61%	12.82%

NOTE 8.	OTHER INCOME

The table below presents comparative detailed information about our other income and expense, shown on the condensed consolidated statements of operations as “other income, net” for the periods indicated (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income	$(122)	$(201)	$(639)	$(580)
Other	(229)	(12)	(1,093)	(1,392)

Total	$(351)	$(213)	$(1,732)	$(1,972)

NOTE 9.	INCOME TAXES

The U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted on December 22, 2017. The 2017 Tax Act is comprehensive tax reform legislation that contains significant changes to corporate taxation. Provisions on the enacted law include a permanent reduction of the corporate income tax rate from 35% to 21%, imposing a mandatory one-time tax on un-repatriated accumulated earnings of foreign subsidiaries, a partial limitation on the deductibility of business interest expense, a limitation on net operating losses to 80% of taxable income each year, a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a partial territorial system (along with rules that create a new U.S. minimum tax on earnings of foreign subsidiaries), and other related provisions to maintain the U.S. tax base.

We recognized the income tax effects of the 2017 Tax Act in accordance with Staff Accounting Bulletin No. 118 (“SAB 118”) during 2017. SAB 118 provided SEC staff guidance for the application of ASC Topic 740, Income Taxes, and allowed for a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As such, our 2017 financial results reflected the provisional income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 was incomplete but a reasonable estimate could be determined. We did not identify any items for which the income tax effects of the 2017 Tax Act could not be reasonably estimated as of December 31, 2017. Additional clarifying guidance and law corrections were issued by the U.S. government during 2018 related to the 2017 Tax Act, which provided further insight into properly accounting for the impacts of U.S. tax reform. During 2018, we finalized our accounting for this matter and concluded that no adjustments were required from our provisionally recorded amounts from 2017. We no longer have any provisionally recorded items related to the enactment of the 2017 Tax Act as of December 31, 2018. In addition, there were no material 2017 Tax Act changes or clarifications that affected our accounting for the nine-month period ended September 30, 2019.

We are subject to U.S. federal income tax as well as income taxes in multiple state and foreign jurisdictions. Our effective tax rates for the three months ended September 30, 2019 and 2018 were (0.1)% and 6.8%, respectively, and 6.1% and 2.4% for the nine months ended September 30, 2019 and 2018, respectively. The variance between our effective rate and the U.S. statutory rate is due to the impact of permanent differences, and other tax adjustments, such as valuation allowances against deferred tax assets, and tax expense or benefit recognized for uncertain tax positions.

We continued recording income taxes using a year-to-date effective tax rate method for the three and nine months ended September 30, 2019 and 2018. The use of this method was based on our expectations that a small change in our estimated ordinary income could result in a large change in the estimated annual effective tax rate. We will re-evaluate our use of this method each quarter until such time as a return to the annualized effective tax rate method is deemed appropriate.

The Company assesses the realizability of its deferred tax assets each period by considering whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. Due to the history of losses in recent years and the continued challenges affecting the oil and gas industry, management continues to believe it is more likely than not that we will not be able to realize our net deferred tax assets. No release of our deferred tax asset valuation allowance was made during the nine months ended September 30, 2019.

As of September 30, 2019, we had no unrecognized tax benefits, net of federal tax benefit. All remaining unrecognized tax positions were recognized as of December 31, 2018 as a result of the statute of limitations lapse, and there are no unrecognized tax positions as of September 30, 2019.

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Litigation

Various suits and claims arising in the ordinary course of business are pending against us. We conduct business throughout the continental United States and may be subject to jury verdicts or arbitrations that result in outcomes in favor of the plaintiffs. We continually assess our contingent liabilities, including potential litigation liabilities, as well as the adequacy of our accruals and our need for the disclosure of these items, if any. We establish a provision for a contingent liability when it is probable that a liability has been incurred and the amount is reasonably estimable. We have $2.5 million of other liabilities related to litigation that is deemed probable and reasonably estimable as of September 30, 2019. We do not believe that the disposition of any of these matters will result in an additional loss materially in excess of amounts that have been recorded.

Self-Insurance Reserves

We maintain reserves for workers’ compensation and vehicle liability on our balance sheet based on our judgment and estimates using an actuarial method based on claims incurred. We estimate general liability claims on a case-by-case basis. We maintain insurance policies for workers’ compensation, vehicle liability and general liability claims. These insurance policies carry self-insured retention limits or deductibles on a per occurrence basis. The retention limits or deductibles are accounted for in our accrual process for all workers’ compensation, vehicular liability and general liability claims. The deductibles have a $5 million maximum per vehicular liability claim, and a $2 million maximum per general liability claim and a $1 million maximum per workers’ compensation claim. As of September 30, 2019 and December 31, 2018, we have recorded $51.7 million and $50.1 million, respectively, of self-insurance reserves related to workers’ compensation, vehicular liabilities and general liability claims. Partially offsetting these liabilities, we had $13.6 million and $13.1 million of insurance receivables as of September 30, 2019 and December 31, 2018, respectively. We believe that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued for existing claims.

Environmental Remediation Liabilities

For environmental reserve matters, including remediation efforts for current locations and those relating to previously disposed properties, we record liabilities when our remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated. As of each of September 30, 2019 and December 31, 2018, we have recorded $2.4 million and $2.2 million, respectively, for our environmental remediation liabilities. We believe that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued.

NOTE 11.	LOSS PER SHARE

Basic loss per share is determined by dividing net loss attributable to Key by the weighted average number of common shares actually outstanding during the period. Diluted loss per common share is based on the increased number of shares that would be outstanding assuming conversion of potentially dilutive outstanding securities using the treasury stock and “as if converted” methods.

The components of our loss per share are as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Basic and Diluted EPS Calculation:
Numerator
Net loss	$(25,489)	$(23,860)	$(67,233)	$(65,718)
Denominator
Weighted average shares outstanding	20,443	20,252	20,398	20,234
Basic and diluted loss per share	$(1.25)	$(1.18)	$(3.30)	$(3.25)

Restricted stock units (“RSUs”), stock options, and warrants are included in the computation of diluted earnings per share using the treasury stock method. Restricted stock awards are legally considered issued and outstanding when granted and are included in basic weighted average shares outstanding.

The company has issued potentially dilutive instruments such as RSUs, stock options, and warrants. However, the company did not include these instruments in its calculation of diluted loss per share during the periods presented, because to include them would be anti-dilutive. The following table shows potentially dilutive instruments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
RSUs	1,882	1,078	1,994	1,367
Stock options	54	159	74	163
Warrants	1,838	1,838	1,838	1,838

Total	3,774	3,075	3,906	3,368

No events occurred after September 30, 2019 that would materially affect the number of weighted average shares outstanding.

NOTE 12.	SHARE-BASED COMPENSATION

Common Stock Awards

We recognized employee share-based compensation expense of $1.2 million and $1.6 million during the three months ended September 30, 2019 and 2018, respectively. We recognized employee share-based compensation expense of $3.3 million and $4.0 million during the nine months ended September 30, 2019 and 2018, respectively. Our employee share-based awards, including common stock awards, stock option awards and phantom shares, vest in equal installments over a three-year period or which vest in a 40%-60% split respectively over a two-year period. Additionally, we recognized share-based compensation expense related to our outside directors of less than $0.1 million and $0.1 million during the three months ended September 30, 2019 and 2018, respectively. We recognized share-based compensation expense related to our outside directors of $0.2 million and $0.6 million during the nine months ended September 30, 2019 and 2018, respectively. The unrecognized compensation cost related to our unvested share-based awards as of September 30, 2019 is estimated to be $4.1 million and is expected to be recognized over a weighted-average period of 1.2 years.

Stock Option Awards

As of September 30, 2019, all outstanding stock options are vested and there are no unrecognized costs related to our stock options.

Phantom Share Plan

We recognized compensation expense related to our phantom shares of less than negative $0.1 million during the three months ended September 30, 2019 and 2018. We recognized compensation expense related to our phantom shares of less than $0.1 million and $0.8 million during the nine months ended September 30, 2019 and 2018, respectively. The unrecognized compensation cost related to our unvested phantom shares as of September 30, 2019 is estimated to be less than $0.1 million and is expected to be recognized over a weighted-average period of 0.8 years.

NOTE 13.	TRANSACTIONS WITH RELATED PARTIES

The Company has purchased or sold equipment or services from a few affiliates of certain directors. Additionally, the Company has a corporate advisory services agreement between with Platinum Equity Advisors, LLC (“Platinum”) pursuant to which Platinum provides certain business advisory services to the Company. The dollar amounts related to these related party activities are not material to the Company’s condensed consolidated financial statements.

NOTE 14.	ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities. These carrying amounts approximate fair value because of the short maturity of the instruments or because the carrying value is equal to the fair value of those instruments on the balance sheet date.

Term Loan Facility due 2021. Because the variable interest rates of these loans approximate current market rates, the fair values of the loans borrowed under this facility approximate their carrying values.

NOTE 15.	LEASES

We have operating leases for certain corporate offices and operating locations and finance leases for certain vehicles. We determine if a contract is a lease or contains an embedded lease at the inception of the contract. Operating lease right-of-use (“ROU”) assets are included in other current and other non-current assets, operating lease liabilities are included in other current and other non-current liabilities in our consolidated balance sheets. Finance lease ROU assets are included in property and equipment, net, and finance lease liabilities are included in our current portion of long-term debt, and long-term debt on our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating and finance lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our risk adjusted incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Our lease terms may include options to extend or terminate the lease. Our leases have remaining lease terms of less than one year to five years, some of which include options to extend the leases for up to five years, and some of which include options to terminate the leases within one year. Lease expense for lease payments is recognized on a straight-line basis over the non-cancelable term of the lease.

We recognized $0.8 million and $2.2 million of costs related to our operating leases during the three and nine months ended September 30, 2019, respectively. As of September 30, 2019, our operating leases have a weighted average remaining lease term of 2.7 years and a weighted average discount rate of 5.97%. We recognized less than 0.1 million of costs related to our finance leases during the three and nine months ended September 30, 2019. As of September 30, 2019, our finance leases have a weighted average remaining lease term of 3.9 years and a weighted average discount rate of 4.77%.

Supplemental balance sheet information related to leases as of September 30, 2019 are as follows (in thousands):

September 30, 2019
Right-of-Use Assets under Operating Leases
Operating lease right-of-use assets, current portion	$2,517
Operating lease right-of-use assets, non-current portion	2,853

Total operating lease assets	$5,370

Operating lease liabilities, current portion	$2,448
Operating lease liabilities, non-current portion	3,120

Total operating lease liabilities	$5,568

Right-of-Use Assets under Finance Leases
Property and equipment, at cost	$1,760
Less accumulated depreciation	73

Property and equipment, net	$1,687

Current portion of long-term debt	$414
Long-term debt	1,287

Total finance lease liabilities	$1,701

The maturities of our operating and finance lease liabilities as of September 30, 2019 are as follows (in thousands):

	September 30, 2019
	Operating Leases	Finance Leases
Remainder of 2019	$659	$119
2020	2,676	485
2021	1,508	485
2022	493	485
2023	493	283
Thereafter	188	—

Total lease payments	6,017	1,857
Less imputed interest	(449)	(156)

Total	$5,568	$1,701

NOTE 16.	SEGMENT INFORMATION

Our reportable business segments are Rig Services, Fishing and Rental Services, Coiled Tubing Services and Fluid Management Services. We also have a “Functional Support” segment associated with overhead and other costs in support of our reportable segments. We evaluate the performance of our segments based on gross margin measures. All inter-segment sales pricing is based on current market conditions.

Rig Services

Our Rig Services include the completion of newly drilled wells, workover and recompletion of existing oil and natural gas wells, well maintenance, and the plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger rigs that are capable of providing conventional and horizontal drilling services. Our rigs encompass various sizes and capabilities, allowing us to service all types of wells. Many of our rigs are outfitted with our proprietary KeyView® technology, which captures and reports well site operating data and provides safety control systems. We believe that this technology allows our customers and our crews to better monitor well site operations, improves efficiency and safety, and adds value to the services that we offer.

The completion and recompletion services provided by our rigs prepare wells for production, whether newly drilled, or recently extended through a workover operation. The completion process may involve selectively perforating the well casing to access production zones, stimulating and testing these zones, and installing tubular and downhole equipment. We typically provide a well service rig and may also provide other equipment to assist in the completion process. Completion services vary by well and our work may take a few days to several weeks to perform, depending on the nature of the completion.

The workover services that we provide are designed to enhance the production of existing wells and generally are more complex and time consuming than normal maintenance services. Workover services can include deepening or extending wellbores into new formations by drilling horizontal or lateral wellbores, sealing off depleted production zones and accessing previously bypassed production zones, converting former production wells into injection wells for enhanced recovery operations and conducting major subsurface repairs due to equipment failures. Workover services may last from a few days to several weeks, depending on the complexity of the workover.

Maintenance services provided with our rig fleet are generally required throughout the life cycle of an oil or natural gas well. Examples of these maintenance services include routine mechanical repairs to the pumps, tubing and other equipment, removing debris and formation material from wellbores, and pulling rods and other downhole equipment from wellbores to identify and resolve production problems. Maintenance services are generally less complicated than completion and workover related services and require less time to perform.

Our rig fleet is also used in the process of permanently shutting-in oil or natural gas wells that are at the end of their productive lives. These plugging and abandonment services generally require auxiliary equipment in addition to a well servicing rig. The demand for plugging and abandonment services is not significantly impacted by the demand for oil and natural gas because well operators are required by state regulations to plug wells that are no longer productive.

Fishing and Rental Services

We offer a full line of fishing services and rental equipment designed for use in providing drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, pumps, power swivels, reversing units and foam air units. We sold our well testing assets and our frac stack equipment used to support hydraulic fracturing operations and the associated flowback of frac fluids in the second quarter of 2017.

Demand for our fishing and rental services is closely related to capital spending by oil and natural gas producers, which is generally a function of oil and natural gas prices.

Coiled Tubing Services

Coiled Tubing Services involve the use of a continuous metal pipe spooled onto a large reel which is then deployed into oil and natural gas wells to perform various applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, and formation stimulations utilizing acid and chemical treatments. Coiled tubing is also used for a number of horizontal well applications such as milling temporary isolation plugs that separate frac zones, and various other pre- and post-hydraulic fracturing well preparation services.

Fluid Management Services

We provide transportation and well-site storage services for various fluids utilized in connection with drilling, completions, workover and maintenance activities. We also provide disposal services for fluids produced subsequent to well completion. These fluids are removed from the well site and transported for disposal in saltwater disposal wells owned by us or a third party. In addition, we operate a fleet of hot oilers capable of pumping heated fluids used to clear soluble restrictions in a wellbore. Demand and pricing for these services generally correspond to demand for our well service rigs.

Functional Support

Our Functional Support segment includes unallocated overhead costs associated with administrative support for our reporting segments.

Financial Summary

The following tables set forth our unaudited segment information as of and for the three and nine months ended September 30, 2019 and 2018 (in thousands):

As of and for the three months ended September 30, 2019

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Reconciling Eliminations	Total
Revenues from external customers	$64,465	$14,135	$9,714	$18,209	$—	$—	$106,523
Intersegment revenues	87	241	—	58	—	(386)	—
Depreciation and amortization	6,289	4,139	1,397	2,294	465	—	14,584
Other operating expenses	55,424	11,713	9,862	16,338	15,994	—	109,331
Operating income (loss)	2,752	(1,717)	(1,545)	(423)	(16,459)	—	(17,392)
Interest expense, net of amounts capitalized	33	7	13	12	8,346	—	8,411
Income (loss) before income taxes	2,734	(1,724)	(1,558)	(424)	(24,480)	—	(25,452)
Long-lived assets(1)	124,078	41,897	17,165	47,980	24,464	—	255,584
Total assets	173,079	55,625	26,174	59,827	50,000	9,441	374,146
Capital expenditures	932	418	1,246	33	1,492	—	4,121

As of and for the three months ended September 30, 2018

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Reconciling Eliminations	Total
Revenues from external customers	$77,153	$17,477	$18,220	$21,871	$—	$—	$134,721
Intersegment revenues	183	621	—	328	—	(1,132)	—
Depreciation and amortization	8,212	6,012	1,403	5,262	919	—	21,808
Other operating expenses	64,471	12,855	16,404	19,441	16,857	—	130,028
Operating income (loss)	4,470	(1,390)	413	(2,832)	(17,776)	—	(17,115)
Interest expense, net of amounts capitalized	—	—	—	—	8,708	—	8,708
Income (loss) before income taxes	4,488	(1,378)	413	(2,827)	(26,306)	—	(25,610)
Long-lived assets(1)	147,050	49,436	18,083	60,360	22,109	421	297,459
Total assets	204,823	65,798	36,493	75,811	70,927	8,881	462,733
Capital expenditures	5,602	1,891	563	433	2,859	—	11,348

As of and for the nine months ended September 30, 2019

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Reconciling Eliminations	Total
Revenues from external customers	$197,375	$43,534	$32,134	$55,696	$—	$—	$328,739
Intersegment revenues	341	1,436	—	133	—	(1,910)	—
Depreciation and amortization	18,419	12,493	3,923	6,917	1,390	—	43,142
Other operating expenses	165,866	35,703	33,343	48,894	48,922	—	332,728
Operating income (loss)	13,090	(4,662)	(5,132)	(115)	(50,312)	—	(47,131)
Interest expense, net of amounts capitalized	69	20	43	33	25,999	—	26,164
Income (loss) before income taxes	13,070	(4,671)	(5,172)	(133)	(74,657)	—	(71,563)
Long-lived assets(1)	124,078	41,897	17,165	47,980	24,464	—	255,584
Total assets	173,079	55,625	26,174	59,827	50,000	9,441	374,146
Capital expenditures	3,745	2,491	3,163	2,088	4,996	—	16,483

As of and for the nine months ended September 30, 2018

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Reconciling Eliminations	Total
Revenues from external customers	$227,913	$47,801	$60,513	$68,215	$—	$—	$404,442
Intersegment revenues	439	1,692	19	1,025	—	(3,175)	—
Depreciation and amortization	23,869	17,657	3,887	15,581	1,887	—	62,881
Other operating expenses	188,570	37,627	49,128	60,136	49,953	—	385,414
Operating income (loss)	15,474	(7,483)	7,498	(7,502)	(51,840)	—	(43,853)
Interest expense, net of amounts capitalized	—	—	—	—	25,425	—	25,425
Income (loss) before income taxes	15,584	(7,458)	7,501	(7,432)	(75,501)	—	(67,306)
Long-lived assets(1)	147,050	49,436	18,083	60,360	22,109	421	297,459
Total assets	204,823	65,798	36,493	75,811	70,927	8,881	462,733
Capital expenditures	13,350	2,671	4,461	2,569	5,470	—	28,521

(1)	Long-lived assets include fixed assets, intangibles and other non-current assets.

NOTE 17.	SUBSEQUENT EVENTS

As announced on October 31, 2019, the Company has engaged external advisers to assist the Company in analyzing various strategic financial alternatives to address its capital structure and to position the Company for future success. In connection with this strategic review, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan Facility. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Facility and a cross default under the ABL Facility (such defaults, the “Specified Defaults”).

On October 29, 2019, the Company entered into forbearance agreements with Term Loan Lenders collectively holding over 99.5% of the principal amount of the outstanding term loans (the “Term Loan Forbearance Agreement”) and all of the ABL Lenders (the “ABL Forbearance Agreement” and, collectively, the “Forbearance Agreements”). Pursuant to the Forbearance Agreements, the Lenders party thereto have agreed that, until the earlier of December 6, 2019 or the occurrence of certain specified early termination events, such Lenders will forbear from exercising any default-related rights and remedies with respect to the Specified Defaults. The Forbearance Agreements contain certain representations and warranties of the Company and covenants with which the Company must comply during the forbearance period, including a requirement to maintain aggregate bank and book cash balances of at least $10,000,000 as measured on a weekly basis. The failure to comply with such covenants, among other things, would result in the early termination of the forbearance period.

(iv)

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 2019 and 2018. Certain portions in this Section (iv) of Exhibit B refer to items on our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. See “Availability of Certain Documents” above.

OVERVIEW

Key Energy Services, Inc., and its wholly owned subsidiaries provide a full range of well services to major oil companies and independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services, and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States. An important component of the Company’s growth strategy is to make acquisitions that will strengthen its core services or presence in selected markets, and the Company also makes strategic divestitures from time to time. The Company expects that the industry in which it operates will experience consolidation, and the Company expects to explore opportunities and engage in discussions regarding these opportunities, which could include mergers, consolidations or acquisitions or further dispositions or other transactions, although there can be no assurance that any such activities will be consummated.

The following discussion and analysis should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and related notes as of and for the three and nine months ended September 30, 2019 and 2018, included elsewhere herein, and the audited consolidated financial statements and notes thereto included in our 2018 Form 10-K and Part I, Item 1A. Risk Factors of our 2018 Form 10-K.

We provide information regarding four business segments: Rig Services, Fishing and Rental Services, Coiled Tubing Services and Fluid Management Services. We also have a “Functional Support” segment associated with overhead and other costs in support of our reportable segments. See “Note 16. Segment Information” in “Item 1. Financial Statements” of Part I of this report for a summary of our business segments.

PERFORMANCE MEASURES

The Baker Hughes U.S. rig count data, which is publicly available on a weekly basis, is often used as an indicator of overall Exploration and Production (“E&P”) company spending and broader oilfield activity. In assessing overall activity in the U.S. onshore oilfield service industry in which we operate, we believe that the Baker Hughes U.S. land drilling rig count is the best available barometer of E&P companies’ capital spending and resulting activity levels. Historically, our activity levels have been highly correlated with U.S. onshore capital spending by our E&P company customers as a group.

	WTI Cushing Oil(1)	NYMEX Henry Hub Natural Gas(1)	Average Baker Hughes U.S. Land Drilling Rigs(2)	Average AESC Well Service Active Rig Count(3)
2019:
First Quarter	$54.82	$2.92	1,023	1,295
Second Quarter	$59.88	$2.57	967	1,311
Third Quarter	$56.34	$2.38	894	1,263
2018:
First Quarter	$62.91	$3.08	951	1,220
Second Quarter	$68.07	$2.85	1,021	1,297
Third Quarter	$69.69	$2.93	1,032	1,337
Fourth Quarter	$59.97	$3.77	1,050	1,316

(1)	Represents the average of the monthly average prices for each of the periods presented. Source: EIA and Bloomberg
(2)	Source: www.bakerhughes.com
(3)	Source: www.aesc.net

Internally, we measure activity levels for our well servicing operations primarily through our rig and trucking hours. Generally, as capital spending by E&P companies increases, demand for our services also rises, resulting in increased rig and trucking services and more hours worked. Conversely, when activity levels decline due to lower spending by E&P companies, we generally provide fewer rig and trucking services, which results in fewer hours worked.

Rig activity occurs primarily on weekdays during daylight hours. Accordingly, we track rig activity on a “per working day” basis. Key’s working days per quarter, which exclude national holidays, are indicated in the table below. Our trucking activity tends to occur on a 24/7 basis. Accordingly, we track our trucking activity on a “per calendar day” basis. The following table presents our quarterly rig and trucking hours from 2018 through the third quarter of 2019:

	Rig Hours	Trucking Hours	Key’s Working Days(1)
2019:
First Quarter	151,309	150,740	63
Second Quarter	154,017	144,996	63
Third Quarter	142,151	150,518	64

Total 2019	447,477	446,254	190

2018:
First Quarter	175,232	214,194	63
Second Quarter	187,578	201,427	64
Third Quarter	180,943	184,310	63
Fourth Quarter	156,456	179,405	62

Total 2018	700,209	779,336	252

(1)	Key’s working days are the number of weekdays during the quarter minus national holidays.

MARKET AND BUSINESS CONDITIONS AND OUTLOOK

Our core businesses depend on our customers’ willingness and ability to make expenditures to produce, develop and explore for oil and natural gas in onshore U.S. basins. Industry conditions are influenced by numerous factors, such as oil and natural gas prices, the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil producing countries, and available supply of and demand for the services we provide. Higher oil prices have historically spurred additional demand for our services as oil and gas producers increase spending on production, maintenance and drilling and completion of new wells.

During 2018, strengthening oil prices led to improvement in demand for our services particularly services associated with the completion of oil and natural gas wells, and we were able to increase prices for most of our service offerings. We did not, however, experience as substantial a change in demand for our services related to the maintenance of existing oil and gas wells, particularly conventional wells. Since the fourth quarter of 2018 when oil prices fell from the highs of 2018, we began to experience reductions in demand for our services, particularly our completion related services.

In 2019, oil prices began to recover from the lows experienced in late 2018. However, in the first quarter of 2019, we experienced a decline in revenues compared to the prior quarter and the corresponding period in 2018 due to seasonal effects and lower demand for completion-driven services as our activity declined despite the improvement in oil prices.

Activity did improve in the second quarter of 2019 as compared to the first quarter of 2019 due to seasonality and the improved oil prices, however, many of our clients did not react as favorably as expected to improved oil prices with higher spending or increases in planned expenditures that would have increased demand for our services further. Lower spending by our customers and increased competition, primarily in completion activities, also resulted in lower activity than in the corresponding period in 2018. During the third quarter of 2019, we continued to experience weak or softening demand for our services, particularly completion related services, and experienced a decline in our well service rig activity as compared to the preceding quarter and the third quarter of 2018. In many instances, we believe this is a result of our customers’ managing their activity to achieve cash flow targets and a prioritization of their maintenance activities to the highest return opportunities due to continued uncertainty around future commodity prices and their access to capital. We expect this trend to continue into the fourth quarter, where we have also historically experienced reduced activity and demand for our services as compared to the third quarter due to seasonal effects as well as the impact of our customers’ completing their budgeted activities ahead of year-end.

In the fourth quarter of 2019, we have taken steps to reduce our labor costs and exit certain operations and areas to focus on certain markets. Additionally, we have taken steps to reduce our overhead, given the reduced operating footprint, which we believe will improve our operating cash flows and reduce our operating losses. Given the uncertainty surrounding future commodity prices and our customers’ spending and thus demand for our services, visibility into near to mid-term future periods is limited.

Longer term however, we believe that over the next several years the continued aging of horizontal wells will increase demand for well maintenance services as customers seek to maintain or increase production through accretive regular well maintenance at economically supportive oil prices.

RESULTS OF OPERATIONS

The following table shows our consolidated results of operations for the three and nine months ended September 30, 2019 and 2018, respectively (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES	$106,523	$134,721	$328,739	$404,442
COSTS AND EXPENSES:
Direct operating expenses	87,956	106,103	266,714	314,061
Depreciation and amortization expense	14,584	21,808	43,142	62,881
General and administrative expenses	21,375	23,925	66,014	71,353

Operating loss	(17,392)	(17,115)	(47,131)	(43,853)

Interest expense, net of amounts capitalized	8,411	8,708	26,164	25,425
Other income, net	(351)	(213)	(1,732)	(1,972)

Loss before income taxes	(25,452)	(25,610)	(71,563)	(67,306)
Income tax benefit (expense)	(37)	1,750	4,330	1,588

NET LOSS	$(25,489)	$(23,860)	$(67,233)	$(65,718)

Consolidated Results of Operations — Three Months Ended September 30, 2019 and 2018

Revenues

Our revenues for the three months ended September 30, 2019 decreased $28.2 million, or 20.9%, to $106.5 million from $134.7 million for the three months ended September 30, 2018, due to lower spending from our customers as a result of lower oil prices. These market conditions resulted in reduced customer activity. See “Segment Operating Results — Three Months Ended September 30, 2019 and 2018” below for a more detailed discussion of the change in our revenues.

Direct Operating Expenses

Our direct operating expenses decreased $18.1 million, to $88.0 million (82.6% of revenues), for the three months ended September 30, 2019, compared to $106.1 million (78.8% of revenues) for the three months ended September 30, 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased $7.2 million, or 33.1%, to $14.6 million during the three months ended September 30, 2019, compared to $21.8 million for the three months ended September 30, 2018. This decrease is primarily due to certain assets becoming fully depreciated.

General and Administrative Expenses

General and administrative expenses decreased $2.6 million, to $21.4 million (20.1% of revenues), for the three months ended September 30, 2019, compared to $23.9 million (17.8% of revenues) for the three months ended September 30, 2018. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and a decrease in facilities costs.

Interest Expense, Net of Amounts Capitalized

Interest expense decreased $0.3 million, or 3.4%, to $8.4 million for the three months ended September 30, 2019, compared to $8.7 million for the same period in 2018.

Other Income, Net

During the quarter ended September 30, 2019, we recognized other income, net, of $0.4 million, compared to other income, net, of $0.2 million for the quarter ended September 30, 2018.

The following table summarizes the components of other income, net for the periods indicated (in thousands):

	Three Months Ended September 30,
	2019	2018
Interest income	$(122)	$(201)
Other	(229)	(12)

Total	$(351)	$(213)

Income Tax Benefit (Expense)

We recorded an income tax expense of less than $0.1 million on a pre-tax loss of $25.5 million in the three months ended September 30, 2019, compared to an income tax benefit of $1.8 million on a pre-tax loss of $25.6 million in the three months ended September 30, 2018. Our effective tax rate was (0.1)% for the three months ended September 30, 2019, compared to 6.8% for the three months ended September 30, 2018. Our effective tax rates differ from the applicable U.S. statutory rates due to a number of factors, including the impact of permanent differences, and other tax adjustments, such as valuation allowances against deferred tax assets, and tax expense or benefit recognized for uncertain tax positions.

Segment Operating Results — Three Months Ended September 30, 2019 and 2018

The following table shows operating results for each of our segments for the three months ended September 30, 2019 and 2018 (in thousands):

For the three months ended September 30, 2019

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Revenues from external customers	$64,465	$14,135	$9,714	$18,209	$—	$106,523
Operating expenses	61,713	15,852	11,259	18,632	16,459	123,915
Operating income (loss)	2,752	(1,717)	(1,545)	(423)	(16,459)	(17,392)

For the three months ended September 30, 2018

	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Revenues from external customers	$77,153	$17,477	$18,220	$21,871	$—	$134,721
Operating expenses	72,683	18,867	17,807	24,703	17,776	151,836
Operating income (loss)	4,470	(1,390)	413	(2,832)	(17,776)	(17,115)

Rig Services

Revenues for our Rig Services segment decreased $12.7 million, or 16.4%, to $64.5 million for the three months ended September 30, 2019, compared to $77.2 million for the three months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers as a result of lower oil prices. These market conditions resulted in reduced customer activity.

Operating expenses for our Rig Services segment were $61.7 million during the three months ended September 30, 2019, which represented a decrease of $11.0 million, or 15.1%, compared to $72.7 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels and a decrease in depreciation expense.

Fishing and Rental Services

Revenues for our Fishing and Rental Services segment decreased $3.3 million, or 19.1%, to $14.1 million for the three months ended September 30, 2019, compared to $17.5 million for the three months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity.

Operating expenses for our Fishing and Rental Services segment were $15.9 million during the three months ended September 30, 2019, which represented a decrease of $3.0 million, or 16.0%, compared to $18.9 million for the same period in 2018. The decrease for this segment is primarily due to a decrease in depreciation expense and repair and maintenance expense.

Coiled Tubing Services

Revenues for our Coiled Tubing Services segment decreased $8.5 million, or 46.7%, to $9.7 million for the three months ended September 30, 2019, compared to $18.2 million for the three months ended September 30,

2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity and a reduction in the price received for our services.

Operating expenses for our Coiled Tubing Services segment were $11.3 million during the three months ended September 30, 2019, which represented a decrease of $6.5 million, or 36.8%, compared to $17.8 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs and repair and maintenance expense due to a decrease in activity levels.

Fluid Management Services

Revenues for our Fluid Management Services segment decreased $3.7 million, or 16.7%, to $18.2 million for the three months ended September 30, 2019, compared to $21.9 million for the three months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity.

Operating expenses for our Fluid Management Services segment were $18.6 million during the three months ended September 30, 2019, which represented a decrease of $6.1 million, or 24.6%, compared to $24.7 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels and a decrease in depreciation expense.

Functional Support

Operating expenses for Functional Support, which represent expenses associated with managing our reporting segments, decreased $1.3 million, or 7.4%, to $16.5 million (15.5% of consolidated revenues) for the three months ended September 30, 2019 compared to $17.8 million (13.2% of consolidated revenues) for the same period in 2018. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and a decrease in facilities costs.

Consolidated Results of Operations — Nine Months Ended September 30, 2019 and 2018

Revenues

Our revenues for the nine months ended September 30, 2019 decreased $75.7 million, or 18.7%, to $328.7 million from $404.4 million for the nine months ended September 30, 2018, due to lower spending from our customers primarily as a result of lower oil prices. These market conditions resulted in reduced customer activity. See “Segment Operating Results — Nine Months Ended September 30, 2019 and 2018” below for a more detailed discussion of the change in our revenues.

Direct Operating Expenses

Our direct operating expenses decreased $47.3 million, to $266.7 million (81.1% of revenues), for the nine months ended September 30, 2019, compared to $314.1 million (77.7% of revenues) for the nine months ended September 30, 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased $19.7 million, or 31.4%, to $43.1 million during the nine months ended September 30, 2019, compared to $62.9 million for the nine months ended September 30, 2018. This decrease is primarily due to certain assets becoming fully depreciated.

General and Administrative Expenses

General and administrative expenses decreased $5.3 million, to $66.0 million (20.1% of revenues), for the nine months ended September 30, 2019, compared to $71.4 million (17.6% of revenues) for the nine months ended September 30, 2018. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels and a decrease in facilities costs.

Interest Expense, Net of Amounts Capitalized

Interest expense increased $0.7 million, or 2.9%, to $26.2 million for the nine months ended September 30, 2019, compared to $25.4 million for the same period in 2018. This increase is primarily related to the increase in the variable interest rate on our long-term debt.

Other Income, Net

During the nine months ended September 30, 2019, we recognized other income, net, of $1.7 million, compared to other income, net, of $2.0 million for the nine months ended September 30, 2018.

The following table summarizes the components of other income, net for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2019	2018
Interest income	$(639)	$(580)
Other	(1,093)	(1,392)

Total	$(1,732)	$(1,972)

Income Tax Benefit

We recorded an income tax benefit of $4.3 million on a pre-tax loss of $71.6 million for the nine months ended September 30, 2019, compared to an income tax benefit of $1.6 million on a pre-tax loss of $67.3 million for the same period in 2018. Our effective tax rate was 6.1% for the nine months ended September 30, 2019, compared to 2.4% for the nine months ended September 30, 2018. Our effective tax rates differ from the applicable U.S. statutory rates due to a number of factors, including the impact of permanent differences, and other tax adjustments, such as valuation allowances against deferred tax assets, and tax expense or benefit recognized for uncertain tax positions.

Segment Operating Results — Nine Months Ended September 30, 2019 and 2018

The following table shows operating results for each of our segments for the nine months ended September 30, 2019 and 2018 (in thousands):

For the nine months ended September 30, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Revenues from external customers	$197,375	$43,534	$32,134	$55,696	$—	$328,739
Operating expenses	184,285	48,196	37,266	55,811	50,312	375,870
Operating income (loss)	13,090	(4,662)	(5,132)	(115)	(50,312)	(47,131)

For the nine months ended September 30, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Revenues from external customers	$227,913	$47,801	$60,513	$68,215	$—	$404,442
Operating expenses	212,439	55,284	53,015	75,717	51,840	448,295
Operating income (loss)	15,474	(7,483)	7,498	(7,502)	(51,840)	(43,853)

Rig Services

Revenues for our Rig Services segment decreased $30.5 million, or 13.4%, to $197.4 million for the nine months ended September 30, 2019, compared to $227.9 million for the nine months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers as a result of lower oil prices and unfavorable weather. These market conditions resulted in reduced customer activity.

Operating expenses for our Rig Services segment were $184.3 million for the nine months ended September 30, 2019, which represented a decrease of $28.2 million, or 13.3%, compared to $212.4 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels and a decrease in depreciation expense.

Fishing and Rental Services

Revenues for our Fishing and Rental Services segment decreased $4.3 million, or 8.9%, to $43.5 million for the nine months ended September 30, 2019, compared to $47.8 million for the nine months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity.

Operating expenses for our Fishing and Rental Services segment were $48.2 million for the nine months ended September 30, 2019, which represented a decrease of $7.1 million, or 12.8% compared to $55.3 million for the same period in 2018. The decrease for this segment is primarily due to the decrease in depreciation expense and repair and maintenance expense.

Coiled Tubing Services

Revenues for our Coiled Tubing Services segment decreased $28.4 million, or 46.9%, to $32.1 million for the nine months ended September 30, 2019, compared to $60.5 million for the nine months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity and a reduction in the price received for our services.

Operating expenses for our Coiled Tubing Services segment were $37.3 million for the nine months ended September 30, 2019, which represented a decrease of $15.7 million, or 29.7%, compared to $53.0 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs and repair and maintenance expense due to a decrease in activity levels.

Fluid Management Services

Revenues for our Fluid Management Services segment decreased $12.5 million, or 18.4%, to $55.7 million for the nine months ended September 30, 2019, compared to $68.2 million for the nine months ended September 30, 2018. The decrease for this segment is primarily due to lower spending from our customers on oil and gas well drilling and completion, as a result of lower oil prices. These market conditions resulted in reduced customer activity.

Operating expenses for our Fluid Management Services segment were $55.8 million for the nine months ended September 30, 2019, which represented a decrease of $19.9 million, or 26.3%, compared to $75.7 million for the same period in 2018. This decrease is primarily a result of a decrease in employee compensation costs, fuel expense and repair and maintenance expense due to a decrease in activity levels and a decrease in depreciation expense.

Functional Support

Operating expenses for Functional Support, which represent expenses associated with managing our reporting segments, decreased $1.5 million, or 2.9%, to $50.3 million (15.3% of consolidated revenues) for the nine months ended September 30, 2019 compared to $51.8 million (12.8% of consolidated revenues) for the same period in 2018. The decrease is primarily due to lower employee compensation costs due to reduced staffing levels, a decrease in facilities costs and legal settlements.

LIQUIDITY AND CAPITAL RESOURCES

Forbearance Agreements

The Company is party to two credit facilities. The Company and Key Energy Services, LLC, are borrowers (the “ABL Borrowers”) under an ABL Facility with the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”) and Bank of America, N.A., as sole collateral agent for the lenders, providing for aggregate commitments from the ABL Lenders of $100 million. In addition, on December 15, 2016, the Company entered into a Term Loan Facility among the Company, as borrower, certain subsidiaries of the Company named as guarantors therein, the financial institutions party thereto from time to time as Lenders (collectively, the “Term Loan Lenders”) and Cortland Capital Market Services LLC and Cortland Products Corp., as agent for the Lenders.

As announced on October 31, 2019, the Company has engaged external advisers to assist the Company in analyzing various strategic financial alternatives to address its capital structure and to position the Company for future success. In connection with this strategic review, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan Facility. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Facility and a cross default under the ABL Facility (such defaults, the “Specified Defaults”).

On October 29, 2019, the Company entered into forbearance agreements with Term Loan Lenders collectively holding over 99.5% of the principal amount of the outstanding term loans (the “Term Loan Forbearance Agreement”) and all of the ABL Lenders (the “ABL Forbearance Agreement” and, collectively, the “Forbearance Agreements”). Pursuant to the Forbearance Agreements, the Lenders party thereto have agreed that, until the earlier of December 6, 2019 or the occurrence of certain specified early termination events, such Lenders will forbear from exercising any default-related rights and remedies with respect to the Specified Defaults. The Forbearance Agreements contain certain representations and warranties of the Company and covenants with which the Company must comply during the forbearance period, including a requirement to maintain aggregate bank and book cash balances of at least $10,000,000 as measured on a weekly basis. The failure to comply with such covenants, among other things, would result in the early termination of the forbearance period.

The Specified Defaults and related matters including the Company’s level of debt raise substantial doubt as to the ability of the Company to continue as a going concern. The Company is in active discussions with the Lenders regarding the Company’s capital structure and the potential to reduce its debt level, however an agreement with the Lenders has not been reached as of the date of these financial statements. The Company believes that it is probable that if such an agreement is reached, it will alleviate the substantial doubt as to the Company’s ability to continue as a going concern.

Current Financial Condition and Liquidity

As of September 30, 2019, we had $22.6 million cash and cash equivalents. Due to the Specified Defaults, we are currently unable to borrow any amounts under the ABL Facility. As of December 31, 2018, we had total liquidity of $74.3 million which consisted of $50.3 million cash and cash equivalents and $24 million of borrowing capacity available under our ABL Facility. Our working capital was $23.8 million as of September 30, 2019, compared to $55.0 million as of December 31, 2018. Our working capital decreased from the prior year end primarily as a result of a decrease in cash and cash equivalents and accounts receivable, which was partially offset by a decrease in other accrued liabilities. As of September 30, 2019, we had no borrowings outstanding and $34.6 million in committed letters of credit outstanding under our ABL Facility.

The following table summarizes our cash flows for the nine months ended September 30, 2019 and 2018 (in thousands):

	Nine Months Ended September 30,
	2019	2018
Net cash used in operating activities	$(16,785)	$(15,062)
Cash paid for capital expenditures	(16,483)	(28,521)
Proceeds received from sale of fixed assets	8,362	11,955
Repayments of long-term debt	(1,875)	(1,875)
Repayments of finance lease obligations	(59)	—
Payment of deferred financing costs	(828)	—
Other financing activities, net	(37)	(268)

Net decrease in cash, cash equivalents and restricted cash	$(27,705)	$(33,771)

Cash used in operating activities was $16.8 million for the nine months ended September 30, 2019 compared to cash used in operating activities of $15.1 million for the nine months ended September 30, 2018. Cash used in operating activities for the nine months ended September 30, 2019 was primarily related to net losses adjusted for noncash items. Cash used in operating activities for the nine months ended September 30, 2018 was primarily related to changes in working capital.

Cash used in investing activities was $8.1 million for the nine months ended September 30, 2019 compared to cash used in investing activities of $16.6 million for the nine months ended September 30, 2018. Cash outflows during these periods consisted of capital expenditures. Our capital expenditures are primarily related to the addition of new equipment and the ongoing maintenance of our equipment. Cash inflows during these periods consisted of proceeds from sales of fixed assets.

Cash used in financing activities was $2.8 million for the nine months ended September 30, 2019 compared to cash used in financing activities of $2.1 million for the nine months ended September 30, 2018. Financing cash outflows for the nine months ended September 30, 2019 and September 30, 2018 primarily relate to the repayment of long-term debt. Financing cash outflows for the nine months ended September 30, 2019 also include payment of deferred financing costs.

Sources of Liquidity and Capital Resources

Historically, we have relied on cash reserves and availability under our ABL Facility to finance our cash requirements for current and future operations, budgeted capital expenditures, debt service and other obligations. Due to the Specified Defaults, we are currently unable to borrow any amounts under the ABL Facility. As such, management has been focused on the preservation of our liquidity. In addition, as described elsewhere, as part of its strategic review, the Company has determined to focus its operations on the Company’s core areas of operations and exit certain low margin markets in an effort to reduce its cost structure and improve its operating cash flows, in addition to generating future capital expenditure savings.

At September 30, 2019, our annual debt maturities for our 2021 Term Loan Facility were as follows (in thousands):

Year	Principal Payments
2019	$625
2020	2,500
2021	240,000

Total principal payments	$243,125

ABL Facility

As described above, the Company and Key Energy Services, LLC are borrowers under the ABL Facility that provides for aggregate commitments from the ABL Lenders of $100 million, and matures on the earlier of (a) April 5, 2024 and (b) 6 months prior to the maturity date of the Term Loan Facility and other material debts, if any, as identified under the ABL Facility.

On April 5, 2019, the ABL Borrowers, as borrowers, the financial institutions party thereto as lenders and Bank of America, N.A. (the “ABL Agent”), as administrative agent for the lenders, entered into Amendment No. 1 (“Amendment No. 1”) to the ABL Facility, among the ABL Borrowers, the financial institutions party thereto from time to time as lenders, the ABL Agent and the co-collateral agents for the lenders, Bank of America, N.A. and Wells Fargo Bank, National Association. The amendment makes changes to, among other things, lower (i) the applicable margin for borrowings to (x) from between 2.50% and 4.50% to between 2.00% and 2.50% for LIBOR borrowings and (y) from 1.50% and 3.50% to between 1.00% and 1.50% for base rate borrowings, in each case depending on the ABL Borrowers’ fixed charge coverage ratio at such time, (ii) appoint the Bank of America, N.A. as sole collateral agent under the ABL Facility, (iii) extend the maturity of the credit facility from June 15, 2021 to the earlier of (x) April 5, 2024 and (y) 6 months prior to the maturity date of the ABL Borrowers’ term loan credit agreement and other material debts, as identified under the ABL Facility, (iv) increase the maximum amount of revolving loan commitment increases from $30 million to $50 million and (v) revise certain triggers applicable to the covenants under the ABL Facility.

The ABL Facility provides the ABL Borrowers with a borrowing facility up to an aggregate principal amount equal to the lesser of (i) the aggregate revolving commitments then in effect and (ii) the sum of (a) 85% of the value of eligible accounts receivable plus (b) 80% of the value of eligible unbilled accounts receivable, subject to a limit equal to the greater of (x) $35 million and (y) 25% of the commitments. The amount that may be borrowed under the ABL Facility is subject to increase or reduction based on certain segregated cash or reserves provided for by the ABL Facility. In addition, the percentages of accounts receivable and unbilled accounts receivable included in the calculation described above is subject to reduction to the extent of certain bad debt write-downs and other dilutive items provided in the ABL Facility.

Borrowings under the ABL Facility will bear interest, at the ABL Borrowers’ option, at a per annum rate equal to (i) LIBOR for 30, 60, 90, 180, or, with the consent of the ABL Lenders, 360 days, plus an applicable margin that varies from 2.0% to 2.5% depending on the Borrowers’ fixed charge coverage ratio at such time or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the federal funds rate, plus 0.50% or (z) 30-day LIBOR, plus 1.0% plus (b) an applicable margin that varies from 1.0% to 1.5% depending on the Borrowers’ fixed charge coverage ratio at such time. In addition, the ABL Facility provides for unused line fees of 1.00% to 1.25% per year, depending on utilization, letter of credit fees and certain other factors.

The ABL Facility may in the future be guaranteed by certain of the Company’s existing and future subsidiaries (the “ABL Guarantors,” and together with the ABL Borrowers, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, each of the ABL Loan Parties has granted or will grant, as applicable, to the Administrative Agent a first-priority security interest for the benefit of the ABL Lenders in its present and future accounts receivable, inventory and related assets and proceeds of the foregoing (the “ABL Priority Collateral”). In addition, the obligations of the ABL Loan Parties under the ABL Facility are secured by second-priority liens on the Term Priority Collateral (as described below under “Term Loan Facility”).

The revolving loans under the ABL Facility may be voluntarily prepaid, in whole or in part, without premium or penalty, subject to breakage or similar costs.

The ABL Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the ABL Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The ABL Facility also contains a requirement that the ABL Borrowers comply, during certain periods with a fixed charge coverage ratio of 1.00 to 1.00.

As of September 30, 2019, we have no borrowings outstanding under the ABL Facility and $34.6 million of letters of credit outstanding. Due to the Specified Defaults, we are currently unable to borrow any amounts under the ABL Facility.

Term Loan Facility

As described above, the Company and certain subsidiaries are parties to the Term Loan Facility, which had an initial outstanding principal amount of $250 million.

The Term Loan Facility will mature on December 15, 2021, although such maturity date may, at the Company’s request, be extended by one or more of the Term Loan Lenders pursuant to the terms of the Term Loan Facility. Borrowings under the Term Loan Facility bear interest, at the Company’s option, at a per annum rate equal to (i) LIBOR for one, two, three, six, or, with the consent of the Term Loan Lenders, 12 months, plus 10.25% or (ii) a base rate equal to the sum of (a) the greatest of (x) the prime rate, (y) the Federal Funds rate, plus 0.50% and (z) 30-day LIBOR, plus 1.0% plus (b) 9.25%.

The Term Loan Facility is guaranteed by certain of the Company’s existing and future subsidiaries (the “Term Loan Guarantors,” and together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, each of the Term Loan Parties has granted or will grant, as applicable, to the Agent a first-priority security interest for the benefit of the Term Loan Lenders in substantially all of each Term Loan Party’s assets other than certain excluded assets and the ABL Priority Collateral (the “Term Priority Collateral”). In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority liens on the ABL Priority Collateral (as described above under “ABL Facility”).

The loans under the Term Loan Facility may be prepaid at the Company’s option, subject to the payment of a prepayment premium in certain circumstances as provided in the Term Loan Facility. A prepayment prior to the first anniversary of the loan would have been required to have been made with a make-whole amount with the calculation of the make-whole amount as specified in the Term Loan Facility. If a prepayment is made after the first anniversary of the loan but prior to the second anniversary, such prepayment must be made at 106% of the principle amount, if a prepayment is made after the second anniversary but prior to the third anniversary, such prepayment must be made at 103% of the principle amount. After the third anniversary, if a prepayment is made, no prepayment premium is due. The Company is required to make principal payments in the amount of $625,000 per quarter. In addition, pursuant to the Term Loan Facility, the Company must prepay or offer to prepay, as applicable, term loans with the net cash proceeds of certain debt incurrences and asset sales, excess cash flow, and upon certain change of control transactions, subject in each case to certain exceptions.

The Term Loan Facility contains certain affirmative and negative covenants, including covenants that restrict the ability of the Term Loan Parties to take certain actions including, among other things and subject to certain significant exceptions, the incurrence of debt, the granting of liens, the making of investments, entering into transactions with affiliates, the payment of dividends and the sale of assets. The Term Loan Facility also contains financial covenants requiring that the Company maintain an asset coverage ratio of at least 1.35 to 1.0 and that Liquidity (as defined in the Term Loan Facility) must not be less than $37.5 million (of which at least $20.0 million must be in cash or cash equivalents held in deposit accounts) as of the last day of any fiscal quarter, subject to certain exceptions and cure rights.

Capital Expenditures

During the nine months ended September 30, 2019, our capital expenditures totaled $16.5 million. Our current capital expenditure plan for 2019 contemplates spending of approximately $20 million for the full year, subject to market conditions. This is primarily related to the addition of new equipment needed and the ongoing maintenance of our equipment. Our capital expenditure program for 2019 is subject to market conditions, including activity levels, commodity prices, industry capacity and specific customer needs as well as cash flows, including cash generated from asset sales. We currently anticipate funding our 2019 capital expenditures through a combination of cash on hand, operating cash flow and proceeds from sales of assets. Should our operating cash flows or activity levels prove to be insufficient to fund our currently planned capital spending levels, management expects that it will adjust our capital spending plans accordingly. We may also incur capital expenditures for strategic investments and acquisitions.

Off-Balance Sheet Arrangements

At September 30, 2019 we did not, and we currently do not, have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

(v)	Quantitative and Qualitative Disclosures about Market Risk for the years ended December 31, 2018 and for the nine months ended September 30, 2019.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

When we had operations in Russia, which were sold in the third quarter of 2017, we were exposed to certain market risks as part of our former business operations, including risks from changes in interest rates, foreign currency exchange rates that could have impacted our financial position, results of operations and cash flows. We managed our exposure to these risks through regular operating and financing activities, and could have, on a limited basis, used derivative financial instruments to manage this risk. Derivative financial instruments were not used in the years ended December 31, 2018, 2017 or 2016. To the extent that we would have used such derivative financial instruments, we would have used them only as risk management tools and not for speculative investment purposes.

Interest Rate Risk

Borrowings under our Term Loan Facility bear interest at variable interest rates, and therefore expose us to interest rate risk. As of December 31, 2018, the interest rate on our outstanding variable-rate debt obligations was 12.42%. A hypothetical 10% increase in that rate would increase the annual interest expense on those instruments by $3.1 million. Borrowings under our ABL Facility also bear interest at variable interest rates, however, there are no borrowings under this facility as of December 31, 2018.

Foreign Currency Risk

As of December 31, 2017, we no longer conduct operations in Russia. We completed the sale of our Russian subsidiary in the third quarter of 2017. We also had a Canadian subsidiary which was sold in the second quarter of 2017. The local currency was the functional currency for our former operations in Russia. For balances denominated in our former Russian subsidiary’s local currency, changes in the value of their assets and liabilities due to changes in exchange rates were deferred and accumulated in other comprehensive income until we liquidated our investment. Our former Russian subsidiary remeasured its account balances at the end of each period to an equivalent amount of U.S. dollars, with changes reflected in earnings during those periods. A hypothetical 10% decrease in the average value of the U.S. dollar relative to the value of the local currency for our former Russian subsidiary would have increased our 2017 net loss by $0.2 million.

Nine months ended September 30, 2019

During the nine months ended September 30, 2019, there were no material changes in our quantitative and qualitative disclosures about market risk from those disclosed above.

KEY ENERGY SERVICES, INC.

SPECIAL MEETING OF STOCKHOLDERS

To be held on February [●], 2020 at [●] a.m., Central Time

This Proxy is solicited on behalf of the Board of Directors of

Key Energy Services, Inc. (the “Company”).

The undersigned, having received notice of the special meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of J. Marshall Dodson and Katherine I. Hargis (with full power of substitution), as proxies of the undersigned, to attend the special meeting of stockholders of the Company to be held on [●], February [●], 2020, at [●], and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

You may revoke or change your proxy at any time before it is voted at the special meeting by (i) giving written notice of revocation to the Secretary of the Company; (ii) submitting another properly completed proxy bearing a later date; (iii) submitting a later dated proxy through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the special meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please vote, date and sign on reverse side and return promptly in the enclosed pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

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Important Notice Regarding the Availability of Proxy Materials for the Special

Meeting of Stockholders to be held February [●], 2020. The Proxy Statement is available at:

[●]

Please mark your votes like this ☒

The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE THROUGH THIRTEEN. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the special meeting or any adjournment thereof. Each of proposals ONE through THIRTEEN below is cross-conditioned upon the approval by our stockholders of all of the proposals. None of proposals ONE through THIRTEEN below will be deemed approved unless all of them are approved.

1. To approve an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.01, at a reverse split ratio of 1-for-50.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of stock, from 110 million to 200 million, of which 150 million will be shares of common stock and 50 million will be shares of preferred stock.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

3. To approve an amendment to the Certificate of Incorporation to provide that the number of directors on the board of directors will initially be fixed at seven and thereafter the size of the board will be fixed exclusively by resolution of the board, and eliminate provisions listing the initial directors by name.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

4. To approve an amendment to the Certificate of Incorporation to provide that, subject to a stockholders agreement between the Company and certain lenders, directors will be nominated in accordance with the Company’s bylaws and to eliminate the provisions establishing the Company’s Series A Preferred Stock.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

5. To approve an amendment to the Certificate of Incorporation to provide that, subject to the stockholders agreement, vacancies on the board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors, will be filled solely by a majority of directors then in office (although less than a quorum) or by the sole remaining director.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

6. To approve an amendment to the Certificate of Incorporation to permit stockholders to take action by written consent only when certain specified stockholders collectively hold more than 50% of the common stock.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

7. To approve an amendment to the Certificate of Incorporation to permit stockholders to call a special meeting of the stockholders only when certain specified stockholders collectively hold more than 50% of the common stock.

            ☐  FOR    ☐  AGAINST     ☐  ABSTAIN

8. To approve an amendment to the Certificate of Incorporation to remove the requirement that an affirmative vote of a majority of all outstanding shares of common stock held by stockholders of the Company other than Soter Capital LLC is required to approve certain amendments to the Certificate of Incorporation or the Company’s bylaws unless such amendments are approved by the board in accordance with the Company’s bylaws.

            ☐  FOR    ☐  AGAINST     ☐  ABSTAIN

9. To approve an amendment to the Certificate of Incorporation to provide that an affirmative vote of not less than 66 2/3% of the total voting power of all outstanding classes of securities of the Company generally entitled to vote in the election of directors is required to approve certain amendments to the Certificate of Incorporation.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

10. To approve an amendment to the Certificate of Incorporation to provide that stockholders may amend the Company’s bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

11. To approve an amendment to the Certificate of Incorporation to include an exclusive forum selection clause with respect to certain derivative, fiduciary and similar actions.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

12. To approve an amendment to the Certificate of Incorporation to “opt out” of Section 203 of the General Corporation Law of the State of Delaware, so long as certain specified stockholders collectively hold more than 50% of the common stock.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

13. To approve an amendment and restatement of the Certificate of Incorporation implementing the above changes and other incidental changes.

            ☐  FOR     ☐  AGAINST    ☐  ABSTAIN

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)	I plan to attend the Special Meeting ☐ Date Signature
For address changes and/or comments, please write them below

Signature

(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/KEG

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.